    As filed with the Securities and Exchange Commission on OCTOBER 25, 2001
                                                      REGISTRATION NO. 333-68254

================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                 AMENDMENT NO. 1
                                       TO
                                    FORM S-4
                             REGISTRATION STATEMENT
                                    UNDER THE
                             SECURITIES ACT OF 1933


                                   ----------

                               MMI PRODUCTS, INC.
             (Exact Name of Registrant as Specified in its Charter)

           DELAWARE                                    3490                                 74-1622891
(State or Other Jurisdiction of            (Primary Standard Industrial        (I.R.S. Employer Identification No.)
Incorporation or Organization)             Classification Code Number)

                         515 WEST GREENS ROAD, SUITE 710
                              HOUSTON, TEXAS 77067
                                 (281) 876-0080
    (Address, Including Zip Code, and Telephone Number, including Area Code, of Registrant's Principal Executive Offices)

                                 JULIUS S. BURNS
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                               MMI PRODUCTS, INC.
                         515 WEST GREENS ROAD, SUITE 710
                              HOUSTON, TEXAS 77067
                                 (281) 876-0080
          (Name and Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent For Service)

                                 With a copy to:

                             MICHAEL A. SASLAW, ESQ.
                           WEIL, GOTSHAL & MANGES LLP
                         100 CRESCENT COURT, SUITE 1300
                               DALLAS, TEXAS 75201
                            TELEPHONE: (214) 746-7700
                            FACSIMILE: (214) 746-7777

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: As soon as practicable after this Registration Statement becomes effective.

     If the securities being registered on this form are being offered in connection with the formation of a holding company and there is a compliance with General Instruction G, check the following box. [ ]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this form is a post-effective amendment filed pursuant to the Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]




                                   ----------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT THEREAFTER SHALL BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SEC, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.



                  Subject to completion dated October 25, 2001


                               MMI PRODUCTS, INC.

                        OFFER TO EXCHANGE ALL OUTSTANDING
                 13% SERIES A SENIOR SUBORDINATED NOTES DUE 2007
                                       FOR
                 13% SERIES B SENIOR SUBORDINATED NOTES DUE 2007

         We hereby offer, upon the terms and conditions described in this prospectus, to exchange all of our outstanding 13% Series A Senior Subordinated Notes due 2007 for our registered 13% Series B Senior Subordinated Notes due 2007. The Series A notes and the registered Series B notes are sometimes collectively referred to as the "notes." The Series A notes were issued on July 6, 2001 and, as of the date of this prospectus, an aggregate principal amount of $50.0 million is outstanding. The terms of the registered Series B notes are substantially similar to the terms of the Series A notes except that the registered Series B notes are registered under the Securities Act of 1933, and will not contain any legends restricting their transfer.

     *    PLEASE CONSIDER THE FOLLOWING:



     o    Our offer to exchange Series A notes for Series B notes will be open
          until 5:00 p.m., New York City time, on       , unless we extend the
          offer.

     o You should also carefully review the procedures for tendering the Series A notes beginning on page 52 of this prospectus.

     o If you fail to tender your Series A notes, you will continue to hold unregistered securities and your ability to transfer them could be adversely affected.

     o No public market currently exists for the notes. We do not intend to list the Series B notes on any securities exchange and, therefore, we do not expect an active public market to develop for the notes.

                          INFORMATION ABOUT THE NOTES:

     o    The notes mature on April 15, 2007.

     o We will pay interest on the notes semi-annually on April 15 and October 15 of each year beginning October 15, 2001, at the rate of 13% per annum.


     o We have the option to redeem all or a portion of the notes on or after April 15, 2002 at the rates set forth on page 58 of this prospectus.


     o The notes are unsecured obligations and are subordinated to our senior indebtedness and effectively subordinated to all of the liabilities of our subsidiaries. As of June 30, 2001, after giving effect to the offering of the Series A notes, the notes would be subordinated to approximately $19.6 million of senior indebtedness and $77.3 million of additional capacity under our credit facility, and pari passu in right of payment to a total of $150.0 million of 11 1/4% senior subordinated indebtedness due 2007.


     o If we sell significant assets or experience specific changes in control, we must offer to repurchase the notes.



      YOU SHOULD CAREFULLY REVIEW THE RISK FACTORS BEGINNING ON PAGE 11 OF THIS PROSPECTUS.

      NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SERIES B NOTES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                   ----------

                  The date of this prospectus is       , 2001

         Each holder of an unregistered security wishing to accept the exchange offer must deliver the Series A notes to be exchanged, together with the letter of transmittal that accompanies this prospectus and any other required documentation, to the exchange agent identified in this prospectus. Alternatively, you may effect a tender of Series A notes by book-entry transfer into the exchange agent's account at the Depositary Trust Company ("DTC"). All deliveries are at the risk of the holder. You can find detailed instructions concerning delivery in the section called "The Exchange Offer" in this prospectus and in the accompanying letter of transmittal.

                                   ----------

         If you are a broker-dealer that receives Series B notes for your own account you must acknowledge that you will deliver a prospectus in connection with any resale of the Series B notes. The letter of transmittal accompanying this prospectus states that by so acknowledging and by delivering a prospectus, you will not be deemed to admit that you are an "underwriter" within the meaning of the Securities Act. You may use this prospectus, as we may amend or supplement it in the future, for your resales of Series B notes. We will make this prospectus available to any broker-dealer for use in connection with any such resale for a period of 180 days after the exchange offer registration statement is declared effective.

         You should rely only on the information contained in or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. You should assume that the information contained or incorporated by reference in this prospectus is accurate only as of the date of this prospectus or the date of the document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since then. We are not making an offer of the notes in any jurisdiction where the offer is not permitted.

                                TABLE OF CONTENTS


                                                                         Page
Prospectus Summary.....................................................     1
Risk Factors...........................................................    11
Forward-Looking Statements.............................................    18
SEC Review.............................................................    19
Where You Can Find More Information....................................    19
Market and Industry Data Sources.......................................    19
Use of Proceeds........................................................    20
Capitalization.........................................................    20
Selected Financial Data................................................    21
Management's Discussion and Analysis of Financial
Condition and Results of Operations....................................    23
Business...............................................................    30
Management.............................................................    43
Security Ownership of 5% Beneficial Owners and Management..............    47
Related Party Relationships and Transactions...........................    49
The Exchange Offer.....................................................    50
Description of the Series B Notes......................................    57
Description of Indebtedness............................................    89
Material U.S. Federal Income Tax Considerations........................    91
Plan of Distribution...................................................    97
Legal Matters..........................................................    97
Experts................................................................    97


                                   ----------

All references in this prospectus to "we," "us," "our" or "MMI" mean MMI Products, Inc. and its subsidiaries, unless indicated otherwise. References to "$" and "dollars" are to United States dollars.

This prospectus incorporates important business and financial information about us that is not included in or delivered with this prospectus. You may obtain such documents without charge by requesting the documents, in writing or by telephone, from:

MMI Products, Inc.
515 West Greens Road, Suite 710
Houston, Texas 77067
Telephone number: (281) 876-0080
Attention:  Robert N. Tenczar

IF YOU WOULD LIKE TO REQUEST COPIES OF THESE DOCUMENTS, PLEASE DO SO BY        ,
   , WHICH IS FIVE BUSINESS DAYS BEFORE THE EXPIRATION DATE OF THE EXCHANGE OFFER, IN ORDER TO RECEIVE THEM BEFORE THE EXPIRATION OF THE EXCHANGE OFFER. SEE "WHERE YOU CAN FIND MORE INFORMATION."

                               PROSPECTUS SUMMARY


         This brief summary highlights material information from the prospectus. It does not contain all of the information that is important to you. We urge you to carefully read the entire prospectus and the other documents to which it refers to fully understand the terms of the notes.


                                   THE COMPANY


         We are a leading manufacturer and distributor of products used in the North American infrastructure, commercial and residential construction industries. Over the past several years we have focused on increasing our product offering for the commercial construction and infrastructure markets, which historically have been less cyclical than the residential construction market. Our products are segregated into two reporting segments: fence and concrete construction products. We have established leading market positions in each of our segments by combining efficient manufacturing, high quality products, broad product offerings and extensive distribution capabilities. Additionally, we realize significant cost savings by combining our steel rod requirements, our main raw material, for each of our segments. As a result, we are one of the largest buyers of steel rod in the United States and are able to consistently purchase steel rod at a meaningful discount to industry standards. For the twelve months ended June 30, 2001, we generated net sales and EBITDA of $504.5 million and $57.7 million, respectively. Through internal growth and acquisitions, our net sales and EBITDA have grown at a compound annual rate of 13.7% and 19.9%, respectively, since 1996.






         We have an extensive and well-positioned distribution network, consisting of 75 company-operated distribution centers, located in 31 states. Our distribution network serves over 7,800 customers, including construction contractors, fence wholesalers, industrial manufacturers, highway construction contractors and fabricators of concrete reinforcing bar. We also manufacture products at 22 principal manufacturing facilities strategically located throughout the United States.


         Our corporate headquarters is located at 515 West Greens Road, Suite 710, Houston, Texas 77067. Our telephone number is (281) 876-0080.




                               RECENT DEVELOPMENTS


         Termination of Review of Strategic Alternatives. On October 2, 2000, we announced that we initiated a review of strategic alternatives, including the possible sale of the company. While a number of interested potential buyers expressed interest for the company as well as individual product segments, the indications of interest were not on terms acceptable to our stockholders. We believe that such indications of interest reflected the uncertain economic environment and the difficult financing market conditions that began in the fourth quarter of last year and continued into this year. As a result, we have concluded our review of strategic alternatives and are now entirely focused on achieving our long-term strategic objectives.


         Change in Management. On April 13, 2001, Ronald R. Ross, our then President and Chief Executive Officer, resigned for personal reasons. Mr. Ross served in such capacities from October 16, 2000 until April 13, 2001. Upon Mr. Ross's resignation, Julius S. Burns, our Chairman and, from May 1989 until October 2000, our President and Chief Executive Officer, assumed the position of acting President and Chief Executive Officer.


         Recent Financial Performance. For the six months ending June 30, 2001, our net sales and EBITDA were lower than the comparable prior year period. The decline is primarily attributed to a reduction in construction activity due to continued unfavorable weather conditions during this period as well as a slowdown in general economic conditions. Additionally, some market share was lost primarily as the result of a financially distressed competitor cutting prices to levels that we believe do not provide an acceptable profit margin. However, during the fourth quarter of last year and the first half of this year we implemented a number of cost reduction programs which have partially offset the impact of these factors. EBITDA for the first and second quarters of 2001 was $8.1 million and $18.2 million, respectively, as compared to $14.7 million and $22.3 million in the first and second quarters of 2000.

         However, based on current conditions in our business, barring a further deterioration in the U.S. economy, we expect our EBITDA to improve over the balance of the year to a level more comparable with the last six months of 2000. It should be noted, nonetheless, that given our actual operating results for the first half of 2001, we will record lower net sales and EBITDA for the full year 2001 as compared to 2000.

                   SUMMARY OF KEY TERMS OF THE EXCHANGE OFFER


SECURITIES TO BE EXCHANGED................   On July 6, 2001, we issued $50.0
                                             million aggregate principal amount
                                             of Series A notes to Bear, Stearns
                                             & Co. Inc., the initial purchaser
                                             in the original offering in a
                                             transaction exempt from the
                                             registration requirements of the
                                             Securities Act of 1933. The terms
                                             of the Series B notes and the
                                             Series A notes are substantially
                                             identical in all material respects,
                                             except that the Series B notes will
                                             be freely transferable by the
                                             holders thereof except as otherwise
                                             provided in this prospectus. For
                                             more details, see the section
                                             entitled "Description of the Series
                                             B Notes."

THE EXCHANGE OFFER........................   You must properly tender your
                                             Series A notes and we must accept
                                             them for exchange. We will exchange
                                             all Series A notes that you tender
                                             and do not withdraw. If you
                                             exchange your Series A notes we
                                             will issue Series B notes to you on
                                             or promptly after the expiration
                                             date of the exchange offer.


REGISTRATION RIGHTS.......................   We sold the Series A notes on July
                                             6, 2001 in a private placement. At
                                             that time, we signed an exchange
                                             and registration rights agreement
                                             which requires us to conduct this
                                             exchange offer. This exchange offer
                                             is intended to satisfy those
                                             registration rights set forth in
                                             the exchange and registration
                                             rights agreement. We are required
                                             to use our best efforts to file a
                                             shelf registration statement for
                                             the resale of the Series A notes
                                             if:

                                              o  this exchange offer is not
                                                 available to you;

                                              o  we are not permitted to
                                                 complete this exchange offer;
                                                 or

                                              o  if this exchange offer is not
                                                 completed by February 15, 2002.


ABILITY TO RESELL SERIES B NOTES..........   We believe you may offer for
                                             resale, resell and otherwise freely
                                             transfer the Series B notes without
                                             registration or delivering a
                                             prospectus to a buyer if:

                                              o  you acquire the Series B notes
                                                 in the ordinary course of your
                                                 business;

                                              o  you are not participating, do
                                                 not intend to participate and
                                                 have no arrangement or
                                                 understanding with any person
                                                 to participate in the
                                                 distribution of Series B notes;
                                                 and

                                              o  you are not related to us.

                                             If this belief is inaccurate and
                                             you sell or transfer any new Series
                                             B note without delivering a
                                             prospectus to a buyer or without an
                                             exemption from the registration
                                             requirements of the Securities Act,
                                             you may be responsible for monetary
                                             or other damages under the
                                             Securities Act. We will not pay
                                             these damages on your behalf.

                                             Each broker-dealer that receives
                                             Series B notes for its own account
                                             in exchange for Series A notes it
                                             acquired, as a result of
                                             market-making or other trading
                                             activities, must acknowledge that
                                             it will deliver a prospectus in
                                             connection with any resale of the
                                             Series B notes. A
                                             broker-dealer may use this
                                             prospectus for an offer to resell,
                                             resale or other retransfer of the
                                             Series B notes issued to it in the
                                             exchange offer.

                                             Exchange offers are not being made
                                             to:

                                              o  holders of Series A notes in
                                                 any jurisdiction in which the
                                                 exchange offer or its
                                                 acceptance would not comply
                                                 with the securities or blue sky
                                                 laws of that jurisdiction; and

                                              o  holders of Series A notes who
                                                 are related to us.

NO MINIMUM REQUIRED.......................   There is no minimum amount of
                                             Series A notes that you must tender
                                             in the exchange offer.

FAILURE TO EXCHANGE.......................   If you do not exchange your
                                             outstanding Series A notes for
                                             Series B notes in the exchange
                                             offer, you will continue to be
                                             subject to the restrictions on
                                             transfer as provided in the Series
                                             A notes and the indenture governing
                                             those Series A notes. In general,
                                             you may not offer or sell your
                                             Series A notes unless the offer or
                                             sale is registered under the
                                             federal securities laws or unless
                                             those notes are sold in a
                                             transaction exempt from or not
                                             subject to the registration
                                             requirements of the federal
                                             securities laws and applicable
                                             state securities laws.

EXPIRATION DATE...........................   The exchange offer will expire at
                                             5:00 p.m., Eastern time,        on
                                                 ,  , unless we extend the
                                             expiration date.

CONDITIONS TO THE EXCHANGE OFFER..........   The exchange offer is subject to
                                             conditions, which we may waive. The
                                             exchange offer is not conditioned
                                             upon any minimum amount of
                                             outstanding notes being tendered
                                             for exchange. We reserve the right:

                                              o  to delay the acceptance of the
                                                 outstanding notes;

                                              o  to terminate the exchange offer
                                                 if specified conditions have
                                                 not been satisfied;

                                              o  to extend the expiration date
                                                 of the exchange offer and
                                                 retain all tendered outstanding
                                                 notes subject to the right of
                                                 tendering holders to withdraw
                                                 their tenders of outstanding
                                                 notes; and

                                              o  to waive any condition or
                                                 otherwise amend the terms of
                                                 the exchange offer in any
                                                 respect.

PROCEDURES FOR EXCHANGING
YOUR SERIES A NOTES ......................   If you wish to exchange your Series
                                             A notes you must transmit to U.S.
                                             Trust Company of Texas, N.A., our
                                             exchange agent, on or before the
                                             expiration date either:

                                              o  a properly completed and
                                                 executed letter of transmittal,
                                                 which we have provided to you
                                                 with this prospectus, or a
                                                 facsimile of the letter of
                                                 transmittal, together with your
                                                 Series A notes and any other
                                                 documentation requested by the
                                                 letter of transmittal; or

                                              o  a computer generated message
                                                 transmitted by means of the
                                                 Depository Trust Company's
                                                 Automated Tender Offer Program
                                                 system.

                                             Our exchange agent must receive
                                             this message and a confirmation of
                                             book-entry transfer in which you
                                             acknowledge and agree to be bound
                                             by the terms of the letter of
                                             transmittal.

                                             By agreeing to the letter of
                                             transmittal, you will make those
                                             representations described on page
                                             50 under the heading "The Exchange
                                             Offer--Purpose and Effect."

GUARANTEED DELIVERY PROCEDURES............   If you wish to exchange your Series
                                             A notes and time will not permit
                                             the documents required by the
                                             letter of transmittal to reach the
                                             exchange agent before the
                                             expiration date of the exchange
                                             offer, or you cannot complete the
                                             procedure for book-entry transfer
                                             on a timely basis, you must
                                             exchange your Series A notes
                                             according to the guaranteed
                                             delivery procedures described on
                                             page 54 under the heading "The
                                             Exchange Offer--Guaranteed Delivery
                                             Procedures."

SPECIAL PROCEDURES FOR BENEFICIAL OWNERS..   If you are a beneficial owner whose
                                             Series A notes are registered in
                                             the name of a broker, dealer,
                                             commercial bank, trust company or
                                             other nominee and you wish to
                                             exchange your Series A notes, you
                                             should contact the registered
                                             holder promptly and instruct the
                                             registered holder to exchange the
                                             Series A notes for you. If you wish
                                             to exchange your Series A notes on
                                             your own behalf, you must either
                                             make appropriate arrangements to
                                             register ownership of the Series A
                                             notes in your name or obtain a
                                             properly completed bond power from
                                             the registered holder.

                                             The transfer of registered
                                             ownership may take considerable
                                             time and you may not be able to be
                                             complete the transfer before the
                                             expiration date of the exchange
                                             offer.

WITHDRAWAL RIGHTS.........................   Unless we extend the date, you may
                                             withdraw your tendered Series A
                                             notes at any time before 5:00 p.m.,
                                             New York City time, on the
                                             expiration date of the exchange
                                             offer.

EXCHANGE AGENT............................   The address, telephone number and
                                             facsimile number for the exchange
                                             agent is:

                                             U.S. Trust Company of Texas, N.A.
                                             P.O. Box 84
                                             Bowling Green Station
                                             New York, New York  10274-0112
                                             Telephone: (800) 548-6565
                                             Telecopy:  (214) 754-1303

TRANSFER TAXES............................   You will not be obligated to pay
                                             any transfer taxes if you tender
                                             your Series A notes for exchange.
                                             However, if you instruct us to
                                             register Series B notes in the name
                                             of, or request that your Series A
                                             notes not tendered or not accepted
                                             in the exchange offer be returned
                                             to, a person other than you, you
                                             will be responsible for the payment
                                             of any transfer tax owed.



         Please review the information beginning on page 50 under the heading "The Exchange Offer" for more detailed information concerning the exchange offer.

                   SUMMARY OF KEY TERMS OF THE SERIES B NOTES

         We will pay interest on the Series B notes in the same manner as the Series A notes. You should be aware that the indenture that currently governs your Series A notes is the same indenture that will govern the Series B notes, except there will be no restrictions on your sale of Series B notes. We urge you to read the section entitled "Description of the Series B Notes" for more information on the terms of the notes.

THE ISSUER................................    MMI Products, Inc.

TOTAL PRINCIPAL
AMOUNT OF SERIES B NOTES OFFERED..........   $50,000,000.

MATURITY DATE.............................   April 15, 2007.

INTEREST..................................   We will pay cash interest at a rate
                                             of 13% on each April 15 and October
                                             15, beginning on October 15, 2001.


OPTIONAL REDEMPTION.......................   We may redeem all or any portion of
                                             the Series B notes at any time on
                                             or after April 15, 2002 at the
                                             redemption price described on page
                                             58 of this prospectus, plus accrued
                                             and unpaid interest and liquidated
                                             damages, if any, to the redemption
                                             date.



CHANGE OF CONTROL.........................   If a change of control (as defined
                                             on page 76) occurs, we will be
                                             required to offer to purchase the
                                             notes from you at a purchase price
                                             equal to 101% of their principal
                                             amount, plus accrued and unpaid
                                             interest and liquidated damages, if
                                             any, to the date of repurchase. A
                                             change of control will also trigger
                                             repayment obligations under our
                                             credit agreement and our other
                                             senior subordinated indebtedness.
                                             We may not have enough money to
                                             repurchase the notes following a
                                             change of control.


RANKING...................................   The Series B notes are not secured
                                             by any of our assets and will be
                                             subordinated to all of our senior
                                             indebtedness. As of June 30, 2001,
                                             after giving effect to the offering
                                             of the Series A notes, the notes
                                             would be subordinated to
                                             approximately $19.6 million of
                                             senior indebtedness and $77.3
                                             million of additional capacity
                                             under our credit facility, and pari
                                             passu in right of payment to $150.0
                                             million of senior subordinated
                                             indebtedness. In the event of an
                                             asset sale that triggers a
                                             repurchase offer for the notes, our
                                             obligation to offer to purchase any
                                             of the notes will be subject to the
                                             prior repurchase right of holders
                                             of our $150.0 million aggregate
                                             principal amount of 11 1/4% senior
                                             subordinated notes due 2007. See
                                             "Description of the Series B Notes
                                             - Asset Sales."

RESTRICTIVE COVENANTS.....................   The indenture governing the Series
                                             B notes contains covenants for your
                                             benefit which restrict our ability,
                                             and the ability of our restricted
                                             subsidiaries to, among other
                                             things:

                                              o  borrow additional money;

                                              o  pay dividends on or redeem our
                                                 capital stock or make other
                                                 restricted payments or
                                                 investments;


                                              o  create liens;

                                              o  sell assets;


                                              o  enter into transactions with
                                                 affiliates;


                                              o  merge or consolidate with any
                                                 other person; or

                                              o  effect a consolidation or
                                                 merger.


                                             For more details, see "Description
                                             of the Series B Notes - Certain
                                             Covenants."



11 1/4% NOTE EXCHANGE OPPORTUNITY..........  Following this exchange offer, we will use our reasonable efforts to
                                             offer to all noteholders the
                                             opportunity to exchange all or a
                                             portion of the notes, on a
                                             par-for-par basis, for newly-issued
                                             11 1/4% senior subordinated notes
                                             due 2007, plus a cash payment in an
                                             amount to be determined on the date
                                             the exchange offer is consummated,
                                             subject to applicable law and SEC
                                             policy. The cash payment will be
                                             equal to the present value of the
                                             difference between the remaining
                                             interest payments on the notes, on
                                             the one hand, and the 11 1/4%
                                             exchange notes, on the other hand,
                                             from the date the exchange offer is
                                             consummated until April 15, 2007
                                             (the maturity date of the notes and
                                             our existing 11 1/4% senior
                                             subordinated notes) calculated
                                             using a discount rate of 13% per
                                             annum. See "Risk Factors - Exchange
                                             Opportunity." In the event we are
                                             able to complete the 11 1/4% note
                                             exchange opportunity, we are
                                             required to use our best efforts to
                                             file a shelf registration statement
                                             for the 11 1/4% exchange notes if
                                             you request that we file such a
                                             shelf registration statement and:

                                              o  this exchange offer is not
                                                 available to you;

                                              o  we are not permitted to
                                                 complete this exchange offer;
                                                 or

                                              o  if you elect not to participate
                                                 in this exchange offer but
                                                 later elect to participate in
                                                 the 11 1/4% note exchange
                                                 opportunity.

                                             The inclusion of the information
                                             pertaining to the exchange
                                             opportunity in this prospectus is
                                             not intended and should not be
                                             construed as an offer of the
                                             11 1/4% senior subordinated notes
                                             as part of this exchange offer.


FORM OF THE SERIES B NOTES.................  One or more permanent global securities, in fully registered
                                             form, will represent the Series B
                                             notes. We will deposit them with a
                                             custodian for the Depositary Trust
                                             Company and register them in the
                                             name of a nominee of the Depositary
                                             Trust Company, as depository. The
                                             Depositary Trust Company and its
                                             participants will maintain records
                                             in book-entry form showing
                                             beneficial interests in the Series
                                             B notes, and transfers of these
                                             interests.

USE OF PROCEEDS............................  We will not receive any cash proceeds from the issuance of the
                                             Series B notes pursuant to this
                                             exchange offer.

           SUMMARY OF SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

         In the table below, we provide you with selected summary historical financial data. We have prepared this information from our audited consolidated financial statements for fiscal years 1998, 1999 and 2000 and the unaudited consolidated financial statements for the six-month periods ended July 1, 2000 and June 30, 2001. The summary historical financial data for the six months ended July 1, 2000 and June 30, 2001 and the twelve month period ended June 30, 2001 and the balance sheet data as of June 30, 2001 have been derived from our unaudited interim consolidated financial statements and include, in our opinion, all adjustments necessary to present fairly the data for such periods. The adjusted balance sheet data at June 30, 2001 has been adjusted to reflect the July 6, 2001 issuance of the Series A notes and the application of the proceeds from the sale of the Series A notes.

         When you read this selected summary historical financial data, it is important that you read with it the historical financial statements and related notes in our annual and quarterly reports filed with the SEC, including our Annual Report on Form 10-K for the year ended December 30, 2000, and our Quarterly Report on Form 10-Q for the three and six month periods ended June 30, 2001 included elsewhere in this prospectus.


                                                                                                                          TWELVE
                                                                                                                          MONTHS
                                                                 FISCAL YEAR                     SIX MONTHS ENDED          ENDED
                                                  ----------------------------------------   ------------------------    ---------
                                                                                              JULY 1,       JUNE 30,     JUNE 30,
                                                     1998            1999           2000        2000          2001         2001
                                                  ---------       ---------      ---------   ---------      ---------    ---------
                                                                                 (DOLLARS IN THOUSANDS)
INCOME STATEMENT DATA:
Net sales ......................................  $ 418,355       $ 480,605      $ 530,429   $ 269,679      $ 243,780    $ 504,530
Cost of sales ..................................    350,171         386,329        429,636     216,042        200,990      414,584
                                                  ---------       ---------      ---------   ---------      ---------    ---------
Gross profit ...................................     68,184          94,276        100,793      53,637         42,790       89,946
Selling, general and administrative expenses ...     32,664          40,227         45,310      22,862         23,125       45,573
Nonrecurring expenses -- stock options(1) ......         --           2,441             --          --             --           --
Other expenses (income), net ...................        (74)            629            252         177            335          410
Interest expense ...............................     17,320          19,453         23,203      11,238         11,773       23,738
                                                  ---------       ---------      ---------   ---------      ---------    ---------
Income before income taxes .....................     18,274          31,526         32,028      19,360          7,557       20,225
Provision for income taxes .....................      7,344          12,926         12,856       8,160          2,947        7,643
                                                                  ---------      ---------   ---------      ---------    ---------
Net income .....................................  $  10,930       $  18,600      $  19,172   $  11,200      $   4,610    $  12,582
                                                  =========       =========      =========   =========      =========    =========


CASH FLOW DATA:
Net cash provided by operating activities ......  $  15,161       $  18,747      $  28,539   $   3,167      $   8,147
Net cash used in investing activities ..........     47,886          22,347         49,269      45,473          4,482
Net cash provided by (used in)
financing activities ...........................     31,195           4,051         21,315      44,805         (3,269)

OTHER FINANCIAL DATA:
EBITDA(2) ......................................  $  42,781       $  60,012      $  68,407   $  36,971      $  26,299    $  57,735
EBITDA margin(2) ...............................       10.2%           12.5%          12.9%       13.7%          10.8%        11.4%
Depreciation and amortization ..................      7,187           9,033         13,176       6,373          6,969       13,772
Capital expenditures ...........................     10,226           6,631          6,933       3,059          2,482        6,356

FINANCIAL RATIOS:
EBITDA/Interest Expense ........................        2.6x            3.1x           3.0x                                    2.5x
Total Debt/EBITDA ..............................        3.8x            2.8x           3.3x                                    3.8x
Ratio of Earnings to Fixed Charges(3) ..........        2.0x            2.5x           2.3x                                    1.8x


                                                                                           AT JUNE 30, 2001
                                                                                     ----------------------------
                                                                                       ACTUAL         AS ADJUSTED
                                                                                     -----------      -----------
                                                                                         (DOLLARS IN THOUSANDS)
  BALANCE SHEET DATA:
  Working capital(4)............................................................     $    29,191          77,691
  Total assets..................................................................         300,431         301,931
  Total long-term obligations, including current maturities.....................         219,617         221,117
  Stockholder's equity..........................................................             661             661

----------

  (1) In fiscal year 1999, all outstanding stock options were redeemed in connection with the 1999 recapitalization of our parent, Merchants Metals Holding Company, resulting in a non-recurring compensation charge for our employees.

  (2) EBITDA represents net income before interest expense, income taxes, depreciation and amortization. EBITDA margin represents EBITDA divided by net sales. While EBITDA is not intended to represent cash flow from operations as defined by accounting principles generally accepted in the United States (GAAP) and should not be considered as an indicator of operating performance or as an alternative to cash flow (as measured by GAAP) as a measure of liquidity, it is included herein to provide additional information with respect to our ability to meet our future debt service, capital expenditures and working capital requirements.

  (3) For purposes of calculating the ratio of earning to fixed charges, earnings represent income before income taxes plus fixed charges. Fixed charges consist of interest expense on all indebtedness plus the interest portion of rental expense on noncancelable leases (estimated to be representative of an interest factor), and amortization of deferred financing costs.

  (4) The increase in our working capital on an as adjusted basis is due to the repayment of $48.5 million of borrowings under our credit facility, which is classified as a current liability on our June 30, 2001 balance sheet.

                                  RISK FACTORS


         Before you invest in the Series B notes, we urge you to carefully consider the following summary of material risks applicable to your investment in the Series B notes, in addition to the other information contained in this offering memorandum.

OUR INDEBTEDNESS COULD ADVERSELY AFFECT OUR FINANCIAL POSITION AND PREVENT US FROM FULFILLING OUR OBLIGATIONS TO YOU.

         Our large amount of indebtedness could have negative consequences, including:

         o limiting our ability to obtain additional financing in the future which may be necessary to fund working capital, capital expenditures, acquisitions and debt service;

         o a reduction of funds available to us for operations or for capital expenditures because these funds must be used to pay our indebtedness;

         o the possibility that we may experience an event of default under our debt instruments that, if not cured or waived, could make it difficult to fund operations, increase our interest expense, or result in a forced sale of valued collateral assets; and

         o placing us at a disadvantage to our less leveraged competitors who may be able to address market opportunities or weather market downturns more effectively than we.

         Any of these consequences could adversely impact our business and results of operations and, consequently, our ability to satisfy our financial obligations to you. We have, and will continue to have, a large amount of indebtedness when compared to the equity of our stockholders. The terms of various indentures and credit agreements that govern our indebtedness limit the incurrence of additional indebtedness. As of June 30, 2001, on a pro forma basis after giving effect to the Series A offering and the use of proceeds from that offering, we would have had outstanding long-term indebtedness, including current maturities, of approximately $221.1 million, and a stockholder's equity of $0.7 million.

WE MAY BE UNABLE TO PAY AMOUNTS DUE TO YOU IN THE EVENT OF OUR LIQUIDATION OR INSOLVENCY.

         As a result of the subordination provisions contained in our indenture, in the event of our liquidation or insolvency, our assets will be available to pay obligations on the Series B notes and the other senior subordinated indebtedness only after all senior indebtedness has been paid in full, and therefore there may not be sufficient assets remaining to pay amounts due on any or all of the Series B notes then outstanding. As with the Series A Notes, the Series B notes will be our general unsecured obligations, subordinated in right of payment to all of our existing and future senior indebtedness, including borrowings under our credit facility. As of June 30, 2001, after giving effect to the Series A offering and the use of the proceeds from that offering, the notes would have been subordinated to approximately $19.6 million of senior debt and $77.3 million of additional capacity under our credit facility and pari passu to approximately $150.0 million of senior subordinated indebtedness. The senior subordinated indebtedness reflects the prior sales of $150.0 million aggregate principal amount of our existing 11 1/4% senior subordinated notes. Subject to the limitations described in our indentures and our credit facility, we are permitted to incur additional senior debt in the future. Substantially all of our assets are pledged as collateral to secure our credit facility. Your right to participate in an asset sale repurchase offer following an asset sale is effectively subordinated to the right of the holders of our existing 11 1/4% senior subordinated notes to participate in a repurchase offer prior to you.
See "Description of Series B Notes--Asset Sales."

OUR CREDIT FACILITY CONTAINS NUMEROUS RESTRICTIONS WHICH, IF NOT COMPLIED WITH, MAY IMPACT OUR ABILITY TO SERVICE THE NOTES.

         Our failure to comply with any of the restrictions in our credit facility could lead to an event of default under our credit facility and our other debt agreements, which would result in an acceleration by our lenders of amounts due which would greatly impair our ability to satisfy our obligations under the notes.

         Our credit facility requires us to maintain trailing twelve months EBITDA of $20 million (measured on a rolling four quarter basis) and limits annual capital expenditures to $15 million. Additionally, it restricts, among other things, our ability to:


         o        incur additional indebtedness;

         o        make acquisitions or asset dispositions;

         o        create or incur liens on any of our assets;


         o        pay or declare dividends;


         o        merge or consolidate; and

         o        repurchase or redeem any of the notes before maturity.







WE MAY NOT BE ABLE TO REPURCHASE THE NOTES UPON A CHANGE OF CONTROL.



         We might not have sufficient resources to repurchase the notes or to pay our obligations if the indebtedness under our credit facility or other future senior indebtedness was accelerated upon a change of control of our company and we might not be able to obtain the consent of the lenders under our credit facility to enable us to repurchase the notes which would constitute an event of default under our indenture. Upon the occurrence of a change of control of our company, we will be required to offer to repurchase all or any part of the notes outstanding under the indenture. Under the terms of our credit facility, we are prohibited from repurchasing any of the notes before their maturity. Events involving a change of control might also result in an event of default under our credit facility and our other indebtedness that we may incur in the future. An event of default under our credit facility or other future indebtedness could result in an acceleration of this indebtedness, in which case the subordination provisions of the notes would require payment in full, or provision therefor, of all senior indebtedness before we could repurchase or make other payments in respect of the notes. In addition, our existing $150.0 million aggregate principal amount of 11 1/4% senior subordinated notes have a pari passu claim with the notes to the funds available for such change of control payment. The change of control provisions could have anti-takeover effects and could delay, defer or prevent a merger, tender offer or other takeover attempt.



THE SERIES B NOTES MAY NOT BE LIQUID BECAUSE THERE IS NOT A PUBLIC MARKET FOR THE SERIES B NOTES.

         In the event you wish to liquidate your Series B notes, you may have difficulty doing so or may have to do so at a substantial discount. We have been informed by Bear Stearns that it intends to make a market in the Series B notes. Bear Stearns may, however, cease its market making at any time. In addition, to the extent a market is made by Bear Stearns, subsequent purchasers of the notes may not be able to access it. The majority of the trading activity in that market may only be available to institutional investors who have large holdings of Series B notes. It is likely that subsequent purchasers of the Series B notes who have smaller holdings would not be able to access that market. We have applied to have the Series B notes designated as eligible for trading in the Portal(TM) Market. However, we do not intend to apply for listing of the Series B notes on any securities exchange.


         In addition, the liquidity of the trading market in the Series B notes, and the market price quoted for the Series B notes, may be adversely affected by a variety of factors including, among other things:

         o        the number of holders of the Series B notes;

         o        the market for similar securities;


         o the interest of securities dealers in making a market in the 11 1/4% exchange notes;


         o        changes in the overall market for high-yield securities;

         o        changes in our financial performance or prospects; and

         o changes in the prospects for companies in our industry generally.


IF YOU DO NOT EXCHANGE YOUR OUTSTANDING SERIES A NOTES YOU MAY HAVE DIFFICULTY TRANSFERRING THEM AT A LATER TIME.



         Outstanding Series A notes that are not exchanged will remain subject to restrictions on transfer. These restrictions may make it difficult or impossible for you to transfer your Series A notes for a significant length of time and it will be difficult for you to resell your Series A notes. Moreover, because we expect there to be only a limited number of Series A notes outstanding following the exchange offer, the trading market in those outstanding Series A notes could be negatively affected. If you do participate in the exchange offer for the purpose of participating in the distribution of the Series B notes, you must comply with the registration and prospectus delivery requirements of the Securities Act of 1933 for any resale. Each broker-dealer who holds outstanding Series A notes for its own account for market-making or other trading activities and who receives Series B notes for its own account must acknowledge that it will deliver a prospectus in connection with any resale of the Series B notes.

WE MAY NOT BE ABLE TO PROVIDE YOU WITH THE OPPORTUNITY TO EXCHANGE THE SERIES B NOTES FOR NEWLY ISSUED 11 1/4% SENIOR SUBORDINATED NOTES.

         While we have agreed to use our reasonable efforts, subject to applicable law and SEC policy, to offer to provide you the opportunity to exchange your Series A notes and Series B notes for newly issued 11 1/4% senior subordinated notes, such exchange may not be possible. The exchange, if completed, will be made pursuant to Section 3(a)(9) of the Securities Act of 1933. We cannot assure you that the SEC will permit the exchange or that the exchange will comply with current SEC policies governing exchanges of securities. If the staff of the SEC objects to the exchange, we will not be able to complete the exchange and you will not be able to exchange the Series B notes for 11 1/4% exchange notes. The inclusion of the information pertaining to the exchange opportunity in this prospectus is not intended and should not be construed as an offer of the 11 1/4% senior subordinated notes as part of this exchange offer.

IN THE EVENT WE COMPLETE, AND YOU ELECT TO PARTICIPATE IN, THE EXCHANGE OPPORTUNITY, NEWLY ISSUED 11 1/4% SENIOR SUBORDINATED NOTES EXCHANGED FOR SERIES B NOTES MAY NOT BE ABLE TO TRADE AS ONE FUNGIBLE SECURITY WITH OUR EXISTING
11 1/4% SENIOR SUBORDINATED NOTES.

         The 11 1/4% exchange notes issued in the exchange opportunity may not be able to trade with the $150.0 million in principal amount of our existing
11 1/4% senior subordinated notes. Because the 11 1/4% exchange notes will be identical in all respects to our existing 11 1/4% senior subordinated notes and because we have been informed by Standard and Poor's CUSIP Service Bureau that the 11 1/4% exchange notes, if issued, will be assigned the same CUSIP number as our existing 11 1/4% senior subordinated notes, we believe that when we complete the exchange that any 11 1/4% exchange notes issued in the exchange will be able to trade with our existing 11 1/4% senior subordinated notes as one fungible security, subject to limitations applicable to holders who may continue to hold "restricted securities" following the exchange. See "Description of Series B Notes - Exchange Opportunity". The policies or opinions of Standard and Poor's CUSIP Service Bureau, however, may change by the time that we formally request a CUSIP number for our 11 1/4% exchange notes. Consequently, the 11 1/4% exchange notes may be assigned a different CUSIP number than that assigned to our existing 11 1/4% senior subordinated notes and the 11 1/4% exchange notes would trade as a separate class of notes, apart from our existing 11 1/4% senior subordinated notes.

IN THE EVENT WE COMPLETE, AND YOU ELECT TO PARTICIPATE IN, THE EXCHANGE OPPORTUNITY, THE 11 1/4% EXCHANGE NOTES MAY NOT BE LIQUID BECAUSE AN ACTIVE TRADING MARKET MAY NOT DEVELOP OR BE MAINTAINED FOR THE 11 1/4% EXCHANGE NOTES.

         If we complete, and you elect to participate in, the exchange opportunity and you wish to liquidate your 11 1/4% exchange notes, you may have difficulty doing so or may have to do so at a substantial discount. In the event the 11 1/4% exchange notes do not trade with our existing 11 1/4% senior subordinated notes, an active trading market may not develop and you may not be able to resell your 11 1/4% exchange notes at their fair market value or at all. We cannot be sure that a trading market for those 11 1/4% exchange notes will develop. In addition, even if the 11 1/4% exchange notes trade with our existing 11 1/4% senior subordinated notes, you may have difficulty liquidating your investment prior to maturity. Our existing 11 1/4% senior subordinated notes are not listed or quoted on any securities exchange or stock market and, while Bear Stearns currently makes a market in our existing 11 1/4% senior subordinated notes, Bear Stearns is under no obligation to continue to do so. To the extent Bear Stearns makes a market, the majority of the trading activity in that market may only be available to institutional investors who have large holdings of 11 1/4% senior subordinated notes. Purchasers who have smaller holdings may not be able to access that market.

IN THE EVENT WE COMPLETE, AND YOU ELECT TO PARTICIPATE IN, THE EXCHANGE OPPORTUNITY, THE 11 1/4% EXCHANGE NOTES ISSUED TO YOU MAY BE ISSUED WITH ORIGINAL ISSUE DISCOUNT AND NOT BE FUNGIBLE WITH OUR EXISTING 11 1/4% SENIOR SUBORDINATED NOTES.

         If either the 11 1/4% exchange notes or the notes exchanged therefor (either the Series A notes or the Series B notes) are deemed publicly traded (as determined under the applicable treasury regulations) during the 60-day period ending 30 days after the issue date of the 11 1/4% exchange notes, the 11 1/4% exchange notes may be issued with original issue discount. We intend to take the position that neither the notes nor the 11 1/4% exchange notes are publicly traded, however, the IRS may not agree with our position. Any original issue discount, subject to a statutory de minimis rule, would be required to be included in the income of the U.S. Holders of the 11 1/4% exchange notes on a constant yield basis over the term of the 11 1/4% exchange notes and in advance of cash payment attributable to such income. Moreover, if the 11 1/4% exchange notes are treated as issued with original issue discount, the 11 1/4% exchange notes would not be fungible with our existing 11 1/4% senior subordinated notes for U.S. federal income tax purposes and would not be traded with such notes. However, due to the lack of any authority directly on point regarding the federal income tax consequence of participating in the 11 1/4% note exchange opportunity, we are not receiving an opinion of tax counsel regarding such tax consequences. For a further discussion, see "Material United States Federal Income Tax Considerations."

THE EXCHANGE OF THE NOTES FOR 11 1/4% EXCHANGE NOTES MAY BE TREATED AS A FULLY TAXABLE TRANSACTION IF EITHER THE 11 1/4% EXCHANGE NOTES OR THE NOTES EXCHANGED THEREFOR (EITHER THE SERIES A NOTES OR THE SERIES B NOTES) DO NOT CONSTITUTE SECURITIES FOR FEDERAL INCOME TAX PURPOSES.

         If both the 11 1/4% exchange notes and the notes exchanged therefore (either the Series A notes or the Series B notes, as applicable) constitute securities for federal income tax purposes, a U.S. Holder would recognize any gain (but not loss) but only with respect to the cash received. We intend to take the position that both the 11 1/4% exchange notes and the notes constitute securities for federal income tax purposes. However, the IRS may not agree with our position. If the IRS takes the position that either the 11 1/4% exchange notes or the notes exchanged therefor (either the Series A notes or the Series B notes, as applicable) do not constitute securities, the exchange would be treated as a fully taxable exchange for federal income tax purposes. If so treated, a U.S. Holder would be required to take into consideration the amount of cash received and the "issue price" of the 11 1/4% exchange notes in determining the amount of any gain recognized on the exchange. Due to the lack of any authority directly on point regarding the federal income tax consequences of participating in the 11 1/4% note exchange opportunity, we are not receiving an opinion of tax counsel regarding such tax consequences. For further discussion, see "Material United States Federal Income Tax Considerations."

OUR EXISTING CREDIT FACILITY MATURES DECEMBER 12, 2001 AND WE MAY NOT BE ABLE TO EXTEND THE FACILITY OR REPLACE IT WITH A NEW FACILITY AT OR PRIOR TO MATURITY OR ON SIMILAR TERMS.

         If we are unable to renew or replace our existing credit facility at or prior to maturity, we may be unable to finance our continued operations or be forced to sell valued collateralized assets and our ability to service the notes would be impaired. Our existing $100.0 million revolving credit facility matures December 12, 2001. We are currently in discussions with our existing lenders to renew or replace the facility with a $75 million revolving credit facility. We determined that a $75 million facility would be sufficient to meet our liquidity needs. The lenders under our facility have expressed their continuing interest in our company as a borrower. While we believe that we will be able to renew the facility prior to maturity, we may be unsuccessful in our efforts to do so.

THE WRITE-OFF OF A SIGNIFICANT PORTION OF GOODWILL WOULD NEGATIVELY AFFECT OUR RESULTS OF OPERATIONS WHICH COULD IMPACT OUR ABILITY TO SERVICE THE NOTES.

         Any impairment requiring the write-off of a significant portion of goodwill would negatively affect our results of operations and total capitalization, which effect could be material. Our total assets include a substantial amount of goodwill. At June 30, 2001, the carrying value of intangible assets, substantially all of which consists of goodwill, was $52.6 million, representing 17.4% of our total assets. At June 30, 2001, total stockholder's equity was $661,000. We may not be able to realize the value of goodwill if the fair values of the related reporting units decrease below their carrying value. If an impairment is deemed to have occurred, some or all of the recorded goodwill will be required to be written-off.

OUR SALES ARE SUBJECT TO WEATHER PATTERNS AND SEASONAL CYCLES WHICH COULD ADVERSELY AFFECT THE DEMAND FOR OUR PRODUCTS AND DECREASE OUR REVENUES.

         Adverse weather, such as unusually prolonged periods of cold or rain, blizzards, hurricanes and other severe weather patterns could limit construction activity and, consequently, negatively adversely affect our business, financial condition and our results of operations. Because our sales tend to decline during the colder, winter months, these effects can be magnified during such periods. In addition, because of these seasonal declines our expansion into colder climates could result in our increased reliance on debt financing sources to fund operations during slow periods, potentially decreasing liquidity and our ability to effectively deal with customers and suppliers. Our fence products have historically reflected significant seasonality, with a substantial portion of sales of fence products occurring in the period from April through October. We believe that this seasonality is significantly more pronounced in the residential fence market than in the commercial fence market. We estimate that the percentage of our fence product sales in fiscal 2000 allocable to the commercial and residential construction industries was 60% and 40%, respectively. Although we believe that our concrete construction products, which primarily focus on the commercial and infrastructure construction industries, are less seasonal than our fence products, even in the country's coldest regions, our concrete construction products segment may exhibit somewhat more pronounced characteristics of seasonality as we expand that business into areas of colder climates.

THE PRICE AND AVAILABILITY OF OUR RAW MATERIALS MAY FLUCTUATE WHICH COULD ADVERSELY IMPACT OUR RESULTS OF OPERATIONS.

         Our principal raw material is steel rod. More than half of our supply of steel rod is obtained from overseas sources. Our ability to continue to acquire steel rod from overseas sources on favorable terms may be adversely affected by fluctuations in foreign currency exchange rates, foreign taxes, duties, tariffs, trade embargoes and other import limitations, resulting in an increase in our cost of sales. Because steel rod comprises a substantial portion of our cost of goods sold (26% in fiscal 2000), any increase in steel rod cost which cannot be passed on to our customers would reduce our gross profit and cash flows from operations. Although we have historically been able to pass along increases in steel rod prices to our customers, competitive pressures may prevent us from doing so in the future. A decrease in our volume of raw material purchases could also result in us being unable to secure volume purchase discounts that we have received in the past which would reduce cash flows from operations and thus jeopardize our ability to service debt obligations and obtain additional financing to grow our business.

THE MARKETS IN WHICH WE COMPETE ARE HIGHLY COMPETITIVE AND OUR FAILURE TO EFFECTIVELY COMPETE COULD ERODE OUR MARKET SHARE.

         While we believe that our purchasing power, our nationwide distribution network and marketing capabilities and our manufacturing efficiency allow us to competitively price our products, our failure to do so could result in erosion of our market share and negatively impact our ability to service the notes. Although we believe that we are an industry leader in each of our respective product markets, we compete against many national and regional competitors, some of whom have substantially greater financial resources than we. The uniformity of products among competitors results in substantial pressure on pricing and profit margins.

WE MAY NOT SUCCESSFULLY IDENTIFY FUTURE ACQUISITION CANDIDATES OR SUCCESSFULLY COMPLETE AND MANAGE ACQUISITIONS AND SUCH FAILURE COULD ADVERSELY AFFECT OUR FINANCIAL CONDITION.

         Our failure to identify future acquisition candidates and to complete or successfully manage acquisitions could limit the growth of operating cash flow, make operation of the business more difficult, trigger increases in the rate of interest charged under financing agreements, and generate write down of goodwill originally recorded. Our ability to increase revenues and operating cash flow over time depends in large part on our success in consummating future acquisitions on satisfactory terms and successfully integrating the acquired companies or assets into our operations. We may not grow as rapidly in the future through acquisitions as we have in the past several years due, in part, to the decreasing number of attractive acquisition targets in our existing segments. We expect to finance acquisitions through existing resources and operations. If these resources are insufficient to fund our acquisition requirements, we will have to obtain additional debt or equity financing. We may not be able to successfully obtain financing on terms we consider acceptable. Moreover, although we frequently engage in discussions with various parties regarding possible acquisitions, acquisition opportunities may not continue to be available or, if available, these acquisitions may not be able to be consummated on acceptable terms. Future acquisitions will also place increasing demands on management and operational resources. Our future performance will depend, in part, on our ability to manage expanding operations and to adapt our operational systems to such expansions. We may not be successful at effectively and profitably managing the integration of any future acquisitions.

OUR PRINCIPAL STOCKHOLDERS COULD EXERCISE THEIR INFLUENCE OVER US TO YOUR DETRIMENT.

         As a result of their stock ownership of our parent, Merchant Metals Holding Company (MMHC), Citicorp Venture Capital and its affiliates exercise significant influence over our management. Citicorp Venture Capital, Ltd., together with certain of its affiliates, employees and certain other persons affiliated or otherwise associated with Citicorp Venture Capital, own 49.5% of the total voting power of MMHC. In addition, such persons may elect to convert their stock into stock of another class and by so doing represent 82% of the total voting power of MMHC. The interests of Citicorp Venture Capital and its affiliates as equity owners of MMHC may differ from your interests and, as such, they may take actions which may not be in your interest. In addition, pursuant to a stockholders agreement, certain stockholders have agreed to vote their stock so that two members of the board of directors of MMHC are selected by Citicorp Venture Capital together with its affiliates. Currently, there are four members of the board of directors of MMHC.

WE DEPEND ON OUR KEY PERSONNEL FOR OUR SUCCESS AND THE LOSS OF THEIR SERVICES COULD HAVE A NEGATIVE IMPACT ON OUR BUSINESS.

         The loss of the services of one or more of our executive officers and other key employees could adversely affect our business, financial condition, results of operations or prospects. Our success will depend, in large part, on the efforts, abilities and experience of those persons. We do not have key man insurance on any of our executive officers, and only Julius S. Burns, our President and Chief Executive Officer, is employed under a contract. However, Mr. Burns is currently 69 years old and plans to resign as President and Chief Executive Officer once a suitable successor is identified. Mr. Burns, during his many years of service to our company has established and maintained numerous key relationships with customers and suppliers of the company, particularly with steel rod mills, and has promoted a positive corporate culture among our employees. The departure of Mr. Burns or any of our other key employees could adversely change the nature of our relationship with key customers and employees and adversely affect our ability to purchase raw material at a discount.

WE MAY INCUR ENVIRONMENTAL LIABILITY, WHICH COULD ADVERSELY IMPACT OUR OPERATIONS AND, CONSEQUENTLY, OUR ABILITY TO SERVICE THE NOTES.

         The presence of environmental contamination, or the failure to properly clean it up, may adversely affect our ability to sell, lease or operate our properties or to borrow funds. We are subject to extensive and changing federal, state and local environmental laws and regulations relating to, among other things, the storage, handling, generation, treatment, emission, release, discharge and disposal of hazardous substances and wastes. Compliance with these environmental laws and regulations increases our costs of doing business and failure to comply with such environmental laws and regulations could result in the imposition of fines and penalties. In addition, environmental laws and regulations frequently change, making it difficult for us to predict the future impact of environmental laws and regulations on our operations. As an owner and operator of real estate, we may be liable under applicable environmental laws for cleanup and other costs and damages, including tort, resulting from past or present spills or releases of hazardous or toxic substances on or from our properties. Liability under these laws may be imposed without regard to whether we knew of, or were responsible for, the presence of such substances on our property, and, in some cases, may not be limited to the value of the property. Currently, we have no remediation obligations at any property we own or lease. We have been identified as a potentially responsible party at various Superfund sites as a result of the off-site disposal of hazardous wastes. At all of these sites, we are a de minimus contributor of wastes. While we cannot provide a definitive estimate of our liability, given the limited amount of waste we dispose of, our anticipated potential liability is not expected to be material.

         We believe that our facilities are currently in substantial compliance with applicable environmental laws and regulations. New material environmental liabilities may be discovered, however, or the enactment of new environmental laws or regulations or changes in existing laws or regulations may require significant expenditures by us. Internally generated funds or other sources of liquidity and capital may not be available or sufficient to fund such unforeseen environmental liabilities.

                           FORWARD-LOOKING STATEMENTS

         This prospectus contains forward-looking statements with respect to our financial conditions, results of operations and business. Forward-looking statements can generally be identified by use of statements that include phrases such as "believe," "expect," "anticipate," "intend," "plan," "foresee," or other words or phrases of similar import. All of these forward-looking statements are based on estimates and assumptions made by our management which, although we believe them to be reasonable, are inherently uncertain. We may not realize any such estimates or statements and our actual results will likely differ materially from those contemplated by such forward-looking statements. Factors which may cause our actual results, performance or achievements, to be materially different from any future results, performance or achievements expressed or implied by us in those statements include the following:

         o our operating results and cash flows for the third quarter of fiscal year 2001 and the fiscal year ending 2001;

         o levels of federal, state and local government spending on public infrastructure projects, including roads, bridges, runways, and sewage and drainage projects;

         o        our ability to increase manufacturing efficiency;

         o        our ability to leverage our purchasing power;

         o our ability to identify, complete and integrate acquisitions and gain operating efficiencies;

         o        our ability to broaden our distribution network;

         o our ability to develop new applications for our existing products;

         o the competitive nature of our industry in general as well as our specific market areas;

         o changes in prevailing interest rates and the availability of and terms of financing to fund the anticipated growth of our business;

         o        inflation;

         o        changes in costs of goods and services;

         o economic conditions in general as well as in our specific market areas;

         o changes in or our failure to comply with federal, state and/or local government regulations;

         o        liability and other claims asserted against us;

         o        changes in our operating strategy or development plans;

         o        our ability to attract and retain qualified personnel;

         o our ability to pay interest and principal on a very large amount of debt;

         o        labor disturbances;

         o        changes in our acquisition and capital expenditure plans; and

         o        the other factors described in this offering memorandum.

         For further information or other factors which could affect our financial results and such forward-looking statements, see "Risk Factors."

                                   SEC REVIEW

         In the course of the Securities and Exchange Commission's review of the registration statement for the exchange offer referred to in this prospectus, it is likely that changes will be made to the description of our business and other data and disclosure included in this prospectus. Any such changes may be significant.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file (File No. 333-29141) annual, quarterly and special reports and other information with the SEC. You may read and copy any reports, statements and other information filed by us at the SEC's public reference room, at 450 Fifth Street, N.W., Washington, D.C. 20549, as well as at public reference rooms in New York, New York and Chicago, Illinois. Please call (800) SEC-0330 for further information on the public reference rooms. Our filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at http://www.sec.gov.

         We will provide you without charge a copy of the notes, the indenture governing the notes and the related exchange and registration rights agreement. You may request copies of these documents by contacting us at: MMI Products, Inc., 515 West Greens Road, Suite 710, Houston, Texas 77067 (telephone number
(281) 876-0080), Attention: Robert N. Tenczar.

                        MARKET AND INDUSTRY DATA SOURCES

         Industry and market share data that is described in this prospectus relating to our: (a) fence segment is based on a market profile issued in May 2001 by Specialists in Business Information, an independent market research company, statistics of the Chain Link Fence Manufacturing Institute and estimates of management, (b) wire mesh products is based on market tonnage reported by the Wire Reinforcement Institute and estimates of management, and
(c) concrete accessories is based on estimates of management and SEC filings of our largest competitor. Additionally, data relating generally to the U.S. fabricated wire industry is based on a report written by Business Trend Analysts, Inc.

                                 USE OF PROCEEDS

         We will not receive any proceeds from the exchange offer. In consideration for issuing the Series B notes contemplated by this prospectus, we will receive unregistered Series A notes from you in like principal amount. The unregistered Series A notes surrendered in exchange for the Series B notes will be retired and canceled. Accordingly, issuance of the Series B notes will not result in any change in our indebtedness.

         Net proceeds from the original offering were approximately $48.5 million after deducting discounts and commissions to Bear Stearns and estimated offering expenses. We used these net proceeds to repay existing indebtedness under our credit facility.

                                 CAPITALIZATION

         In the table below we provide you with, as of June 30, 2001, our actual cash and capitalization and our actual cash and capitalization as adjusted to reflect the original offering of Series A notes and the use of net proceeds from the sale of the notes. This table should be read in conjunction with the information contained elsewhere in this prospectus, including our financial statements and notes thereto.


                                                                                    JUNE 30, 2001
                                                                                ----------------------
                                                                                 ACTUAL    AS ADJUSTED
                                                                                --------   -----------
                                                                                (DOLLARS IN THOUSAND)
Cash and cash equivalents .................................................     $  3,411     $  3,411
                                                                                ========     ========
Long-term obligations, including current maturities:
  Revolving credit facility(1) ............................................       63,250       14,750
  11 1/4% Series B Senior Subordinated notes due 2007(2) ..................      151,506      151,506
  13% Senior Subordinated notes due 2007 ..................................           --       50,000
  Capital lease and other obligations .....................................        4,861        4,861
                                                                                --------     --------
          Total long-term obligations, including current maturities .......      219,617      221,117
          Total stockholder's equity ......................................          661          661
                                                                                --------     --------
          Total capitalization ............................................     $220,278     $221,778



(1) We currently have a $100 million revolving credit facility (subject to a borrowing base limitation) of which $28.8 million was available at June 30, 2001. See "Description of Indebtedness-Credit Facility."


(2)  Includes unamortized portion of original issuance premium.

                             SELECTED FINANCIAL DATA

         The following table sets forth selected historical financial data derived from our audited consolidated financial statements for each of the five fiscal years ended December 30, 2000 and from our unaudited consolidated financial statements for the six months ended June 30, 2001 and should be read in conjunction with Management's Discussion and Analysis of Financial Condition and Results of Operations and our consolidated financial statements and the related notes, included on pages F-1 through F-25 of this prospectus. The unaudited consolidated financial statements include all adjustments, consisting of normal recurring accruals, considered necessary for a fair presentation of the financial position and results of operations for these periods. Operating results for the six months ended June 30, 2001 are not necessarily indicative of the results that may be expected for the entire year ending December 29, 2001.



                                                                FISCAL YEAR                                     SIX MONTHS ENDED
                                   -------------------------------------------------------------------      -----------------------
                                                                                                             JULY 1,       JUNE 30,
                                      1996          1997         1998(5)          1999        2000            2000           2001
                                   ---------     ---------      ---------      ---------     ---------      ---------     ---------

                                                                         (DOLLARS IN THOUSANDS)
INCOME STATEMENT DATA:
Net sales ....................     $ 283,402     $ 346,905      $ 418,355      $ 480,605     $ 530,429      $ 269,679     $ 243,780
Gross profit .................        44,963        50,906         68,184        100,793        53,637         42,790
                                                                                                                             94,276
Nonrecurring expenses
-- stock options(1) ..........         3,106            --             --          2,441            --             --            --
Net income ...................     $   6,337     $   7,737      $  10,930      $  18,600     $  19,172      $  11,200     $   4,610

BALANCE SHEET DATA:
Working capital(2) ...........        33,511        50,308         58,854         79,182        22,379        100,711        29,191
Total assets .................       135,263       152,818        220,226        243,483       295,688        314,974       300,431
Total long-term
obligations,
including current
maturities ...................        55,278       123,867        160,437        168,334       222,084        214,435       219,617
Stockholder's equity
(deficit) ....................        28,534       (20,873)       (13,007)         8,306        (3,949)        19,506           661

CASH FLOW DATA:
Net cash provided by
operating activities .........     $  15,491     $   2,396      $  15,161      $  18,747     $  28,539      $   3,167     $   8,147
Net cash used in
investing activities .........        24,314         4,976         47,886         22,347        49,269         45,473         4,482
Net cash provided by
(used in) financing
activities ...................         6,894         5,855         31,195          4,051        21,315         44,805     $  (3,269)
Cash dividends(3) ............            --        57,105          1,292             --        31,000             --            --
OTHER FINANCIAL DATA:
EBITDA(4) ....................     $  22,441     $  31,423      $  42,781      $  60,012     $  68,407      $  36,971     $  26,299


----------

  (1) In fiscal year 1999, all outstanding stock options were redeemed in connection with the 1999 recapitalization of our parent, MMHC, resulting in a non-recurring compensation charge for our employees. In fiscal 1996, we recorded nonrecurring expenses resulting from the modification of stock options granted in previous years as part of our MMHC's 1996 recapitalization.

  (2) In fiscal year 2000, working capital declined substantially due to the reclassification of the revolving credit facility ($65.2 million) to current debt as the maturity date of this facility is December 12, 2001. The impact of this reclassification continues as of June 30, 2001.


  (3) In fiscal year 2000, $31 million was distributed to MMHC to pay down amounts owed by MMHC under its credit facility. In fiscal year 1998, $1.3 million was distributed to MMHC to fund the negotiated redemption value of one shareholder's equity interest pursuant to MMHC's 1996 recapitalization. Preferred stock and stock options received in that recapitalization by investors in MMHC and employees, respectively, were redeemed in fiscal year 1997 through a distribution to MMHC of $57.1 million.

  (4) EBITDA represents net income before interest expense, income taxes, depreciation and amortization. EBITDA margin represents EBITDA divided by net sales. While EBITDA is not intended to represent cash flow from operations as defined by GAAP and should not be considered as an indicator of operating performance or as an alternative to cash flow (as measured by GAAP) as a measure of liquidity, it is included herein to provide additional information with respect to our ability to meet our future debt service, capital expenditures and working capital requirements.


  (5) Includes historical results of operations of the net assets acquired in February 1998 pursuant to the acquisition of The Burke Group for the period from February 18, 1998 through January 2, 1999. Also includes the historical results of operations of Security Fence Supply acquired in October 1998 for the period from October 6, 1998 through January 2, 1999.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

         The following is an analysis of our financial condition and results of operations. You should read this analysis in conjunction with our consolidated financial statements and related notes included on pages F-1 through F-25 of this prospectus.

COMPARISON OF THREE AND SIX MONTH PERIODS ENDED JUNE 30, 2001 TO THREE AND SIX MONTH PERIODS ENDED JULY 1, 2000

                     STATEMENT OF OPERATIONS - SELECTED DATA
                                 (IN THOUSANDS)


                                                  THREE MONTHS ENDED                            SIX MONTHS ENDED
                                    -------------------------------------------      -----------------------------------------
                                      JUNE 30,                         JULY 1,        JUNE 30,                        JULY 1,
                                       2001            CHANGE           2000           2001           CHANGE           2000
                                    ----------       ----------      ----------      ---------       ---------       ---------
Fence Products                      $   73,515       $   (6,396)     $   79,911      $ 125,702       $ (16,870)      $ 142,572
  Percentage of net sales                 53.4%             0.1%           53.3%          51.6%           (1.3)%          52.9%
Concrete Construction Products      $   64,243       $   (5,734)     $   69,977      $ 118,078       $  (9,029)      $ 127,107

  Percentage of net sales                 46.6%            (0.1)%          46.7%          48.4%            1.3%           47.1%
Net Sales                           $  137,758       $  (12,130)     $  149,888      $ 243,780       $ (25,899)      $ 269,679

Gross profit                        $   26,137       $   (4,370)     $   30,507      $  42,790       $ (10,847)      $  53,637

  Percentage of net sales                 19.0%            (1.4)%          20.4%          17.6%           (2.3)%          19.9%
Selling, general, administrative
     and other expenses             $   11,449       $     (190)     $   11,639      $  23,460       $     421       $  23,039

  Percentage of net sales                  8.3%             0.5%            7.8%           9.6%            1.1%            8.5%
Income before interest and
     income taxes                   $   14,688       $   (4,180)     $   18,868      $  19,330       $ (11,268)      $  30,598

  Percentage of net sales                 10.7%            (1.9)%          12.6%           7.9%           (3.4)%          11.3%

Interest expense                    $    5,846       $      (43)     $    5,889      $  11,773       $     535       $  11,238

  Percentage of net sales                  4.2%             0.3%            3.9%           4.8%            0.6%            4.2%

Effective income tax rate                 39.0%                            42.1%          39.0%           42.1%
Net income                          $    5,394       $   (2,115)     $    7,509      $   4,610       $  (6,590)      $  11,200

  Percentage of net sales                  3.9%            (1.1)%           5.0%           1.9%           (2.3)%           4.2%

         Net sales for the three months and six months ended June 30, 2001 decreased $12.1 million (8.1%) and $25.9 million (9.6%), respectively, from the corresponding periods of the prior fiscal year. The fence products segment contributed $6.4 million and $16.9 million of the total net sales decrease for the three and six months ended June 30, 2001, respectively. The concrete construction products segment net sales decreased $5.7 million and $9.0 million for the three months and six months ended June 30, 2001, respectively. The concrete construction products segment net sales decline of $9.0 million for the six month period is net of a $1.6 million increase from the January 2001 sales of the former Hallett Wire Products Company locations which were acquired in February 2000. The decrease in sales of both segments is partially due to the return of normal winter weather patterns after three years of mild conditions that impacted the first quarter and part of the second quarter, and a slowdown in construction activity. Pricing pressure from competitors in the concrete construction products segment continued in the second quarter to impact sales prices and decrease sales volume.

         Gross profit as a percentage of sales decreased for the three and six months ended June 30, 2001 from 20.4% to 19.0% and from 19.9% to 17.6%, respectively from the corresponding period of the prior fiscal year. The percentage of sales decrease is primarily due to declining sales activity resulting in lower production levels and higher per unit manufacturing costs that affected both the first and second quarter of 2001. Declining sales prices and higher raw material costs in the concrete construction products segment also contributed to lower gross margins. In addition, both segments experienced higher utility costs, and worker related insurance and benefits costs. Partially offsetting these increased costs was the impact of a workforce reduction in the fence products segment, and a more favorable product mix for concrete accessories products.

         Selling, general, administrative and other expenses ("SG&A") as a percentage of net sales increased 0.5% and 1.1% for the three and six months ended June 30, 2001 respectively, from the corresponding period of the prior fiscal year. For the three months and six months ended, SG&A has decreased $.2 million and increased $.4 million for the corresponding periods of the prior fiscal year. The decrease for the three month period is primarily due to lower incentive compensation expense, the impact of the workforce reduction in the fence business late in 2000, and the non-recurrence of a write-off of expenses in 2000 related to a potential business acquisition that did not occur. These decreases were offset primarily by severance compensation for our previous Chief Executive Officer, flood damage expense in Houston, and increased health care costs. The increase for the six month period includes the above factors but also includes higher goodwill amortization cost from recent business acquisitions and compensation and expenses for two senior management positions during the current year's first quarter versus one during the prior year's first quarter.

         Interest expense had little change for the three months ended June 30, 2001 and increased $0.5 million for the six months ended June 30, 2001. The increase was principally due to higher levels of borrowed capital as a result of dividend payments in August and November 2000 to MMHC, partially offset by lower interest rates. The same factors affected the three months ended June 30, 2001, however lower interest rates substantially offset the impact of higher borrowings as compared to the comparable period in 2000.

         Net income for the three and six months ended June 30, 2001 decreased $2.1 million and $6.6 million, respectively compared to the corresponding period of the prior fiscal year. The decrease was primarily a result of the factors discussed above.

COMPARISON OF FISCAL YEARS 1998, 1999 AND 2000

         Our earnings were as follows:


(IN THOUSANDS)                                                         FISCAL
                                                          --------------------------------
                                                            1998        1999        2000
                                                          --------    --------    --------
Fence segment earnings                                    $ 14,043    $ 18,473    $ 14,826
Concrete Construction Products segment earnings             22,315      36,148      42,968
Corporate(1)                                                  (764)     (3,642)     (2,563)
                                                          --------    --------    --------
Earnings before interest and income taxes                   35,594      50,979      55,231
Interest expense                                            17,320      19,453      23,203
                                                          --------    --------    --------
Earnings before income taxes                                18,274      31,526      32,028
Income taxes                                                 7,344      12,926      12,856
                                                          --------    --------    --------
Net income                                                $ 10,930    $ 18,600    $ 19,172
                                                          ========    ========    ========

(1) Corporate represents only amortization of intangible assets and non-recurring charges. We allocate corporate general and administrative expenses to the segments based upon proportional net sales.

         Acquisitions increased our consolidated earnings before interest and income taxes $5.7 million, $4.5 million, and $5.0 million in 2000, 1999, and 1998, respectively.

         Our consolidated net income increased 3.1% in 2000 and increased 70.2% in 1999. The increase in 2000 was primarily due to increased sales activity from acquisitions in our concrete construction product segment. Declines in profit margins, mostly in our fence segment, as well as higher levels of Selling, General and Administrative and other expense (SG&A) and interest expense, were the primary offsets. The 1999 increase is predominately the result of increased sales activity mostly from business acquisitions and lower raw material costs at both of the business segments.

         Corporate costs decreased $1.1 million in 2000 and increased $2.9 million in 1999. The majority of the 1999 increase was a $2.4 million non-recurring expense for the redemption of incentive stock options. These options were redeemed as part of a recapitalization of MMHC in November 1999. See Note 2 to the consolidated audited financial statements. The decrease in 2000 is the net of the non-recurring charge in 1999 and increased goodwill amortization resulting from recent acquisitions. Goodwill amortization increased $1.4 million in 2000 and $0.4 million in 1999.

         Interest expense increased $3.7 million in 2000 and $2.1 million in 1999. In 2000, borrowings under the revolving credit facility increased due to the Hallett acquisition and payment of dividends to MMHC. Although there was some increase in interest rates, the majority of the increase in interest expense was due to the higher borrowings. In 1999, interest expense increased primarily due to the issuance of an additional $30 million of senior subordinated debentures. The higher level of borrowings to finance acquisitions and the increased mix of the "high-yield" debentures (11.25% coupon) in our debt structure both contributed to the increase in interest expense.

         The effective income tax rate decreased in 2000 due primarily to the implementation of state income tax savings strategies. In 1999 the effective income tax rate increased primarily as a result of non-deductible goodwill associated with recent acquisitions.

FENCE SEGMENT



   (IN THOUSANDS)                                         FISCAL YEARS
                                        ---------------------------------------------------
                                          1998                  1999                 2000
                                        --------              --------             --------
   Net sales                            $208,117              $270,714             $276,185
   Gross profit                           30,893                42,318               39,948
   Gross profit margin                      14.8%                 15.6%                14.5%
   SG&A and other expense               $ 16,850              $ 23,845             $ 25,125
   Earnings before interest and
   income taxes                           14,043                18,473               14,826



         Net Sales. Net sales increased 2.0% in 2000 and 30.1% in 1999. These increases were primarily due to acquisitions and the opening of new distribution centers. The National Wholesale Fence acquisition in second quarter 1999 contributed net sales in 1999 of $13.1 million and the Security Fence acquisition in fourth quarter 1998 contributed net sales of $32.8 million. In 2000 the National Wholesale Fence acquisition contributed an additional $10.8 million of net sales. Net sales in 2000 declined $5.4 million primarily due to a loss of some customers who are also our competitors and fewer special order jobs. New distribution centers represent openings or small acquisitions over the last two years. These new distribution centers increased net sales $4.6 million in 2000 and $10.5 million in 1999.


         Gross Profit. Our fence segment's gross profit margin declined from 15.6% in 1999 to 14.5% in 2000. The decline was primarily due to non-recurring expenses associated with expanding/modernizing a fence manufacturing facility in the West region, increased material handling expenses (mostly headcount growth in anticipation of higher sales volumes), lower margins at Security Fence where customers who are also competitors discontinued their purchases of higher margin products, and a marginal increase in raw material costs. In 1999, the gross profit margin increase to 15.6% from 14.8% in 1998 was primarily due to Security Fence selling higher margin products, the National Wholesale Fence acquisition which introduced manufactured ornamental steel products to the West region, and lower steel rod and tubing costs from that in the previous year.

         SG&A and Other Expense. SG&A increased 5.4% in 2000 and 41.5% in 1999. SG&A as a percentage of sales was 9.1%, 8.8%, and 8.1% for 2000, 1999, and 1998, respectively. The increase in expense in 2000 and 1999 was principally due to business acquisitions, the opening of distribution centers and higher bad debt expense resulting from several customers experiencing financial difficulties and bankruptcy.

CONCRETE CONSTRUCTION PRODUCTS SEGMENT



   (IN THOUSANDS)                                         FISCAL YEARS
                                        ---------------------------------------------------
                                          1998                  1999                 2000
                                        --------              --------             --------
   Net sales                            $210,238              $209,891             $254,244
   Gross profit                           37,291                51,958               60,845
   Gross profit margin                      17.7%                 24.8%                23.9%
   SG&A and other expense               $ 14,976              $ 15,810             $ 17,877
   Earnings before interest and
   income taxes                           22,315                36,148               42,968


         Net Sales. Net sales increased 21.1% in 2000. This increase was due to the acquisition of Hallett Wire Products Company, a Minnesota corporation ($34.3 million), and increased concrete accessories sales. Net sales in 1999 stabilized in comparison to 1998 primarily due to plants working at capacity in both years, and the absence of acquisitions in 1999.

         Gross Profit. Gross profit increased 17.1% in 2000 and 39.3% in 1999. Gross profit margin percentage decreased 90 basis points in 2000 and increased 710 basis points in 1999. Gross profit increased substantially in 1999 as compared to 1998 primarily as a result of decreasing cost of steel rod, our principal raw material, relatively stable sales prices, and the continued growth in mix of higher margin products. Gross profit continued to rise in 2000 primarily due to the acquisition of Hallett in February 2000. The decline in margin percentage in 2000 is primarily due to increased conversion costs, including labor and maintenance costs. In 2000, raw material costs increased slightly, but the increase was offset by increases in sales prices.


         SG&A and Other Expense. SG&A and other expense increased 13.1% in 2000 and 5.6% in 1999. As a percentage of sales, these expenses were 7.0%, 7.5% and 7.1% in 2000, 1999, and 1998, respectively. Expenses increased in 2000 primarily due to the Hallett acquisition. SG&A and other expense as a percentage of sales decreased in 2000, primarily due to three infrequent events that increased SG&A and other expense in 1999. Bad debt expense increased $0.5 million due to several customers with large balances having financial difficulties, some of which were caused by the customers' loss of large contracts. Also in 1999, there were increased writedowns of fixed assets ($0.4 million) and a casualty loss at a manufacturing facility ($0.2 million). SG&A and other expense as a percentage of sales increased in 1999 also as a result of these infrequent events.


LIQUIDITY AND CAPITAL RESOURCES


         Cash Flows. For the six months ended June 30, 2001, operating activities contributed net cash of approximately $8.1 million. Cash flow related to income statement activities (i.e., net income adjusted for non-cash items such as depreciation, amortization, and other non-cash charges and the decrease in other long-term assets) was $11.7 million. Seasonal increases in net operating assets (primarily elements of working capital) amounted to $3.6 million as compared to $14.3 million during the comparable prior year period due to lower sales activity and efforts to reduce inventories. While inventory balances declined during the six months ended June 30, 2001 as a result of inventory reduction efforts, accounts receivable increased $12.8 million to $74.7 million due primarily to normal seasonal activity in MMI's markets during April, May and June of 2001 (net sales of $137.8 million) as compared to the comparative slow period of October, November, and December of 2000 (net sales of $116.0 million) which generated a $61.9 million account receivable balance at December 30, 2000. The Days Sales Outstanding (DSO) statistic of 50 at June 30, 2001 was just slightly higher than the 48 calculated as of December 30, 2000 and July 1, 2000. Investing activities utilized approximately $4.5 million of cash, principally consisting of the acquisition of Page Two and capital expenditures for expansion, improvement and replacement of property, plant, and equipment. Financing activities utilized approximately $3.3 million of cash, for the payment of outstanding borrowings.


         Operating activities net of the payment of interest and income taxes and changes in working capital generated $28.5 million of cash in 2000 compared with $18.7 million in 1999. Net income, adjusted for non-cash items, such as depreciation, amortization, and other non-cash charges provided $33.7 million, $31.6 million and $18.6 million in 2000, 1999, and 1998, respectively. Excluding working capital increases resulting from a particular year's business acquisitions, MMI used $5.1 million, $12.9 million and $3.4 million of cash in 2000, 1999, and 1998, respectively, to grow its working capital as the volume of its sales increased. Working capital decreased in 2000 to $22.4 million from $79.2 million in 1999 due primarily to the reclassification of the revolving credit facility balance of $65.2 million from a long-term to a current liability. The facility matures in December 2001.

         Investing activities utilized $49.3 million, $22.3 million and $47.9 million in 2000, 1999, and 1998, respectively. In 2000, 1999, and 1998, the majority of this cash was used for acquisitions. Acquisitions utilized $42.6 million, $15.8 million, and $37.7 million in 2000, 1999, and 1998, respectively. Capital expenditures for expansion, improvement and replacement of property, plant and equipment were $6.9 million, $6.6 million and $10.2 million in 2000, 1999, and 1998, respectively. Capital expenditures in 1998 included $3.2 million for a wire mesh plant facility which replaced a previously leased building, and $1.9 million for rental equipment, a new product line resulting from the Burke Group acquisition.

         Financing activities provided $21.3 million in 2000 compared to $4.1 million and $31.2 million in 1999 and 1998, respectively. In 2000, proceeds from long-term obligations were utilized primarily to finance the Hallett acquisition and dividend payments to MMHC. In 1999, cash flow from financing was relatively flat compared to prior years, due to growth in operating cash flow and the need to fund only one significant acquisition, National Wholesale Fence. The increase in 1998 was due primarily to funding the Burke Group and Security Fence acquisitions.


         EBITDA is a widely accepted financial indicator of a company's ability to service and incur debt. Our EBITDA for the first six months of fiscal year 2001 and 2000 was $26.3 million and $37.0 million, respectively. The decrease in EBITDA is primarily due to lower income before interest and income taxes due to the changes in net sales, gross profit and selling, general and administrative expenses discussed above. EBITDA was $68.4 million, $60.0 million and $42.8 million in 2000, 1999, and 1998, respectively. The increase in EBITDA is primarily from the result of net sales and gross profit resulting from acquisitions, reduced raw material costs and other changes as discussed in the segment analysis in the year to year comparisons above. EBITDA should not be considered in isolation from or as a substitute for net income or cash flow measures prepared in accordance with accounting principles generally accepted in the United States or as a measure of a company's profitability or liquidity. EBITDA is defined as the sum of income before interest, income taxes, depreciation and amortization.


         Senior Subordinated Notes. On April 16, 1997, we issued $120 million of 11 1/4% senior subordinated notes due 2007 . The net proceeds of $116.0 million, after fees and expenses, were used to:


         o distribute $57.1 million to MMHC for the redemption of preferred stock and stock options issued in MMHC's 1996 recapitalization to investors in MMHC and employees, respectively,


         o repay the entire $10 million principal amount, plus accrued interest, on a senior subordinated secured note payable,

         o repay our remaining indebtedness under a term loan facility of $11.4 million and

         o        reduce our indebtedness under the revolving credit facility.

         On February 12, 1999, we issued $30 million of a new series of the 11 1/4% senior subordinated notes. The net proceeds of approximately $31.1 million, including original issuance premium, after fees and expenses, were used to reduce our borrowings under the revolving credit facility.

         On July 6, 2001, we issued $50 million of 13% senior subordinated notes due 2007 in a private offering. The 13% notes are subject to an exchange and registration rights agreement that enables holders to exchange the notes for publicly registered 13% notes with substantially the same terms. Following the 13% note exchange offer, to the extent not prohibited by any applicable law or applicable interpretation of the staff of the SEC, we will use our reasonable efforts to extend to holders of 13% notes the opportunity to exchange on or before March 3, 2002 all or a portion of such notes, on a par-for-par basis, for newly issued 11 1/4% senior subordinated notes due 2007 plus a cash payment. The aggregate cash payment, if such exchange is consummated, is not expected to exceed $3.5 million.

         Our senior subordinated notes are subject to "Change in Control" provisions. These provisions state that a change in control exists if any of the following occurs; a sale of substantially all of our assets, the liquidation or dissolution of our company, a change in the beneficial ownership of more that 50% of the total voting power of the voting stock, or the majority of the members of the board of directors of our company do not continue as directors. If a change in control exists, each holder will have the right to require us to repurchase all or any part of their notes at a repurchase price in cash at 101% of the aggregate principal plus accrued and unpaid interest and liquidating damages, if any.

         Credit Facility. Our revolving credit facility provides for maximum borrowings of $100 million and matures in December 2001. This facility was increased from $75 million effective March 1, 2001. The revolver balance fluctuates throughout the year based on sales and purchasing volume, capital expenditures, and acquisitions. Borrowing availability is subject to a borrowing base calculation. The average daily balance outstanding under this credit facility was $56.0 million and $20.3 million in 2000 and 1999, respectively. The net proceeds from our July 6, 2001 issuance of 13% senior subordinated notes due 2007 reduced our borrowings under our revolving credit facility. As of June 30, 2001, after giving effect to that offering and the use of proceeds from that offering, there was $77.3 million of additional capacity under our credit facility.

         Borrowings under our credit facility bear interest, at our option, at either (a) the base rate (as announced from time to time by Fleet National Bank) plus 0.25% or (b) the Eurodollar Base Rate (as defined therein) for the applicable Eurodollar Interest Period (as defined therein) plus an adjustable margin, which ranges from 1.25% to 2.50% (currently at 1.25%) based on our previous 12 months adjusted earnings from operations (as defined therein). Borrowings bearing interest at Eurodollar rates are denominated in short-term obligations of LIBOR with 30 to 180 day maturities.


         The current revolving credit facility requires that "Adjusted Earnings from Operations" (a defined term substantially the same as EBITDA) be not less than $20 million at each quarter's end based on performance during the previous four quarters. Our failure to achieve such a test would be an event of default and trigger the consequences of default as enumerated in the credit facility.


         The classification of the current revolving credit facility changed from long-term debt to current maturities in December 2000 as the maturity date is December 12, 2001. We are currently in negotiations with lenders to refinance or restructure the revolving credit facility into a long term debt instrument. While there is no assurance that we will be able to do so, management believes that we will readily be able to obtain a facility that is adequate for our needs prior to maturity.

         Our capital expenditure budget for fiscal year 2001 is $7.8 million.

         We expect that cash flows from operations and the borrowing availability under our current revolving credit facility and the expected refinancing or restructuring of that facility will provide sufficient liquidity to meet our normal operating requirements, capital expenditure plans and existing debt service.

         We have pursued and intend to continue to pursue a strategy of business acquisitions that will broaden our distribution network, complement or extend our existing product lines or increase our production capacity. The borrowing availability under our revolving line of credit facility is expected to be the financing source for such acquisitions. It is possible that, depending on our future operating cash flows and the size of potential acquisitions, we will seek additional sources of financing, subject to limitations set forth in our then current credit facility and our senior subordinated note indentures as well as our ability to obtain such financing. We will also pay dividends to MMHC from time to time to pay operating expense, interest and principal on indebtedness, and dividends on preferred stock and for other purposes. Such payments of dividends are limited by state of Delaware corporate law and financial tests included in both our senior subordinated debt indentures and revolving credit facility loan agreement.

SEASONALITY

         Our products are used in the commercial, infrastructure, and residential construction industries. These industries are both cyclical and seasonal, and changes in demand for construction services have a material impact on our sales and profitability. The highest level of sales and profitability occur during the times of the year when climatic conditions are most conducive to construction activity. Accordingly, sales will typically be higher in the second and third quarters and will be lower in the first and fourth quarters.

FORWARD LOOKING INFORMATION

         The statements contained in this prospectus which are not historical facts, including, but not limited to, statements found under the caption "Management's Discussion and Analysis of Financial Condition and Results of Operations" above, are forward looking statements that involve a number of risks and uncertainties. The actual results of the future events described in such forward looking statements in this prospectus could differ materially from those contemplated by such forward looking statements. Among the factors that could cause actual results to differ materially are the risks and uncertainties discussed in the prospectus, including without limitations, the portions of such statements under the caption referenced above, and the uncertainties set forth from time to time in our other public reports and filings and public statements.

EFFECT OF INFLATION

         The impact of inflation on our operations has not been significant in recent years. We can not assure you, however, that a high rate of inflation in the future will not have an adverse effect on our operating results.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

         We are subject to market risk exposure related to changes in interest rates on our revolving credit facility and our senior subordinated notes. Borrowings under our credit facility bear interest, at our option, at either the bank's base rate plus 0.25 percent or Eurodollar rate plus an adjustable margin, which ranges from 1.25% to 2.50% (currently at 1.25%) based on our previous 12 month adjusted earnings from operations. See "Description of Indebtedness--Credit Facility." For fiscal year 2000, the average daily balance outstanding under our credit facility was $56.0 million. Based on this balance, a one percent change in the interest rate would cause a change in interest expense of approximately $560,000. We are exposed to changes in the fair value of our 11.25% fixed rate senior subordinated notes. At December 30, 2000 the 11.25% notes, with a face value of $150 million, had a fair value of approximately 97.5% of par, or $146.3 million. At January 1, 2000, the fair value of these notes was approximately 103% of par, or $154.5 million. The variation in fair value is a function of market interest rate changes and the investor perception of the investment quality of the senior subordinated notes.

         We also have exposure to price fluctuations associated with steel rod, our primary raw material. We negotiate purchase commitments from one to nine months in advance to limit our exposure to price fluctuation and ensure availability of the materials. Generally, 60% of steel rod is purchased from foreign sources. Such purchases are denominated in U.S. dollars.

         At June 30, 2001, our exposure to these risk factors was not significant and had not materially changed from December 30, 2000.

                                    BUSINESS

GENERAL

         We are a leading manufacturer and distributor of products used in the North American infrastructure, commercial and residential construction industries. Over the past several years we have focused on increasing our product offering for the commercial construction and infrastructure markets, which historically have been less cyclical than the residential construction market. For the twelve months ended June 30, 2001 approximately 72% of our total net sales were for non-residential applications. Our products are segregated into two reporting segments: fence and concrete construction products, which accounted for 51.4% and 48.6% of our total net sales, respectively, for the twelve months ended June 30, 2001. We believe that we serve markets totaling approximately $2.6 billion, or approximately 23% of the total U.S. fabricated wire industry. Our fence segment serves the approximately $1.8 billion non-farm fence products market; and our concrete construction products segment serves the approximately $380 million wire mesh market and the approximately $450 million concrete accessories market. We have established leading market positions in each of our segments by combining efficient manufacturing, high quality products, broad product offerings and extensive distribution capabilities. Additionally, we realize significant cost savings by combining our steel rod requirements, our main raw material, for each of our segments. As a result, we are one of the largest buyers of steel rod in the United States and are able to consistently purchase steel rod at a meaningful discount to industry standards. For the twelve months ended June 30, 2001, we generated net sales and EBITDA of $504.5 million and $57.7 million, respectively. Through internal growth and acquisitions, our net sales and EBITDA have grown at a compound annual rate of 13.7% and 19.9%, respectively, since 1996.

         The products in our fence segment include chain link fence fabric, fittings, ornamental iron fence and other related products which are manufactured and distributed by us, as well as wood, vinyl and aluminum products which are primarily manufactured by third parties and distributed by us. The products in our concrete construction products segment include various classes of wire mesh, which serve as a structural reinforcing grid for concrete construction, including roads, bridges, runways and sewage and drainage projects. In addition, the concrete construction products segment produces over 2,000 specialized accessories used in concrete construction ("concrete accessories"), including products used to position and install steel reinforcing bar and wire mesh reinforcing grid.

         We have an extensive and well-positioned distribution network, consisting of 75 company-operated distribution centers, located in 31 states. Our distribution network serves over 7,800 customers, including construction contractors, fence wholesalers, industrial manufacturers, highway construction contractors and fabricators of concrete reinforcing bar. We also manufacture products at 22 principal manufacturing facilities strategically located throughout the United States. In addition to serving customers nationwide, our distribution centers and production facilities are well positioned to serve areas of high population and construction growth. We currently have manufacturing or distribution facilities in each of the ten states with the largest projected increases in population through 2025.


         We maintain significant amounts of inventory in distribution centers for fence and concrete accessories products, particularly between the months of April and October when most market activity occurs in the fence segment. We also purchase our raw material in large quantities based upon expected usage for a period of up to nine months. Accounts receivable also rise during these months due to the seasonal fluctuations in sales revenue. Our financing must be able to accommodate these seasonal fluctuations and raw material purchases.

         All of our outstanding capital stock is owned by MMHC. Citicorp Venture Capital, Ltd., together with its affiliates, employees and other persons affiliated or otherwise associated with Citicorp Venture Capital, own 49.5% of the total voting power of MMHC. In addition, such persons may elect to convert their stock into stock of another class and by so doing represent 82% of the total voting power of MMHC.

         We have two subsidiaries, MMI Management, Inc. and Hallett FSC, Inc. MMI Management, Inc. has a 99% limited partnership interest in MMI Management Services, L.P. We hold a one percent general partnership interest in MMI Management Services, L.P., the entity which provides us use of its intellectual property and provides general management, business development, finance, and steel rod purchasing services. Hallett FSC, Inc. is an entity that has remained inactive since it was acquired as part of the Hallett Wire Products Company in February 2000.

         Our corporate headquarters is located at 515 West Greens Road, Suite 710, Houston, Texas 77067. Our telephone number is (281) 876-0080.

COMPETITIVE STRENGTHS

         We believe we have the following key competitive strengths:

         Leading Market Positions. We hold leading U.S. market share positions in each of our main product lines. We believe we are the number one chain link fence fabric manufacturer with an estimated market share of 30%, and the number two distributor for all types of fence products with an estimated market share of approximately 14%. We believe we are the number one manufacturer of wire mesh, with an estimated market share of 35% based on tonnage produced. We believe we are the number two manufacturer and distributor of concrete accessories, with an estimated market share of approximately 20%. While we compete with a number of small regional companies, our principal competition in each of our main product lines is limited to only one or two other companies.

         Comprehensive Product Offerings. Over the last several years through internal initiatives and acquisitions, we have expanded our comprehensive range of product offerings which has enabled each of our segments to provide a "one-stop shop" solution for all of our customers. For example, in the fence segment, we have expanded our product range to include the manufacture of ornamental iron fencing and the distribution of all commercial and residential fence products. In the concrete construction products segment, we have continued to expand our structural fabric line for use in new applications. In addition, we have expanded our concrete construction product offerings to include galvanized strand wire, tilt-up hardware, engineering services and welded dowel basket assemblies. As a result of these efforts, we believe we have increased customer penetration and retention and believe we are well positioned to meet expanding customer needs in the future.

         Long-Term Customer Relationships. We enjoy long-term relationships with key customers based on our goal of supplying high quality products on a consistent and timely basis and providing responsive customer service. We maintain large-scale manufacturing operations, frequent customer contact and a broad array of products, which many of our smaller competitors cannot offer. These operating characteristics have solidified our position with our customers as one of the leading providers of fence and concrete construction products. We currently serve over 7,800 customers, with no single customer accounting for more than 5.0% of net sales for the twelve months ended June 30, 2001.

         Broad Distribution Network. Our network of 75 distribution centers in 31 states is one of the most extensive distribution networks in the industry. The breadth of our distribution network enables us to provide rapid delivery and optimal coordination with customers' particular construction schedules, which is critical to our customers. We have strategically expanded our network by opening or acquiring distribution centers to access new regional customers or further penetrate existing markets and will continue to selectively evaluate further strategic expansion of our network. In addition to our own products, we also distribute complementary third-party products, which increases distribution capacity utilization and cash flow contribution without requiring significant additional capital investment by us.

         Favorable Industry Fundamentals. As a leading supplier to the infrastructure market, we are well positioned to benefit from increases in infrastructure spending occurring throughout the United States. For example, the Transportation Equity Act for the 21st Century ("TEA-21") provides for $218.0 billion to be spent for national infrastructure investment over the period of 1998 to 2003, and is one of the largest public works plans ever. Further, additional federal, state and county spending in other related infrastructure areas like sewage and drainage projects also bodes well for our products.


         Moderate Capital Expenditure Requirements. Our efficient manufacturing facilities support a wide variety of projects with little, if any, incremental capital cost and our distribution facilities are relatively inexpensive to establish (greenfield facilities only require an investment of approximately $750,000 to $1,000,000 on average). Some additional capital expenditures are required to increase manufacturing and distribution capacity as demand grows and to improve the productivity of the manufacturing process but these types of expenditures have historically not been significant. During fiscal 2000, capital expenditures totaled approximately $6.9 million, of which approximately $3.3 million was for maintenance requirements.

         Experienced Management Team. Our senior management team of seven executives is one of the most experienced in the industry, with an average of over 23 years of industry experience. This management team has produced a consistent track record of growth and profitability. It is well-regarded for identifying growth opportunities, promoting and developing the product portfolio, and executing the acquisition program. Having completed 25 acquisitions since 1987, our team is experienced in identifying potential acquisition targets, executing acquisitions at attractive multiples, identifying opportunities for increasing efficiencies and enhancing value and successfully integrating the target's operations.

BUSINESS STRATEGY

         Our strategic objective is to further enhance our leading market position and profitability in each of our two product segments. We plan to achieve this objective through the continued implementation of the following strategies.

         Continue to Focus on Infrastructure and Commercial Construction Industries. We are well positioned to take advantage of increases in infrastructure spending. Demand for products in our concrete construction products segment is dependent, to a significant extent, on infrastructure development, including roads, bridges, runways, and sewage and drainage projects. Infrastructure construction spending is anticipated to increase as major components of the nation's infrastructure are replaced or substantially improved. In addition, we will continue to focus on increasing our sales to the commercial and infrastructure industries, which have historically been less seasonal and less cyclical than the residential construction industry. For the twelve months ended June 30, 2001 approximately 72% of our net sales were to the commercial construction and infrastructure markets.

         Strengthen Position as Low Cost Manufacturer. We intend to continue to provide our customers with high quality products at competitive prices by continuing to capitalize on our raw material purchasing economies as well as implementing more efficient manufacturing techniques. Since all of the products we manufacture are produced primarily from steel rod, we are one of the largest buyers of steel rod in the United States. As a result, we are able to consistently purchase steel rod at a meaningful discount to industry standards. We intend to continue to capitalize on our purchasing power. In addition, we continue to implement standard process controls and other productivity improvements to improve our operating efficiency and reduce costs.

         Increase Sales Mix to Higher Margin Products. We intend to continue the strategy to shift the mix of our sales to higher margin products. For example, in our fence segment, we recently acquired two manufacturing facilities and established a line in one of our existing plants for the production of ornamental iron fencing, which enabled us to reduce our reliance on products historically purchased from third parties and resold to our customers. As a result, our overall margins on this product line have increased significantly since 1998. We expect these margins will continue to increase as we manufacture a larger percentage of the ornamental iron fence products we sell. Additionally, within our concrete construction products segment, we have acquired companies who sold higher margin structural mesh and concrete accessories, including products used in tilt-up construction.


         Expand Markets for Existing Products. We actively develop and market new applications for our existing products. For example, we are actively promoting structural wire mesh as a cost-effective alternative to steel reinforcing bar used in concrete construction, including roads, bridges and other heavy construction projects. Although structural mesh has a higher initial cost to the customer than does steel reinforcing bar - we believe that the overall construction cost generally is lower if structural mesh is utilized. As a result, we believe the market for structural mesh represents a significant growth opportunity. We believe other opportunities exist to expand our sales and increase profitability by developing new applications and end uses for some of our other products.


         Pursue Strategic Acquisitions. In addition to internal growth, we intend to continue to pursue strategic acquisitions that broaden our distribution network, complement or expand our existing products or increase our production capacity. The markets in which we compete have a large number of relatively small, regional manufacturers and consequently, offer consolidation opportunities. We have substantial experience in completing acquisitions and successfully integrating them into our existing business and believe this expertise will enable us to continue to identify and pursue attractive opportunities in the future. Since 1995, we have completed 13 acquisitions aggregating approximately $132.0 million in consideration.

ACQUISITIONS

         Historically, we have achieved a significant portion of our growth through business acquisitions. Since 1995, we have completed 13 acquisitions, aggregating approximately $132.0 million in consideration. We completed two acquisitions in 1999 and one acquisition each in early 2000 and 2001.


         On June 7, 1999, we purchased certain assets (primarily accounts receivable, inventories, fixed assets and goodwill) of the wholesale fence division of National Wholesale Fence Supply, Inc. for cash of $13.2 million. The operations acquired include a manufacturer of ornamental iron fence products in San Fernando, California and distributors of fence products in California.

         On December 30, 1999, we purchased certain assets (primarily accounts receivable, inventories, fixed assets and goodwill) of Reforce Steel and Wire Corporation for cash of $3.4 million, which we funded from our revolving credit facility. The operations acquired included a manufacturer of concrete accessories products in Brooklyn, New York.


         On February 3, 2000, we purchased all of the issued and outstanding capital stock of Hallett. Hallett manufactured welded wire mesh at facilities located in St. Joseph, Missouri and Kingman, Arizona. Hallett had net sales of approximately $37 million for the year ended December 31, 1999. We funded the total acquisition price of $40 million from our revolving credit facility.


         On February 1, 2001, we purchased certain assets of Page Two, Inc. and Kewe 3, Inc. for cash of approximately $2.0 million, which we funded from our revolving credit facility. The assets primarily consist of a production line located in Bartonville, Illinois, which applies an aluminum coating on strand wire, accounts receivable, inventories and goodwill.


BUSINESS SEGMENTS

         We report our results of operations in two business segments - fence and concrete construction products. Both segments share common factors in relation to seasonality of business and raw materials.

         Seasonality and Cyclicality. Our products are used in the infrastructure, commercial and residential construction industries. These industries are both cyclical and seasonal, and changes in demand for construction services have a material impact on our sales and profitability. Although we believe that a cyclical downturn is inevitable, we have implemented the following strategies which we believe will mitigate the impact of any such downturn on our future operating results and liquidity:

         o increased our focus on products used in the commercial and infrastructure construction industries, which historically have been less cyclical than the residential construction industry;

         o positioned our concrete construction products segment to benefit from anticipated increases in infrastructure spending;

         o expanded our distribution network to serve diverse areas of high population growth, as well as to limit the effects of any regional economic downturns.

         As a result of seasonality, our highest level of sales and profitability occur during the times of the year when climatic conditions are most conducive to construction activity. Accordingly, sales will typically be higher in the second and third quarters.

         Raw Materials. Our manufactured products are produced primarily from steel rod. Because both business segments require large quantities of the same raw material, we purchase steel rod in significantly larger quantities than would be necessary if the business segments were part of independent enterprises. Because of such large volume purchases, we believe that we typically purchase steel rod at a meaningful discount to industry standards.

Since steel rod cost comprises a substantial portion of cost of goods sold (approximately 26% in fiscal year 2000), we believe such cost savings provide a significant competitive advantage.

         Generally, 60% of annual steel rod purchased has been produced overseas. We purchase steel rod from several suppliers overseas and in the United States. The ample availability of steel rod provides us with many purchasing options and, as a result, we are not reliant on any one supplier.

         We will normally negotiate quantities and pricing on a quarterly basis for both domestic and foreign steel rod purchases. Because all agreements for the purchase of steel rod, whether foreign or domestic, are denominated in U.S. dollars, we are not exposed to significant risks of fluctuations in foreign currency exchange rates with respect to such agreements.

FENCE SEGMENT

         Our fence segment is made up of two operating divisions:

         o        Merchants Metals; and

         o        Anchor Die Cast.

         Merchants Metals is headquartered in Houston, Texas with its operations segregated and managed by geographic regions. Anchor Die Cast, a small manufacturer of fence fittings, is located in Harrison, Arkansas. Our fence segment contributed 52.1%, 56.3% and 49.7% of consolidated net sales in fiscal years 2000, 1999 and 1998, respectively.

         Products.  Our fence segment manufactures the following products:

         o galvanized, aluminized and vinyl coated chain link fence fabric;

         o a full line of aluminum die cast and galvanized pressed steel fittings;

         o        vinyl coated colored pipe;

         o        steel ornamental iron fence products; and

         o        vinyl fencing.

         These products are manufactured at nine principal facilities.

         Our fence segment also distributes a variety of fence products that it purchases from third parties, including:

         o        pipe;

         o        tubing;

         o        wood;

         o        vinyl;

         o        aluminum and steel ornamental iron fence products;

         o        gates;

         o        hardware; and

         o        other related products.

         The segment also assembles wooden fence panels for residential fences at several of its facilities.

         Fence products are used in a variety of applications. The chain link fence products primarily serve as security fencing at commercial, residential, and governmental facilities, including the following:

         o        manufacturing and other industrial facilities;

         o        warehouses;

         o        schools;

         o        airports;

         o        correctional institutions;

         o        military facilities;

         o        recreational facilities;

         o        swimming pools; and

         o        dog kennels.

         Polyvinyl chloride ("PVC") color coated wire, together with vinyl coated colored pipe, tubing and fittings, are used primarily for tennis courts and other residential applications. Our fence segment also offers other fence products that are used primarily in the construction of wood, vinyl, aluminum or ornamental iron fence systems, and in the construction of all sizes and styles of fence gates for the residential and commercial markets.

         In fiscal year 2000, approximately 50% of our fence segment sales represented products manufactured by the segment. The remaining fence products were purchased as finished goods from third parties for distribution. Purchases of finished fence products are primarily from domestic manufacturers. We believe that our full line of fence products provides a competitive advantage by enabling us to provide a "one-stop shop" solution for our customers, thereby promoting customer loyalty.

         Production Process. Our chain link fence manufacturing process is virtually the same at each manufacturing facility. The dominant manufacturing process, galvanized after weaving, involves four steps:

         o The rod is cleaned by removing "mill scale" by passing the rod around a series of pulleys that bend the rod in four planes. This bending process fractures the scale causing it to fall away from the base metal.

         o The rod is then pulled through a series of funnel shaped dies that reduce the diameter of the rod by approximately 30% in each die. This cold-drawing process produces steel wire that ranges in diameter from 12.5 gauge (.095 inches) to 6.0 gauge (.192 inches). This wire is clean and uniform in diameter with a tensile strength that is nearly 100% stronger than the original rod.

         o The wire is woven into chain link fabric by automated fabric weaving machines pre-set to a specific width (which ranges from three to 20 feet wide) of chain link fence fabric and to a specific "diamond" size ranging from 3/8-inch to 2 3/8-inches.

         o The galvanizing process involves acid cleaning, then coating the surface of the steel wire with zinc to provide corrosion protection and enhanced appearance.

         The segment also produces other types of coated wire fabric, including PVC coated, aluminum coated, and galvanized before weaving. In addition, vinyl coatings are applied to the pipe, tubing, and fittings used with vinyl coated chain link fabric. Anchor Die Cast manufactures a full line of aluminum die cast and galvanized pressed steel fittings.

         Sales and Marketing; Principal Customers. Our fence segment sells fence products principally to fence wholesalers and to commercial and residential contractors. Although some of our fence products sales are made to the ultimate consumer by home centers, home centers are not a primary focus of our fence segment's sales efforts. No one customer accounted for more than 10% of our fence segment revenues in fiscal year 2000.

         The segment's sales force consists of approximately 170 employees whose sales territories cover the 48 contiguous states. The employees consist of sales people, distribution center managers, sales managers, and customer service representatives. Sales generally are made through 53 regional distribution centers (five of which are located at manufacturing facilities), which are located in 31 states. Because customer orders typically require rapid turn-around time, the distribution centers are strategically located near customers' facilities. The segment also distributes its fence products through a network of 369 authorized dealers located throughout the country.

         Competition. Our fence segment's major national competitor is Master-Halco, Inc., which has a more extensive distribution network than we have. We believe, however, that our more extensive fence manufacturing capabilities provide an advantage to some major accounts. Our segment also competes with two strong regional competitors, one of which operates primarily on the East Coast, with particular emphasis on Florida, and one of which operates only manufacturing facilities (with no internal distribution network) primarily east of the Rocky Mountains. Our remaining competitors are smaller regional manufacturers and wholesalers.

         Although the ability to sell fence products at a competitive price is an important competitive factor, we believe that other factors, such as perceived quality of product and service and ability to deliver products to customers quickly, are also important to our fence customers. We believe that our reputation for quality and service and our ability to deliver product quickly due to the locations of our 53 fence distribution centers, enable us to obtain a slight premium in our sales price for fence products, as compared to our principal competitors.

CONCRETE CONSTRUCTION PRODUCTS SEGMENT

         Our concrete construction products segment is made up of two divisions, Ivy Steel and Wire, which produces wire mesh products, and Meadow Burke Products, which produces concrete accessories. Ivy is headquartered in Houston, Texas and Meadow Burke is headquartered in Tampa, Florida. Both companies segregate their management and operations by geographic region. Our concrete construction products segment comprised 47.9%, 43.7% and 50.3% of our consolidated net sales in fiscal years 2000, 1999 and 1998, respectively.

         Products. Concrete construction products include various classes of wire mesh, which serve as a structural reinforcing grid for concrete construction, including the following:

         o        concrete pipe;

         o        roads;

         o        bridges;

         o        runways; and

         o        sewage and drainage projects.

         In addition, the segment produces over 2,000 specialized accessories used in concrete construction, including products used to position and install steel reinforcing bar and wire mesh reinforcing grid.

         The segment manufactures the following three principal classes of wire mesh:

         o        commodity building mesh (Class B-2);

         o        pipe mesh (Class C); and

         o        structural mesh (Class D).

         Class B-2 mesh is a commodity building mesh used in housing and light commercial construction, including driveways, slab foundations and concrete walls. Class C mesh is used to construct reinforced concrete pipe for, among other things, drainage and sewage systems and water treatment facilities. Ivy has been producing pipe mesh for over 40 years. Class D mesh is a structural wire mesh that is designed as an alternative to steel reinforcing bar for certain types of concrete construction, including roads, bridges and other heavy construction projects. Structural mesh is marketed as a cost-effective alternative to steel reinforcing bars. Although structural mesh has a higher initial cost to the customer than does steel reinforcing bar, we believe that the overall construction cost to the customer is generally lower if structural mesh is utilized. The segment also manufactures galvanized strand wire which is used by manufacturers and processors of all types of wire products, including shelving, household and automotive products.

         The concrete accessory products include the following:

         o        supports for steel reinforcing bars and wire mesh;

         o        form ties and related products;

         o basket assemblies (including welded and loose dowel basket assemblies);

         o anchors and inserts (including imbedded attachments and lifting devices, composite structural wire members and prestress strand hold down anchors); and

         o        bracing devices for holding in place tilt-up concrete walls.

         Although the segment manufactures most of its concrete accessories, certain products, such as plastic supports for steel reinforcing bar and certain types of form ties, are purchased from third parties for distribution by the segment. New products are continually introduced in an effort to provide a full line of concrete accessories to customers.

         Concrete accessories are used in a variety of applications. Supports are used to position and install steel reinforcing bars and wire mesh in the construction of roads, bridges and other heavy construction projects. Welded and loose dowel basket assemblies are used to reinforce joints between concrete pieces in the paving of roads, highways, and runways. Anchors and inserts are used to fasten and lift precast panels and floor panels in the construction of, among other things, commercial buildings.

         In fiscal year 2000, approximately 93% of the segment's sales represented manufactured products. The remaining 7% of the segment's sales were purchased as finished goods for resale through 22 regional distribution facilities.

         Production Process. Our concrete construction products segment manufactures its products at 13 principal facilities, which are strategically located throughout the U.S. Wire mesh is produced from wire that ranges in size from 1/8-inch diameter to 3/4-inch diameter, in both smooth and deformed patterns. This method of welding, known as electrical resistance welding, produces a very strong welded joint without weakening the steel as much as electrode welding. Wire mesh is manufactured from low-carbon, "hot-rolled" steel rod on large automatic welding machines. The manufacturing process involves three steps.

         o The rod is cleaned by removing "mill scale" by passing the rod around a series of pulleys that bend the rod in four planes. This bending process fractures the scale causing it to fall away from the base metal.

         o The rod is then pulled through a series of funnel shaped dies that reduce the diameter of the rod by approximately 30% in each die. This cold-drawing process produces steel wire that ranges in diameter from 10.0 gauge (.132 inches) to 3/4-inch (.750 inches). This wire is clean and uniform in diameter with a tensile strength that is nearly 100% stronger than the original rod.

         o The wire is then processed through automatic welding machines that form customer specified wire grids needed for each particular job.

         Certain aspects of the production process vary depending on the class of mesh being produced. Commodity building mesh generally is produced in roll and sheet form and is made with small diameter wire. Pipe mesh generally is custom-made to customer specifications. Additional steps in the process of producing structural wire mesh often include:

         o        bending the mesh to precise shapes;

         o        cutting the exact sizes; and

         o preparing the surface to allow for the application of special coatings.

         The concrete accessory manufacturing process also consists of drawing steel rod into wire that is then fed into automatic forming and resistance welding machines which produce the finished product. Additional manufacturing processes include:

         o        various punch press operations;

         o        threading;

         o        machining;

         o        painting;

         o        PVC systems; and

         o        epoxy coating of products.

         In addition to steel rod, which is the primary raw material for concrete accessories, other raw materials are used such as:

         o        round and flat bar stock;

         o        slit steel coils; and

         o        reinforcing steel bars.

         Sales and Marketing; Principal Customers. The segment sells its products principally to the following persons:

         o        construction products distributors;

         o industrial manufacturers (such as pre-casters of concrete products);

         o        large reinforcing bar fabricators;

         o        commercial building supply dealers; and

         o        construction contractors.

         The sales force for the wire mesh product line consists of approximately 32 employees, sales people whose sales territories cover the 48 contiguous states and customer service representatives. Members of the wire mesh sales force generally have engineering backgrounds which permit them to consult with customers regarding product specifications. Because orders for wire mesh products typically do not require the quick turn-around time that is required for concrete accessories, wire mesh products are shipped directly from one of the eight wire mesh manufacturing facilities to the customer, generally in truckload quantities. Most wire mesh production is in response to particular customer orders. Light wire mesh used for residential construction, however, is produced in standard patterns in anticipation of customer orders.

         The sales force for concrete accessories consists of approximately 54 employees whose sales territories cover the 48 contiguous states. These sales employees include customer service representatives and distribution center managers. Concrete accessories are distributed primarily through 14 regional distribution centers (three of which are located at concrete accessories manufacturing facilities). Because orders for concrete accessories typically require rapid turn-around time, these distribution centers are strategically located near customers' facilities.

         There was one customer that accounted for more than 10% of the concrete construction products segment revenues in fiscal year 2000, however this customer did not account for more than 10% of our consolidated revenues.

         Competition. The segment's major competitor for wire mesh is Insteel Wire Products, Inc. The segment also faces strong regional competitors in Midwestern, Southeastern, and Mid-Atlantic states. There is also competition from smaller regional manufacturers and wholesalers of wire mesh products.

         The concrete accessories product line faces competition from several significant competitors. Dayton-Superior Corporation is the leading full line national participant in the concrete accessories market, with a market share greater than ours. The segment also faces strong full line competition from a regional competitor and from two other significant competitors, who offer a more limited number of products.

         We believe that our ability to produce a greater variety of wire mesh products in a wider geographical area provides an advantage to major accounts. We believe that our willingness and ability to provide custom-made products that fit our customers' individual needs provide a competitive advantage. For concrete accessories, we believe that price, extensive product selection and the ability to deliver product quickly are the principal competitive factors.

         We believe that our raw material costs (which we believe are lower than many of our competitors) enhance the segment's ability to compete effectively with respect to product price in the concrete construction market.

REGULATION

         Environmental Regulation. We are subject to extensive and changing federal, state and local environmental laws and regulations including laws and regulations that:

         o        relate to air and water quality;

         o impose limitations on the discharge of pollutants into the environment; and

         o establish standards for the treatment, storage, and disposal of toxic and hazardous wastes.

         Stringent fines and penalties may be imposed for non-compliance with these environmental laws and regulations. In addition, environmental laws could impose liability for costs associated with investigating and remediating contamination at our facilities or at third-party facilities at which we have arranged for the disposal treatment of hazardous materials.


         As an owner and operator of real estate, we may be liable under applicable environmental laws for cleanup and other costs and damages, including tort, resulting from past or present spills or releases of hazardous or toxic substances on or from our properties. Liability under these laws may be imposed without regard to whether we knew of, or were responsible for, the presence of such substances on our property, and, in some cases, may not be limited to the value of the property. The presence of contamination, or the failure to properly clean it up, also may adversely affect our ability to sell, lease or operate our properties or to borrow. Currently, we have no remediation obligations at any property we own or lease. We are a potentially responsible party at various Superfund sites as a result of the off-site disposal of hazardous wastes. At all of these sites, we are a de minimus contributor of waste. While we cannot provide a definitive estimate of our liability, given the limited amount of waste we dispose of, our anticipated potential liability is not expected to be material.

         We believe our facilities are currently in substantial compliance with applicable environmental laws and regulations. Environmental laws continue to be amended and revised to impose stricter obligations, however, and compliance with future additional environmental requirements could necessitate capital outlays. We cannot predict the impact on our operations of any such future requirements, if enacted, although we believe that such regulations would be enacted over time and would affect the industry as a whole.


         Health and Safety Matters. Our facilities and operations are governed by laws and regulations, including the federal Occupational Safety and Health Act, relating to worker health and workplace safety. We believe that we take appropriate precautions to protect employees and others from workplace injuries and harmful exposure to materials handled and managed at our facilities. While we do not anticipate that we will be required in the near future to expend material amounts by reason of such health and safety laws and regulations, we are unable to predict the ultimate cost of compliance with these changing regulations.

EMPLOYEES

         As of June 30, 2001, we had approximately 2,640 full time employees. We are a party to seven collective bargaining agreements and have one certified bargaining unit that is currently in contract negotiations. These agreements are with six unions and a total of 361 employees are members. Such collective bargaining agreements cover employees at the following facilities:

         o        Baltimore, Maryland;

         o        Tampa, Florida;

         o        Whittier, California;

         o        Riverside, California;

         o        Palisades Park, New Jersey;

         o        Chicago, Illinois; and

         o        Oregon, Ohio facilities.


         The collective bargaining agreement covering employees at our Whittier, California facility expired as of August 2001. On October 1, 2001, the terms of a new collective bargaining agreement were agreed to by us and the union and ratified by the employees. The parties are in the process of memorializing the new agreement. We consider our relations with our employees and the unions to be good.


PROPERTIES

         Our principal executive offices are located in approximately 15,000 square feet of leased space in Houston, Texas.

         Our operating facilities consist of two categories, manufacturing plants and distribution centers. We own the majority of the manufacturing plants. We lease the majority of the distribution centers from third parties. The following table sets forth the general information of each of our facilities by operating segment as of June 30, 2001:

                                                                                  SQUARE
       FENCE MANUFACTURING PLANTS                               STATE             FEET(1)
       --------------------------                               -----             -------
Houston - Owned                                                 Texas             132,990
Bladensburg - Leased                                           Maryland           124,000
Statesville - Owned                                         North Carolina         73,829
Harrison - Owned                                               Arkansas            72,881
New Paris - Owned                                              Indiana             72,000
Brighton - Leased                                              Michigan            65,890
San Fernando - Leased                                         California           41,500
Whittier - Owned                                              California           28,910
Bartonville - Leased                                           Illinois            25,000
Total Fence Manufacturing Plants                                                  637,000

            CONCRETE CONSTRUCTION PRODUCTS                                       SQUARE
                 MANUFACTURING PLANTS                           STATE            FEET(1)
            ------------------------------                      -----            -------
Baltimore - Owned                                              Maryland           235,000
Ft. Worth - Owned                                               Texas             161,520
Jacksonville - Owned                                           Florida            145,846
Houston - Owned/Leased                                          Texas             137,318
St. Joseph - Owned                                             Missouri           111,980
Kingman - Owned                                                Arizona            109,300
Pompano Beach - Owned                                          Florida            100,000
Oregon - Leased                                                  Ohio              90,000
Hazelton - Leased                                            Pennsylvania          76,800
Converse - Leased                                               Texas              72,200
Tampa - Owned/Leased                                           Florida             21,450
Chicago - Leased                                               Illinois            69,425
Tampa - Owned                                                  Florida             70,142
Total Concrete Construction Products Manufacturing                              1,400,981
Plants

                                                                                 SQUARE
           DISTRIBUTION AND OTHER FACILITIES                    STATES           FEET(1)
           ---------------------------------                    ------           -------
Fence Distribution Centers(2)                                      31             630,514
Fence Warehouse (Whittier) - Leased(3)                              1              35,040
Concrete Construction Products Distribution
     Centers(2)                                                     9             250,948
Concrete Construction Products Engineering
     Centers - Leased                                               1               5,619

(1) Does not include square footage of outside storage and other outdoor areas.

(2)      The majority of distribution centers are leased properties.

(3) This property has been sublet to a third party until the end of the lease term in 2003.


         Each of our owned plants and facilities (other than Pompano Beach) has been mortgaged to secure our credit facility.


LEGAL PROCEEDINGS

         We are involved in various claims and lawsuits incidental to our business. We do not believe that these claims and lawsuits in the aggregate will have a material adverse affect on our business, financial condition and results of operations.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS


         The following table sets forth relevant information regarding our directors and executive officers, including their respective ages.


                 NAME                    AGE                      POSITION
                 ----                    ---                      --------
         Julius S. Burns                 69      Chairman, President and Chief Executive Officer
         Thomas F. McWilliams            58      Director
         Carl L. Blonkvist               64      Director
         Stuyvesant Comfort              30      Director
         Robert N. Tenczar               51      Vice President, Chief Financial Officer and
                                                 Secretary
         James M. McCall                 58      Vice President; President of Ivy Steel and Wire
                                                 Division
         Davy J. Wilkes                  63      Vice President; President of Meadow Burke
                                                 Products Division

         Julius S. Burns has been Chairman of our board since January 2, 2001 and has served as our President and Chief Executive Officer for 12 years and President and General Manager of Ivy Steel & Wire Company, Inc., our predecessor, for 13 years. Mr. Burns has 35 years of related industry experience.

         Thomas F. McWilliams has been a director since 1992. Mr. McWilliams is a Managing Director of Citicorp Venture Capital, Ltd., a small business investment company ("CVC"), and has been affiliated with CVC since 1983. Mr. McWilliams is a member of CVC's three-person investment committee. Mr. McWilliams is a director of Chase Brass Industries, Inc., a metals processing company, Ergo Science Corporation, a pharmaceutical product development company and various other private companies.

         Carl L. Blonkvist has been a director since April 1997. Mr. Blonkvist is President and Chief Operating Officer of Page-Wheatcroft & Co. Mr. Blonkvist was Senior Vice President of Coca-Cola Foods from January 1994 to April 1996, and was a Senior Partner of Computer Science Corporation, a consulting firm, from 1991 to 1994. In 1984, Mr. Blonkvist formed Paragon Consulting Group, a consulting firm specializing in operations strategy, which was purchased by Computer Science Corporation in 1991.

         Stuyvesant Comfort has been a director since December 1999. Mr. Comfort is a Director of Citicorp Venture Capital, Ltd. Mr. Comfort was an executive at Alchemy Partners, a U.K. -- based private equity advisor, and has been affiliated with Alchemy Partners from February 1999 to February 2000. Mr. Comfort previously served in the strategic investments and acquisitions group of Microsoft Corporation from March 1996 to December 1998.

         Robert N. Tenczar has been our Vice President, Chief Financial Officer and Secretary since May 1993. From 1985 to 1993, Mr. Tenczar was employed by Baker Hughes Incorporated, Houston, Texas, his last assignment as Vice President
- Finance of its EnviroTech Controls division.

         James M. McCall has been employed by us and our predecessors in various management positions of increasing responsibility since 1975, as General Manager of Wire Mesh operations since 1989 and the President of the Ivy Steel and Wire division since 1999. Mr. McCall has 36 years of related industry experience.

         Davy J. Wilkes has been employed by us and our predecessors since 1974, as General Manager of Concrete Accessories operations since November 1992 and the President of the Meadow Burke Products division since 1999. Mr. Wilkes has 40 years of related industry experience.

         Each director holds office until our next annual meeting of stockholders or until their successor is duly elected and qualified. All officers are elected annually and serve at the direction of our board of directors. In 1999 our board of directors approved a resolution to increase the number of members to five. Our directors are reimbursed for all expenses actually incurred for each board meeting which they attend. One member of our board of directors receives a fee of $2,000 per meeting he attends. The other members of our board of directors do not receive a fee for any meetings they attend. Our executive officers are elected by our board of directors to serve at the discretion of our board.

INDEMNIFICATION OF DIRECTORS

         We have entered into indemnification agreements with each of our directors and executive officers pursuant to which we will indemnify these persons against expenses (including attorney's fees), judgments, fines and amounts paid in settlement incurred as a result of the fact that any of these persons in his or her capacity as a director or officer, is made or threatened to be made a party to any suit or proceeding. These persons will be indemnified to the fullest extent now or hereafter permitted by the General Corporation Law of the State of Delaware.

         The indemnification agreements also provide for the advancement of expenses to such directors and officers in connection with any such suit or proceeding.

EXECUTIVE COMPENSATION

         The following table sets forth the compensation for fiscal years 2000, 1999, and 1998 awarded to or earned by our chief executive officer and the four other of our most highly compensated executive officers who were serving as executive officers at December 30, 2000.

                           SUMMARY COMPENSATION TABLE

                                                                                             ALL OTHER
                                                          ANNUAL COMPENSATION               COMPENSATION
                                                       -------------------------     --------------------------
NAME AND PRINCIPAL POSITION (1)                          SALARY         BONUS          401(k)         PENSION
-------------------------------                        -----------    ----------     ----------     -----------
Julius S. Burns                               2000     $  284,040     $  258,522     $       --     $   24,899
  Chairman of the Board,                      1999        275,040        969,198             --         30,000
  President and Chief                         1998        275,040      1,230,726             --         28,399
  Executive Officer                           2000        162,600        250,000             --             --

Ronald R. Ross                                2000        186,720        116,064          1,166         15,485
  Former President and Chief
  Executive Officer


James M. McCall                               1999        169,320        101,592          1,116         12,429
  Vice President;                             1998        160,500         90,652          1,089         11,548
  President - Ivy Steel and Wire division     2000        172,200        106,569          1,183         23,508

Davy J. Wilkes                                1999        156,000         93,600          1,085         19,822
  Vice President;                             1998        132,850         77,652          1,003         15,375
  President - Meadow Burke                    2000        167,240         78,412          1,257          8,651
  Products Division

Robert N. Tenczar                             1999        144,160         84,240          1,102          6,761
  Vice President, Chief Financial             1998        136,940         78,012          1,029          5,927
  Officer and Secretary

(1) The named executive officers did not receive annual compensation not properly categorized as salary or bonus, except for perquisites and other personal benefits which are not shown because the aggregate amount of such compensation for each of the named executive officers during the fiscal year did not exceed the lesser of $50,000 or 10% of total salary and bonus reported for such executive officer.

         None of the executive officers named in the summary compensation table were granted options to purchase any capital stock of MMHC during fiscal years 2000 or 1999.

401(k) PLAN

         We maintain the MMI Products, Inc. 401(k) Savings Plan. All our employees are eligible to participate in the 401(k) Plan after one year of employment. Employees may elect to make pre-tax contributions up to the applicable statutory maximum limits to the 401(k) Plan. We make matching contributions (subject to statutory limits) in an amount equal to 25% of the employee's contributions up to 2% of the employee's compensation. In addition, we may make additional contributions in such amounts as we may elect. Our contributions are vested at a rate of 25% for each year of service.

PENSION PLAN

         We maintain the MMI Products, Inc. Pension Plan, which is a money purchase defined contribution plan. Our employees (other than employees covered by a collective bargaining agreement) generally are eligible to participate in the pension plan after one year of employment. We make annual contributions to the pension plan for each eligible employee in accordance with a formula that is based on the participant's age and level of compensation. The pension plan provides for 100% vesting after five years of service.

EMPLOYMENT AGREEMENTS

         Julius S. Burns

         Julius S. Burns, our current Chairman of the Board, President and Chief Executive Officer has entered into an employment agreement with us that will expire, unless renewed, on April 30, 2004. The agreement provides a per diem payment to Mr. Burns of $2,873.56 for each day that he performs services under the agreement with a maximum annual salary of $750,000. The agreement also precludes Mr. Burns from engaging in competitive activities with our company during the term of his employment with our company.

         Ronald R. Ross

         On April 16, 2001, we entered into a separation agreement with Ronald
R. Ross, our former president and chief executive officer. Under the terms of the separation agreement, Mr. Ross resigned as president, chief executive officer and a director of our company. Mr. Ross served in such capacities from October 16, 2000 until April 13, 2001. Under the separation agreement, we agreed to pay Mr. Ross a one-time cash severance payment of $211,650. Mr. Ross is also entitled to receive specified incentive payments in the event we agree to engage in certain change of control transactions within the six-month period following his resignation. The separation agreement also contains customary non-solicitation, nondisparagement and confidentiality provisions and a mutual release of claims arising from Mr. Ross' employment with our company.

REPURCHASE AGREEMENTS

         Each member of our management that owns common stock of MMHC holds such stock subject to various repurchase agreements. Until the ownership in stock vests, MMHC may repurchase such common stock for $1.00 per share upon the termination of such person's employment. Under Mr. Burns' repurchase agreement, MMHC may also repurchase his vested common stock for fair market value.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         Our board of directors is responsible for determining executive officer compensation. Julius S. Burns currently serves as both a director and the President and Chief Executive Officer of our company.

            SECURITY OWNERSHIP OF 5% BENEFICIAL OWNERS AND MANAGEMENT

         We are a wholly owned subsidiary of MMHC. The following table sets forth relevant information regarding the beneficial ownership of MMHC's capital stock as of June 30, 2001, by:

         o each person who we know to beneficially own more than 5% of any class of voting securities of MMHC;

         o        each of our directors and named executive officers; and

         o        all directors and officers as a group.

         MMHC has three classes of common stock. MMHC's Class A common stock, par value $0.01 per share, Class B common stock, par value $0.01 per share and Class C common stock, par value $0.01 per share vote together as a single class. The Class A common stock is the class into which all other classes of common stock are convertible, and until all classes are converted, has 17% of the combined voting power of all three classes of common stock. Each share of Class A common stock has voting power equal to its pro rata share of such 17.0% vote. The only outstanding shares of Class A common stock are held by Carl Blonkvist. The Class B common stock has 49.5% of the combined voting power of the three classes of common stock and is held by Citicorp Venture Capital (CVC) and its affiliates and associates. All of the Class B common stock shares will be voted in accordance with a majority of interest vote of such class, which is held by CVC. The Class C common stock has 33.5% of the combined voting power of the three classes of common stock and is held by management of MMHC. Class B common stock is convertible into Class A common stock upon the first to occur of the date on which the outstanding number of shares of Class B common stock represents less than 45% of the outstanding common stock and upon a vote of the holders of a majority in interest of the Class B common stock to convert their shares of Class B common stock into Class A common stock. In addition, any holder of the Class B common stock, other than CVC, may convert his or its shares to Class A common stock at such time as such person is no longer affiliated or associated with CVC. The Class C common stock automatically converts into Class A common stock upon an initial public offering, if required by the underwriters, or at such time as no shares of Class B common stock are still outstanding. As of June 30, 2001, 2,000 shares of Class A common stock, 818,164 shares of Class B common stock and 177,565 shares of Class C common stock were outstanding.


                                                                                                            PERCENTAGE
                                                                                                              OF TOTAL
                                                     NUMBER OF SHARES              PERCENT OF CLASS            VOTING
        5% SHAREHOLDERS                              OF COMMON STOCK               OF COMMON STOCK            POWER(1)
        ---------------                        ---------------------------   ----------------------------    ---------
                                                      (in thousands)
                                               Class A  Class B    Class C   Class A  Class B     Class C
                                               -------  -------    -------   -------  -------     -------
        Citicorp Venture Capital, Ltd.(2)         --      538         --        --      65.8%         --        53.9%
        399 Park Avenue
        14th Floor, Zone 4
        New York, New York 10043

        Court Square Capital,
        Limited(3)(4)                             --      123         --        --      15.1%         --        12.4%

        CCT Partners VI, L.P.(4)(5)(6)            --      116         --        --      14.2%         --        11.7%

        Julius S. Burns(7)                        --       --         74        --        --        42.0%        7.5%
        8506 Tranquil Park Drive
        Spring, Texas 77379

                                                                                                             PERCENTAGE
                                                                                                              OF TOTAL
                                                      NUMBER OF SHARES               PERCENT OF CLASS          VOTING
        DIRECTORS AND EXECUTIVE OFFICERS               OF COMMON STOCK               OF COMMON STOCK          POWER(1)
        --------------------------------         ---------------------------   ---------------------------   ----------
                                                        (in thousands)
                                                 Class A   Class B   Class C   Class A   Class B   Class C
                                                 -------   -------   -------   -------   -------   -------
        Carl Blonkvist                               2        --        --       100%       --        --         0.2%
        5121 Tanbark Drive
        Dallas, Texas 75229

        Robert N. Tenczar                           --        --        13        --        --      7.2%         1.3%
        14807 Bramblewood Drive
        Houston, Texas 77079

        James M. McCall                             --        --        23        --        --     13.2%         2.4%
        2014 Crystal Springs Drive
        Kingwood, Texas 77339

        Davy J. Wilkes                              --        --         3        --        --      2.0%         0.4%
        203 78th Street
        Holmes Beach, Florida 34218

        All directors and executive                  2        --       114       100%       --     64.4%        11.7%
        officers as a group



-----------------

(1) Percentage given on a basis as if all shares of Class B common stock and Class C common stock were converted into shares of Class A common stock.


(2) Does not include approximately (a) 123,000 shares of Class B Common Stock owned of record by Court Square Capital, Limited, an affiliate of Citicorp Venture Capital, Ltd., as to which Citicorp Venture Capital, Ltd. disclaims beneficial ownership and (b) 116,000 shares of Class B Common Stock owed of record by CCT Partners VI, L.P., an affiliate of Citicorp Venture Capital, Ltd., as to which Citicorp Venture Capital, Ltd. disclaims beneficial ownership.

(3) Does not include approximately 538,000 shares of Class B Common Stock owned of record by Citicorp Venture Capital, Ltd., an affiliate of Court Square Capital, Limited, as to which Court Square Capital, Limited disclaims beneficial ownership.

(4) Address is: c/o Citicorp Venture Capital, Ltd., 300 Park Avenue, 14th Floor, Zone 4, New York, New York, 10043

(5) Does not include approximately 538,000 shares of Class B Common Stock owned of record by Citicorp Venture Capital, Ltd., an affiliate of CCT Partners VI, L.P., as to which CCT Partners VI, L.P. disclaims beneficial ownership.

(6) Thomas P. McWilliams has a 26.2% indirect interest in CCT Partners VI, L.P.'s investment in MMHC.

(7) Julius S. Burns is also Chairman, President and Chief Executive Officer of MMHC.

                  RELATED PARTY RELATIONSHIPS AND TRANSACTIONS


         On November 12, 1999, MMHC completed a recapitalization transaction in which, among other things, MMHC entered into a $69.2 million subordinated credit facility due in 2007 with an investment fund managed by an affiliate of CVC. Interest at a rate of 14% per annum on the MMHC credit facility is payable semi-annually in cash or in kind at the option of MMHC. In connection with the MMHC credit facility, MMHC also issued a warrant to such lender to purchase 105,189 shares of its Class B common stock. The warrant is not exercisable until September 30, 2007.

         Availability of cash for MMHC to pay the MMHC credit facility interest is principally dependent upon our cash flows. Our revolving credit facility agreement and senior subordinated notes indenture require us to meet restricted payment tests before distribution of any dividends to MMHC. In the 2000 fiscal year, MMHC paid $12,232,000 in interest (including premiums on the principal such that the internal rate of return earned by the lender equaled 18%) and $23,612,000 in principal on the MMHC credit facility. Cash for these payments was provided by borrowings under our revolving credit facility which was then paid in a dividend from us to MMHC.

                               THE EXCHANGE OFFER

PURPOSE AND EFFECT

         On July 6, 2001, we sold Series A notes to Bear Stearns. In connection with the sale of Series A notes, we entered into an exchange and registration rights agreement with Bear Stearns. This agreement requires that we register the Series B notes with the SEC and offer to exchange the new Series B notes for your Series A notes. We want to advise you that a copy of the exchange and registration rights agreement has been filed as an exhibit to the registration statement of which this prospectus is a part and we strongly encourage you to read the entire text of the exchange and registration rights agreement. We expressly qualify all of our discussions of the exchange and registration rights agreement by the terms of the agreement itself.

         The exchange and registration rights agreement further provides that we will use our best efforts to, among other things, cause to be filed with the SEC this registration statement under the Securities Act with respect to an offer to exchange the Series A notes for newly issued Series B notes. Except as discussed below, upon the completion of the exchange offer we will have no further obligations to register your notes.


         Before you can participate in the exchange offer, we require that you represent to us that:


         o you are acquiring the Series B notes in the ordinary course of your business;

         o neither you nor any other person is engaging in, or intends to engage, in a distribution of the Series B notes;

         o neither you nor any other person has an arrangement or understanding with any person to participate in the distribution of the Series B notes;

         o neither you nor any other person is our "affiliate," as that term is defined under Rule 405 of the Securities Act; and

         o if you or any other person is a broker-dealer, you will receive Series B notes for your own account, your Series B notes will be acquired as a result of market-making activities or other trading activities, and you will be required to acknowledge that you will deliver a prospectus in connection with any resale of your Series B notes.


         You may be entitled to "shelf" registration rights. In accordance with the exchange and registration rights agreement, we are required to file a shelf registration statement covering your Series A notes for a continuous offering in accordance with Rule 415 of the Securities Act to register your Series A notes if:


         o the exchange offer is not available to you or we are not permitted to effect the exchange offer because, in either case, it would violate applicable securities laws or applicable interpretations of the staff of the SEC; or

         o        we do not consummate the exchange offer by February 16, 2002.

         In the event that we are obligated to file a shelf registration statement, we will be required to keep the shelf registration statement effective until July 6, 2003. Other than as described above, you will not have the right to participate in the shelf registration or require that we register your Series A notes in accordance with the Securities Act.

         If you participate in the exchange offer and make the representations provided above, we believe you will be able to freely sell or transfer your Series B notes.
s
         We base our belief upon existing interpretations by the SEC's staff contained in several "no-action" letters to third-parties unrelated to us. If you tender your Series A notes in the exchange offer for the purpose of participating in a distribution of Series B notes, you cannot rely on this interpretation by the SEC's staff and you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. Each broker-dealer who receives Series B notes for its own account in exchange for its Series A notes, whether the Series B notes were acquired by that broker-dealer as a result of market-making activities or other trading activities, must acknowledge that the broker-dealer will deliver a prospectus in connection with any resale of the Series B notes.

         You may suffer adverse consequences if you fail to exchange your Series A notes. See "Risk Factors."

         Following the completion of the exchange offer, except as provided above and in the exchange and registration rights agreement we refer to, you will not have any further registration rights and your Series A notes will continue to be subject to restrictions on transfer. Accordingly, if you do not participate in the exchange offer, your ability to sell your notes could be adversely affected.

TERMS OF THE EXCHANGE OFFER

         We will accept any validly tendered Series A notes which are not withdrawn prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer. We will issue $1,000 principal amount of Series B notes in exchange for each $1,000 principal amount of your Series A notes. You may tender some or all of your Series A notes in the exchange offer.

         The form and terms of the Series B notes will be the same as the form and terms of your Series A notes except that:

         o interest on the Series B notes will accrue from the last interest payment date on which interest was paid on your Series A notes, or, if no interest was paid, from the date of the original issuance of your Series A notes; and

         o the Series B notes have been registered under the Securities Act and will not bear a legend restricting their transfer.

         This prospectus, together with the letter of transmittal you received with this prospectus, is being sent to you and to others believed to have beneficial interests in the Series A notes. You do not have any appraisal or dissenters' rights under the General Corporation Law of the State of Delaware or under the indenture governing your Series A notes. We intend to conduct the exchange offer in accordance with the requirements of the Securities Exchange Act and the rules and regulations of the SEC.

         We will have accepted your validly tendered Series A notes when we have given oral or written notice to the exchange agent. The exchange agent will act as agent for the tendering holders for the purpose of receiving the Series B notes from us. If the exchange agent does not accept any tendered Series A notes for exchange because of an invalid tender or for any other valid reason, the exchange agent will return the certificates, without expense, to the tendering holder as promptly as practicable after the expiration date of the exchange offer.

         You will not be required to pay brokerage commissions, fees, or transfer taxes in the exchange of your Series A notes. We will pay all charges and expenses other than any taxes you may incur in connection with the exchange offer.

EXPIRATION DATE; EXTENSIONS; AMENDMENTS


         The exchange offer will expire at 5:00 p.m., New York City time, on
          ,         , unless we extend it. In any event, we will hold the
exchange offer open for at least 20 full business days following commencement of the exchange offer. In order to extend the exchange offer, we will issue a notice by press release or by other public announcement before 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

         We reserve the right, in our sole discretion, provided that we comply with Rule 14e-1 under the Exchange Act:


         o        to delay accepting your Series A notes;

         o        to extend the exchange offer;

         o to terminate the exchange offer if any of the conditions were not satisfied by giving oral or written notice of delay, extension or termination to the exchange agent; or

         o        to amend the terms of the exchange offer in any manner.

PROCEDURES FOR TENDERING YOUR SERIES A NOTES


         Only you may tender your Series A notes in the exchange offer. Except as stated on page 54 under the heading "The Exchange Offer--Book Entry Transfer," to tender in the exchange offer, you must:


         o complete, sign and date the enclosed letter of transmittal, or a copy of it;

         o have the signature on the letter of transmittal guaranteed if required by the letter of transmittal; and

         o mail, fax or otherwise deliver the letter of transmittal or copy to the exchange agent before the expiration date.

         In addition, either:

         o the exchange agent must receive certificates for your Series A notes and the letter of transmittal before the expiration date; or

         o the exchange agent must receive a timely confirmation of a book-entry transfer of your Series A notes, if that procedure is available, into the account of the exchange agent at the Depositary Trust Company under the procedure for book-entry transfer described below before the expiration date of the exchange offer; or

         o you must comply with the guaranteed delivery procedures described below.

         For your Series A notes to be tendered effectively, the exchange agent must receive a letter of transmittal and other required documents before the expiration date of the exchange offer.

         If you do not withdraw your tender before the expiration date, it will constitute an agreement between you and us in accordance with the terms and conditions in this prospectus and in the letter of transmittal.

         The method of delivery to the exchange agent of your Series A notes, your letter of transmittal, and all other required documents is at your election and risk. Instead of delivery by mail, we recommend that you use an overnight or hand delivery service. In all cases, you should allow sufficient time to assure delivery to the exchange agent before the expiration date of the exchange offer. Do not send either a letter of transmittal or your Series A notes directly to us. You may request your broker, dealer, commercial bank, trust company, or nominee to make the exchange on your behalf.

PROCEDURE IF THE SERIES A NOTES ARE NOT REGISTERED IN YOUR NAME

         Any beneficial owner whose Series A notes are registered in the name of a broker, dealer, commercial bank, trust company, or other nominee and who wishes to tender the Series A notes in the exchange offer should contact the registered holder promptly and instruct the registered holder to tender the Series A notes on the beneficial owner's behalf. If the beneficial owner wishes to tender on the owner's own behalf, the owner must, before completing and executing a letter of transmittal and delivering the owner's Series A notes, either make appropriate arrangements to register ownership of the Series A notes in the beneficial owner's name or obtain a properly completed bond power or other proper endorsement from the registered holder. We strongly urge you to act immediately since the transfer of registered ownership may take considerable time.

SIGNATURE REQUIREMENTS AND SIGNATURE GUARANTEES

         Unless you are a registered holder who requests that the Series B notes be mailed to you and issued in your name, or unless you are a member of, or participant in, the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program, the Stock Exchange Medallion Program, or an "Eligible Guarantor Institution" within the meaning of Rule 17Ad-15 under the Securities Exchange Act, each an "Eligible Institution," you must guarantee your signature on a letter of transmittal or a notice of withdrawal by an Eligible Guarantor Institution.

         If a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation, or other person acting in a fiduciary or representative capacity signs the letter of transmittal or any notes or bond powers on your behalf, that person must indicate their capacity when signing, and submit satisfactory evidence to us with the letter of transmittal demonstrating their authority to act on your behalf.

CONDITIONS TO THE EXCHANGE OFFER


         We will decide all questions as to the validity, form, eligibility, acceptance, and withdrawal of tendered Series A notes and our determination will be final and binding on you. We reserve the absolute right to reject any and all Series A notes not properly tendered or accept any Series A notes which would be unlawful in the opinion of our counsel. We also reserve the right to waive any defects, irregularities, or conditions of tender as to particular Series A notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in a letter of transmittal, will be final and binding on all parties. You must cure any defects or irregularities in connection with tenders of Series A notes as we shall determine. Although we intend to notify holders of defects or irregularities with respect to tenders of Series A notes, we, the exchange agent, or any other person will not incur any liability for failure to give this notification. Tenders of Series A notes will not be deemed to have been made until any defects or irregularities have been cured or waived. Any Series A notes received by the exchange agent that are not properly tendered and as to which defects or irregularities have not been cured or waived will be returned by the exchange agent to the tendering holders, unless otherwise provided in the letter of transmittal, promptly following the expiration date of the exchange offer.


         We reserve the right to purchase or to make offers for any Series A notes that remain outstanding after the expiration date of the exchange offer or to terminate the exchange offer and, to the extent permitted by law, purchase Series A notes in the open market, in privately negotiated transactions or otherwise. The terms of any of these purchases or offers could differ from the terms of the exchange offer.


         These conditions are for our sole benefit and we may assert or waive them at any time or for any reason prior to the expiration date. Our failure to exercise any of our rights will not be a waiver of our rights.


         We will not accept for exchange any Series A notes tendered, and no Series B notes will be issued in exchange for any Series A notes, if at the time any stop order is threatened or in effect with respect to the registration statement or the qualification of the indenture relating to the Series B notes under the Trust Indenture Act. We are required to use every reasonable effort to obtain the withdrawal of any stop order at the earliest possible time.

         In all cases, issuance of Series B notes will be made only after timely receipt by the exchange agent of certificates for Series A notes or a timely book-entry confirmation of the Series A notes into the exchange agent's account at DTC's book-entry transfer facility, a properly completed and duly executed letter of transmittal or, with respect to DTC and its participants, electronic instructions of the holder agreeing to be bound by the letter of transmittal, and all other required documents. If we do not accept any tendered Series A notes for a valid reason or if you submit Series A notes for a greater principal amount than you desire to exchange, we will return the unaccepted or non-exchanged Series A notes to you at our expense. In the case of Series A notes tendered by book-entry transfer into the exchange agent's account at DTC's book-entry transfer facility under the book-entry transfer procedures described below, the non-exchanged Series A notes will be credited to an account maintained with the book-entry transfer facility. This will occur as promptly as practicable after the expiration or termination of the exchange offer for the Series A notes.


         Notwithstanding any other provision of the exchange offer, we will not be required to accept for exchange, or to issue Series B notes in exchange for, any Series A notes and may terminate or amend the exchange offer if at any time prior to the expiration date and before the acceptance of the Series A notes for exchange or the exchange of the Series B notes for the Series A notes, we determine that the exchange offer violates applicable law, any applicable interpretation of the staff of the SEC or any order of any governmental agency or court of competent jurisdiction.


BOOK-ENTRY TRANSFER

         The exchange agent will make requests to establish accounts at DTC's book-entry transfer facility for purposes of the exchange offer within two business days after the date of this prospectus. Any financial institution that is a participant in the book-entry transfer facility's systems may make book-entry delivery of Series A notes being tendered by causing the book-entry transfer facility to transfer the Series A notes into the exchange agent's account at the book-entry transfer facility in accordance with the appropriate procedures for transfer. However, although delivery of Series A notes may be effected through book-entry transfer at the book-entry transfer facility, a letter of transmittal or copy thereof, with any required signature guarantees and any other required documents, must, except as provided in the following paragraph, be transmitted to and received by the exchange agent on or before the expiration date of the exchange offer or the guaranteed delivery procedures below must be complied with.

         DTC's Automated Tender Offer Program (ATOP) is the only method of processing the exchange offer through DTC. To accept the exchange offer through ATOP, participants in DTC must send electronic instructions to DTC through DTC's communication system instead of sending a signed, hard copy letter of transmittal. DTC is obligated to communicate those electronic instructions to the exchange agent. To tender Series A notes through ATOP, the electronic instructions sent to DTC and transmitted by DTC to the exchange agent must contain the participant's acknowledgment of its receipt of and agreement to be bound by the letter of transmittal for those notes.

GUARANTEED DELIVERY PROCEDURES

         If a registered holder of Series A notes desires to tender any Series A notes and the Series A notes are not immediately available, or time will not permit the holder's Series A notes or other required documents to reach the exchange agent before the expiration date of the exchange offer, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if:

         o        the tender is made through an Eligible Institution;

         o before the expiration date of the exchange offer, the exchange agent received from the Eligible Institution a properly completed and duly executed letter of transmittal and Notice of Guaranteed Delivery, in the form provided by us. The Notice of Guaranteed Delivery must state the name and address of the holder of the Series A notes and the amount of Series A notes tendered, that the tender is being made and guaranteeing that within three New York Stock Exchange trading days after the date of execution of the Notice of Guaranteed Delivery, the certificates for all physically tendered Series A notes, in proper form for transfer, or a book-entry confirmation and any other documents required by the applicable letter of transmittal will be deposited by the Eligible Institution with the exchange agent; and

         o the certificates for all physically tendered Series A notes, in proper form for transfer, or a book-entry confirmation and all other documents required by the applicable letter of transmittal are received by the exchange agent within three New York Stock Exchange trading days after the date of execution of the Notice of Guaranteed Delivery.

WITHDRAWAL RIGHTS

         You may withdraw your tender of Series A notes at any time before 5:00 p.m., New York City time, on the expiration date of the exchange offer.

         For a withdrawal to be effective, a written or, for a DTC participant, electronic ATOP transmission notice of withdrawal must be received by the exchange agent at its address provided in this prospectus before 5:00 p.m., New York City time, on the expiration date of the exchange offer.

         The notice of withdrawal must:

         o specify the name of the person who deposited the notes to be withdrawn;

         o identify the Series A notes to be withdrawn, including the certificate number or numbers and principal amount of the Series A notes;

         o be signed by the holder in the same manner as the original signature on the letter of transmittal by which the Series A notes were tendered or be accompanied by documents of transfer sufficient to have the trustee of the Series A notes register the transfer of the Series A notes into the name of the person withdrawing the tender; and

         o specify the name in which any Series A notes are to be registered, if different from that of the holder who tendered the Series A notes.

         We will determine all questions as to the validity, form, and eligibility of any and our determination will be final and binding on all parties. Any Series A notes withdrawn will not be considered to have been validly tendered. We will return any Series A notes which have been tendered but not exchanged without cost to the holder as soon as practicable after withdrawal, rejection of tender, or termination of the exchange offer. Properly withdrawn Series A notes may be retendered by following one of the above procedures before the expiration date.

EXCHANGE AGENT

         You should direct all executed letters of transmittal to the exchange agent. U.S. Trust Company of Texas, N.A. is the exchange agent for the exchange offer. Questions, requests for assistance and requests for additional copies of the prospectus or a letter of transmittal should be directed to the exchange agent addressed as follows:


          By Certified Mail                   By Hand:

          U.S. Trust Company of Texas, N.A.   U.S. Trust Company of Texas, N.A.
          P.O. Box 84                         30 Broad Street
          Bowling Green Station               B-Level
          New York, New York  10274-0112      New York, New York  10004-2304
          Attn:  Corporate Trust Services     Attn:  Corporate Trust Services

                                 For Information
                                  by Telephone:

                                 (800) 548-6565

FEES AND EXPENSES

         We currently do not intend to make any payments to brokers, dealers, or others to solicit acceptances of the exchange offer. The principal solicitation is being made by mail. However, additional solicitations may be made in person or by telephone by our officers and employees.

         Our estimated cash expenses incurred in connection with the exchange offer will be paid by us and are estimated to be $150,000 in the aggregate. This amount includes fees and expenses of the trustee for the Series B and Series A notes, accounting, legal, printing, and related fees and expenses.

TRANSFER TAXES

         If you tender Series A notes for exchange you will not be obligated to pay any transfer taxes. However, if you instruct us to register Series B notes in the name of, or request that your Series A notes not tendered or not accepted in the exchange offer be returned to, a person other than you, you will be responsible for the payment of any transfer tax owed.

                        DESCRIPTION OF THE SERIES B NOTES

GENERAL

         You can find the definitions of capitalized terms used in this description and not otherwise defined under the subheading "Certain Definitions." In this description, the word "notes" collectively refers to the Series B and Series A notes.

         We will issue the notes under an indenture we entered into with U.S. Trust Company of Texas, N.A., as trustee. The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939.

         The following description summarizes the provisions of the notes, the indenture and the exchange and registration rights agreement that we believe to be material. We urge you to read the notes, the indenture and the exchange and registration rights agreement attached to this registration statement because they, and not this description, define your rights as holders of these notes.

BRIEF DESCRIPTION OF THE SERIES B NOTES

         These notes:

         o        are general unsecured obligations of ours;

         o are subordinated in right of payment to the prior payment in full of all our Senior Indebtedness;

         o are pari passu in right of payment to all our existing Series A notes and 11 1/4% senior subordinated notes and such future Indebtedness which by its terms is pari passu to the Series B notes; and

         o are senior in right of payment to all our existing and future subordinated Indebtedness.

         We have two subsidiaries, MMI Management, Inc. and Hallett FSC, Inc., each of which is a Restricted Subsidiary under the indenture. MMI Management, Inc. has a 99% limited partnership interest in MMI Management Services, L.P., which is also a Restricted Subsidiary. We hold a one percent general partnership interest in MMI Management Services, L.P. If, in the future, we create or acquire any Subsidiaries, we are permitted to designate Subsidiaries as either "Restricted Subsidiaries," which will be subject to all the provisions of the indenture, or as "Unrestricted Subsidiaries," which generally will not be subject to the provisions of the indenture.

PRINCIPAL, MATURITY AND INTEREST

         We will issue new Series B notes in aggregate principal amount of up to $50.0 million. The indenture allows us to issue additional notes in the future, as long as we satisfy the requirements listed under the subheading "Covenants - Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock." Restrictions contained in our Credit Facility may also restrict our ability to issue additional notes under the indenture.

         The notes will be issued in registered form, without coupons, and in denominations of $1,000 and integral multiples thereof.

         The notes mature on April 15, 2007.

         Interest on the notes accrues at the rate of 13% per year and is payable semi-annually in arrears on April 15 and October 15 of each year, beginning on October 15, 2001 in the case of the new Series B notes, to holders of record on the immediately preceding April 1 and October 1.

         Interest on the notes accrues from the most recent date to which interest has been paid or, if no interest has been paid, from the date of original issuance. Interest is computed on the basis of a 360-day year comprised of twelve 30-day months.

METHODS OF RECEIVING PAYMENTS ON THE NOTES

         If you give us wire transfer instructions, we will make all principal, premium and interest payments on the notes in accordance with those instructions. All other payments on the notes will be made at the office or agency of the paying agent and registrar within the City and State of New York unless we elect to make interest payments by check mailed to the holders at their addresses shown in the register of holders of notes.

PAYING AGENT AND REGISTRAR FOR THE NOTES

         The trustee is the paying agent and registrar under the indenture. We may act as paying agent or registrar under the indenture, and we may change the paying agent or registrar without prior notice to you.

OPTIONAL REDEMPTION

         After April 15, 2002, we may redeem the notes, at any time, in whole or in part, upon not less than 30 nor more than 60 days' notice, at the redemption prices, expressed as percentages of principal amount, shown below plus accrued and unpaid interest, any Liquidated Damages to the applicable redemption date, if redeemed during the twelve-month period beginning on April 15 of the years indicated below:


                          Year                        Percentage
                          ----                        ----------
          2002.............................            106.500%
          2003.............................            104.333%
          2004.............................            102.167%
          2005 and thereafter..............            100.000%

SELECTION AND NOTICE

         If we redeem fewer than all of the notes at any time, the trustee will select notes for redemption as follows:

         o if the notes are listed, in compliance with the requirements of the principal national securities exchange on which the notes are listed; or

         o if the notes are not so listed, on a pro rata basis, by lot or whatever method the trustee deems fair and appropriate, unless otherwise provided in the indenture.

         We will not redeem notes of $1,000 or less in part. We will mail notices of redemption by first class mail to each holder of notes to be redeemed at its registered address. If any note is redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount of the note to be redeemed. We will issue a new note in principal amount equal to the unredeemed portion of the note in the name of the holder upon cancellation of the original note. Interest will cease to accrue on notes or portions of notes called for redemption on and after the redemption date unless we default in the payment of the redemption price, together with accrued and unpaid interest and any Liquidated Damages to the redemption date.

MANDATORY REDEMPTION

         Except as provided below under the subheading "Repurchase at the Option of Holders," we will not be required to make mandatory redemption or sinking fund payments with respect to the notes.

REPURCHASE AT THE OPTION OF HOLDERS UPON A CHANGE OF CONTROL

         If a Change of Control occurs, we will be obligated to make an offer (a "Change of Control Offer") to you to repurchase all or any part, equal to $1,000 or an integral multiple of $1,000, of your notes at a repurchase price in cash equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest and any Liquidated Damages (the "Change of Control Payment") to the date of repurchase (the "Change of Control Payment Date"). Within 30 days following a Change of Control, we will be required to mail, or cause to be mailed, a notice to you describing the transaction or transactions that constitute the Change of Control and the Change of Control Offer. The Change of Control Offer must remain open for at least 30 and not more than 40 days, unless otherwise required by applicable law. In addition, we will be required to comply with the requirements of Rule 14e-1 under the Securities Exchange Act and any other securities laws and regulations thereunder if those laws and regulations are applicable to the repurchase of the notes as a result of a Change of Control.

         On the Change of Control Payment Date, we will be required, to the extent lawful, to

         o accept for payment all notes or portions of notes tendered under the Change of Control Offer;

         o deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes so tendered,

         o deliver or cause to be delivered to the trustee the notes so accepted together with an Officers' Certificate stating the aggregate principal amount of notes or portions of notes accepted for payment by us.

         The paying agent will be required to promptly mail the Change of Control Payment to each holder of accepted notes and the trustee will promptly authenticate and mail, or cause to be transferred by book-entry, to each holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided, however, that each new note will be in a principal amount of $1,000 or an integral multiple of $1,000. We will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

         With respect to the sale of assets referred to in the definition of a "Change of Control," the phrase "all or substantially all" as used in the indenture varies according to the facts and circumstances of the subject transaction, has no clearly established meaning under New York law, which governs the indenture, and is subject to judicial interpretation. Accordingly, there may be a degree of uncertainty in ascertaining whether a particular transaction would involve a disposition of "all or substantially all" of the assets of a person and therefore it may be unclear whether a Change of Control has occurred and whether a Change of Control Offer is required.

         Our Credit Facility prohibits us from purchasing any notes at any time before their maturity. In addition, our Credit Facility provides that certain Change of Control events with respect to us will constitute a default under our Credit Agreement. An event of default under our Credit Facility could result in an acceleration of the indebtedness under the facility, in which case the subordination provisions of the notes would require us to pay in full any of our Senior Indebtedness before we repurchase or make other payments on the notes. Any future credit agreements or other agreements relating to our Senior Indebtedness may contain similar restrictions and provisions.

         If a Change of Control occurs at a time when we are prohibited from purchasing notes, we could seek the consent of our lenders to the purchase of notes or could attempt to refinance the borrowings that contain that prohibition. If we do not obtain a consent or repay those borrowings, we will remain prohibited from purchasing notes. In each case, our failure to purchase tendered notes would constitute an Event of Default under the indenture, which would, in turn, constitute a default under our Credit Facility. Under those circumstances, the subordination provisions in the indenture would likely restrict payments to you. None of the provisions relating to a repurchase upon a Change of Control are waivable by our board or the trustee.

ASSET SALES

         We will not be permitted to, and will not permit any of our Restricted Subsidiaries to, engage in any Asset Sale, unless:

                  (1) we or the Restricted Subsidiary, as the case may be, receives consideration at the time of the Asset Sale at least equal to the fair market value, evidenced by a resolution of the respective board provided in an Officers' Certificate delivered to the trustee, of the assets sold or otherwise disposed of;

                  (2) except in the case of Permitted Asset Swaps, at least 75% of the consideration received by us or the Restricted Subsidiary is in the form of cash or Cash Equivalents; provided, however, that the amount of:

                           (a) any liabilities, as shown on our or the Restricted Subsidiary's most recent balance sheet or in the related notes thereto, other than liabilities that are by their terms subordinated in right of payment to the notes, that are assumed by the transferee of any of those assets; and

                           (b) any notes or other obligations received by us or the Restricted Subsidiary from the transferee that are immediately converted by us or the Restricted Subsidiary into cash, to the extent of the cash received, will be deemed to be cash for purposes of this provision.

         Within 360 days after the receipt of the Net Proceeds from an Asset Sale, we will apply the Net Proceeds to:

         o        permanently reduce Senior Indebtedness;

         o permanently reduce Indebtedness of the Restricted Subsidiary that sold properties or assets in the Asset Sale;

         o offer to repurchase our existing 11 1/4% senior subordinated notes; or

         o acquire properties and assets to replace the properties and assets that were the subject of the Asset Sale or properties and assets that will be used in the same or a similar line of business as we were engaged in on the date of the indenture or reasonable extensions, developments or expansions of the indenture or ancillary activities.

         Pending the final application of any Net Proceeds, we will be permitted to invest Net Proceeds in any manner that is not prohibited by the indenture. Any Net Proceeds from the Asset Sale that are not applied as provided in the immediately preceding paragraph will be deemed to constitute "Excess Proceeds." When the aggregate cumulative amount of Excess Proceeds exceeds $5.0 million, we will be required to make an offer to all holders of notes and all holders of Indebtedness that is pari passu with the notes, subject to the prior right of the holders of our existing 11 1/4% senior subordinated notes to participate in our repurchase offer with such Excess Proceeds (an "Asset Sale Offer") to purchase the maximum principal amount of notes that may be purchased out of the Excess Proceeds, at an offer price in cash in an amount equal to 100% of the principal amount of the notes plus accrued and unpaid interest and any Liquidated Damages to the date of purchase, in accordance with the procedures provided in the indenture. If the aggregate amount of notes tendered under an Asset Sale Offer is less than the Excess Proceeds, we may use this deficiency for general corporate purposes in any manner provided by the indenture. If the aggregate principal amount of notes surrendered exceeds the amount of Excess Proceeds, the trustee will select the notes to be purchased on a pro rata basis. Upon completion of this offer to purchase, the amount of Excess Proceeds will be reset at zero.

         The Asset Sale Offer must be commenced within 30 days following the first date on which we have cumulative Excess Proceeds of at least $5.0 million and remain open for at least 30 and not more than 40 days, unless otherwise required by applicable law. We are required to comply with the requirements of Rule 14e-1 under the Securities Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of notes under the Asset Sale Offer. The agreements governing our outstanding Senior Indebtedness will require us and our Subsidiaries to apply all proceeds from asset sales to repay in full outstanding obligations under our Senior Indebtedness before we apply the proceeds to repurchase outstanding notes.

SUBORDINATION

         The payment of principal of, premium, if any, interest and any Liquidated Damages on the notes will be subordinated in right of payment, as provided in the indenture, to the prior payment in full of all our Senior Indebtedness, whether outstanding on the date of the indenture or incurred after that date.

         The holders of our Senior Indebtedness will be entitled to receive payment in full of all Obligations due in respect of Senior Indebtedness, including interest after the commencement of any proceeding at the rate specified in the applicable Senior Indebtedness instrument, in cash or Cash Equivalents before you will be entitled to receive any payment upon any distribution to our creditors:

         o        if we liquidate or dissolve;

         o in a bankruptcy; reorganization, insolvency, receivership or similar proceeding relating to us or our property;

         o        in an assignment for the benefit of our creditors; or

         o        in any marshaling of our assets and liabilities.

         Until all Obligations with respect to Senior Indebtedness are paid in full, any distribution to which you would be entitled will be made to the holders of our Senior Indebtedness; provided, however, that notwithstanding the preceding paragraph, you may receive:

         o        Capital Stock, other than Disqualified Stock;

         o securities that are subordinated at least to the same extent as the notes to Senior Indebtedness and to any securities issued in exchange for Senior Indebtedness; and

         o payments made from the trust described under the subheading "Legal Defeasance and Covenant Defeasance."

         We also will not be permitted to make any payment in respect of the notes, except in subordinated securities or from the trust if:

         o a default in the payment of the principal of, premium or interest on Designated Senior Indebtedness occurs and is continuing beyond any applicable period of grace; or

         o any other default occurs and is continuing with respect to any Designated Senior Indebtedness that permits holders of the Designated Senior Indebtedness as to which the default relates to accelerate its maturity and the trustee receives a written notice of the default (a "Payment Blockage Notice") from the holders of the Designated Senior Indebtedness.

         Payments on the notes will be permitted to be made and will be resumed:

         o in the case of a payment default, upon the date on which that default is cured or waived or otherwise has ceased to exist; and

         o in case of any other default, the earlier of the date on which the other default is cured or waived or otherwise has ceased to exist or 179 days after the date on which the applicable Payment Blockage Notice is received, unless, in the case of either clause (1) or this clause (2), the maturity of any Designated Senior Indebtedness has been accelerated, and that acceleration remains in full force and effect.

         No new period of payment blockage may be commenced within 360 days after the receipt by the trustee of any prior Payment Blockage Notice. No non-payment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the trustee will be, or be made, the basis for a subsequent Payment Blockage Notice. Following the expiration of any period during which we are prohibited from making payments on the notes pursuant to a Payment Blockage Notice, we will be obligated to resume making any and all required payments in respect of the notes, including any missed payments, unless the maturity of any Designated Senior Indebtedness has been accelerated, and that acceleration remains in full force and effect.

         We must promptly notify holders of Senior Indebtedness if payment of the notes is accelerated because of an Event of Default.


         As a result of the subordination provisions described above, if there is a liquidation or insolvency, holders of notes may recover less, ratably, than our creditors who are holders of Senior Indebtedness. After giving effect to the original offering of Series A notes, the principal amount of outstanding Senior Indebtedness as of June 30, 2001 was approximately $19.6 million (excluding Capital Lease Obligations and other Senior Indebtedness and $77.3 million of additional capacity under our Credit Facility). The amount of additional Indebtedness, including Senior Indebtedness, that we and our Restricted Subsidiaries can incur is limited as described under the subheading "Covenants -- Limitation on the Incurrence of Indebtedness and Issuance of Disqualified Stock."


COVENANTS

         Limitation on Restricted Payments. We will not be permitted to, and will not permit any of our Restricted Subsidiaries to, directly or indirectly:

         o declare or pay any dividend or make any distribution on account of Equity Interests, other than dividends or distributions payable in our Equity Interests, other than Disqualified Stock; or dividends or distributions payable to us or a Wholly Owned Subsidiary of ours that is a Restricted Subsidiary;

         o purchase, redeem or otherwise acquire or retire for value any of our Equity Interests or those of any Affiliate of ours, other than any Equity Interests owned by us or a Wholly Owned Subsidiary of ours that is a Restricted Subsidiary;

         o purchase, redeem, repay, defease or otherwise acquire or retire for value any Indebtedness that is subordinated in right of payment to the notes; or

         o        make any Investment, other than a Permitted Investment.

         All payments and other actions listed above are collectively referred to as "Restricted Payments," unless, at the time of and after giving effect to the Restricted Payment:

                           (1) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

                           (2) we would, at the time of the Restricted Payment and after giving pro forma effect thereto as if the Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test provided in the first paragraph of the covenant described below under the subheading "Limitation on the Incurrence of Indebtedness and Issuance of Disqualified Stock," and

                           (3) such Restricted Payment (the amount of any payment, if other than cash, to be determined in good faith by our board of directors, whose determination shall be conclusive and evidenced by a resolution in an Officers' Certificate delivered to the trustee), together with the aggregate of all other Restricted Payments made by us and our Restricted Subsidiaries after the date of the indenture, including Restricted Payments permitted by the next succeeding paragraph other than pursuant to clause (3) and clause
                                    (7) thereof, will not exceed the sum of:

                                    (a)      50% of our Consolidated Net Income
                                             for the period, taken as one
                                             accounting period, beginning on the
                                             first day of our second fiscal
                                             quarter in fiscal 1997 and ending
                                             on the last day of our most
                                             recently ended fiscal quarter for
                                             which internal financial statements
                                             are available at the time of the
                                             Restricted Payment, or, if the
                                             Consolidated Net Income for that
                                             period is a deficit, 100% of the
                                             deficit as a negative number, plus

                                    (b)      100% of the aggregate net cash
                                             proceeds received by us from the
                                             issuance or sale since the date of
                                             initial issuance of the notes of
                                             our Equity Interests or of debt
                                             securities that have been converted
                                             into Equity Interests, other than
                                             Equity Interests (or convertible
                                             debt securities) sold to a
                                             Subsidiary of ours and other than
                                             Disqualified Stock or debt
                                             securities that have been converted
                                             into Disqualified Stock; plus

                                    (c)      the aggregate cash we receive as
                                             capital contributions after the
                                             date of initial issuance of the
                                             notes, other than from a
                                             Subsidiary; plus

                                    (d)      any cash we receive after the date
                                             of initial issuance of the notes as
                                             a dividend or distribution from any
                                             of our Unrestricted Subsidiaries or
                                             from the sale of any of our
                                             Unrestricted Subsidiaries less the
                                             cost of disposition and taxes, if
                                             any, but in each case excluding any
                                             of these amounts included in
                                             Consolidated Net Income.

         The foregoing provisions will not prohibit:

                           (1) the payment of any dividend within 60 days after the date of declaration thereof, if at the date of declaration the payment would have complied with the provisions of the indenture;

                           (2) the redemption, repurchase, retirement or other acquisition of any of our Equity Interests, or the defeasance, redemption or repurchase of subordinated Indebtedness in exchange for, or out of the proceeds of, the substantially concurrent sale, other than to a Subsidiary of ours, of our Equity Interests, other than any Disqualified Stock, or out of the net proceeds of a substantially concurrent cash capital contribution we receive; provided, however, that the amount of any of these proceeds that we utilize for any redemption, repurchase, retirement, defeasance or other acquisition will be excluded from clause (3)(b) of the preceding paragraph;

                           (3) the repayment, defeasance, redemption or repurchase of subordinated Indebtedness with the net proceeds from an incurrence of Refinancing Indebtedness in a Permitted Refinancing;

                           (4) our purchase, redemption or retirement of shares of our common stock held by an employee or former employee of ours or any of our Restricted Subsidiaries issued under the Management Plans pursuant to the terms of those Management Plans; provided, however, that:

                                    (a)      the purchase, redemption or
                                             retirement results from the
                                             retirement, termination of
                                             employment, death or disability, as
                                             defined in the relevant Management
                                             Plan, of the employee or former
                                             employee; and

                                    (b)      the amount of any of these payments
                                             does not exceed $2.0 million in the
                                             aggregate.

                           (5) the payment of dividends to Holding in an amount equal to the amount required by Holding to pay federal, state and local income taxes to the extent these income taxes are attributable to our income;

                           (6) distributions of up to $500,000 annually to Holding to pay its bona fide operating expenses;

                           (7) any Investment made with the proceeds of a substantially concurrent sale, other than to a Restricted Subsidiary of ours, of our Capital Stock, other than Disqualified Stock; provided, however, the proceeds of the sale will not be, and have not been, included in clause (3) of the preceding paragraph; or

                           (8) other restricted payments of up to $1.0 million; provided, further, that at the time of, and after giving effect to, any Restricted Payment permitted under clauses
                                    (1), (2), (3) and (4) no Default or Event of
                                    Default will have occurred and be
                                    continuing.

         For purposes of the foregoing calculations, the amount of any Investment that constitutes a Restricted Payment will be equal to the greater of:

         o        the net book value of that Investment; and

         o the fair market value of that Investment, in each case as certified by a resolution of our independent directors if the book value or fair market value of that investment exceeds $1.0 million.

         Not later than the date of making any Restricted Payment, we will deliver to the trustee an Officers' Certificate stating that the Restricted Payment is permitted and providing the basis upon which the calculations required by the covenant entitled "Limitation on Restricted Payments" were computed. These calculations may be based upon our latest available financial statements.

         Limitation on the Incurrence of Indebtedness and Issuance of Disqualified Stock. We will not be permitted to, and will not permit any of our Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to (collectively, "incur" and, correlatively, "incurred and "incurrence") any Indebtedness, including Acquired Debt, and that we will not be permitted to issue any Disqualified Stock and we will not permit any of our Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that we may incur Indebtedness if the Fixed Charge Coverage Ratio for our most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which the additional Indebtedness is incurred, determined on a pro forma basis in accordance with Article 11 of Regulation S-X under the Securities Act, or any successor provision, as if the additional Indebtedness had been incurred at the beginning of that four-quarter period, would have been greater than 2.00 to 1.00.

         The provisions of the first paragraph of this covenant will not apply to the incurrence of any of the following (collectively, "Permitted Debt"):

                           (1) our incurrence of Indebtedness under our Credit Facility in an aggregate principal amount not to exceed the Borrowing Base Amount;

                           (2) our incurrence of additional Indebtedness in respect of Capital Lease Obligations or Purchase Money Obligations in an aggregate principal amount not to exceed $10.0 million at any time outstanding;

                           (3) our incurrence of Existing Indebtedness outstanding on the date of the indenture;

                           (4) our incurrence of Indebtedness represented by the notes and the indenture (not to exceed $50.0 million in aggregate principal amount for purposes of this clause (4));

                           (5) our incurrence of Hedging Obligations; provided, however, that the notional principal amount of any Interest Rate Agreement does not exceed the principal amount of the Indebtedness to which that agreement relates; provided, further, that any Currency Agreement does not increase the outstanding loss potential or liabilities other than as a result of fluctuations in foreign currency exchange rates;

                           (6) our incurrence of Indebtedness to any of our Wholly Owned Subsidiaries that is a Restricted Subsidiary, and Indebtedness of any of our Wholly Owned Subsidiary that is a Restricted Subsidiary to us or any of our Wholly Owned Subsidiaries that is a Restricted Subsidiary (the Indebtedness incurred pursuant to this clause (6) being hereinafter referred to as "Intercompany Indebtedness"); provided, however, that in the case of our Indebtedness those obligations will be unsecured and subordinated in all respects to our obligations under the notes; provided, further, that an incurrence of Indebtedness will be deemed to have occurred upon:

                                    (a)      any sale or other disposition of
                                             Intercompany Indebtedness to a
                                             Person other than us or any of our
                                             Restricted Subsidiaries;

                                    (b)      any sale or other disposition of
                                             Equity Interests of any of our
                                             Restricted Subsidiaries which holds
                                             Intercompany Indebtedness such that
                                             the Restricted Subsidiary ceases to
                                             be a Restricted Subsidiary after
                                             the sale or other disposition; or

                                    (c)      designation of a Restricted
                                             Subsidiary as an Unrestricted
                                             Subsidiary.

                           (7) in addition to Indebtedness specified in clauses (1) through (6) above and clause (8) below, additional Indebtedness in an aggregate principal amount not to exceed $15.0 million at any time outstanding; and

                           (8) our incurrence of Indebtedness issued in exchange for, or the proceeds of which are used to extend, refinance, renew, replace, defease or refund Indebtedness incurred pursuant to the Fixed Charge Coverage Ratio test provided in the first paragraph of this covenant or pursuant to clauses (3) or (4) of this covenant in whole or in part (the "Refinancing Indebtedness"); provided, however, that:

                                    (a)      the aggregate principal amount of
                                             the Refinancing Indebtedness will
                                             not exceed the aggregate principal
                                             amount of Indebtedness so extended,
                                             refinanced, renewed, replaced,
                                             defeased or refunded;

                                    (b)      the Refinancing Indebtedness will
                                             have a Weighted Average Life to
                                             Maturity equal to or greater than
                                             the Weighted Average Life to
                                             Maturity of the Indebtedness being
                                             extended, refinanced, renewed,
                                             replaced, defeased or refunded;

                                    (c)      if the Indebtedness being extended,
                                             refinanced, renewed, replaced,
                                             defeased or refunded is pari passu
                                             with or subordinated in right of
                                             payment to the notes, the

                                             Refinancing Indebtedness shall be
                                             pari passu with or subordinated, as
                                             the case may be, in right of
                                             payment to the notes on terms at
                                             least as favorable to you as those
                                             contained in the documentation
                                             governing the Indebtedness being
                                             extended, refinanced, renewed,
                                             replaced, defeased or refunded (any
                                             extension, refinancing, renewal,
                                             replacement, defeasance or
                                             refunding is referred to as a
                                             "Permitted Refinancing").

         Limitation on Liens. We will not be permitted to, and will not permit any of our Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien on any asset now owned or subsequently acquired or on any income or profits therefrom or assign or convey any right to receive income therefrom, except for Permitted Liens.

         Limitation on Dividends and Other Payment Restrictions Affecting Subsidiaries. We will not be permitted to, and will not permit any of our Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

                           (1)      pay dividends or make any other
                                    distributions to our company or any of our Restricted Subsidiaries (a) on its Capital Stock or (b) with respect to any other interest or participation in, or measured by, its profits;

                           (2) pay any indebtedness owed to us or any of our Restricted Subsidiaries;

                           (3) make loans or advances to us or any of our Restricted Subsidiaries; or

                           (4) transfer any of its properties or assets to us or any of our Restricted Subsidiaries, except for any encumbrances or restrictions existing under or by reason of:

                                    (a)      Existing Indebtedness as in effect
                                             on the date of the indenture;

                                    (b)      the indenture and the notes;

                                    (c)      applicable law;

                                    (d)      any instrument governing
                                             Indebtedness or Capital Stock of a
                                             Person acquired by us or any of our
                                             Restricted Subsidiaries as in
                                             effect at the time of the
                                             acquisition, except to the extent
                                             the Indebtedness was incurred in
                                             connection with or in contemplation
                                             of the acquisition, which
                                             encumbrance or restriction is not
                                             applicable to any Person, or the
                                             properties or assets of any Person,
                                             other than the Person, or the
                                             property or assets of the Person,
                                             so acquired;

                                    (e)      customary nonassignment provisions
                                             in leases entered into in the
                                             ordinary course of business and
                                             consistent with past practices;

Purchase Money Obligations for property acquired in the ordinary course of business that impose restrictions of the nature described in clause (4) above on the property so acquired; or

                                    (f)      Refinancing Indebtedness; provided
                                             that the restrictions contained in
                                             the agreements governing the
                                             Refinancing Indebtedness are no
                                             more restrictive with respect to
                                             the provisions provided in clauses
                                             (1), (2), (3) and (4) above than
                                             those contained in the agreements
                                             governing the Indebtedness being
                                             refinanced.

         Limitation on Merger, Consolidation or Sale of Assets. We will not be permitted to consolidate or merge with or into (whether or not we are the surviving corporation), or sell, assign, transfer, lease, convey or otherwise


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dispose of all or substantially all of our properties or assets in one or more related transactions, to another Person or entity unless:

     o we are the surviving corporation or the Person formed by or surviving any consolidation or merger, if other than our company, or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia;

     o the Person formed by or surviving any consolidation or merger, if other than our company, or the Person to which a sale, assignment, transfer, lease, conveyance or other disposition will have been made assumes all our obligations under the notes and the indenture pursuant to a supplemental indenture in a form reasonably satisfactory to the trustee;

     o immediately before or immediately after giving effect to the transaction no Default or Event of Default will have occurred and be continuing; and

     o we or any Person formed by or surviving any consolidation or merger, or to which a sale, assignment, transfer, lease, conveyance or other disposition will have been made will, at the time of the transaction and after giving pro forma effect to the transaction as if it had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness under the Fixed Charge Coverage Ratio test provided in the covenant entitled "Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock."

     Limitation on Transactions with Affiliates. We will not be permitted to, and will not permit any of our Restricted Subsidiaries to, directly or indirectly, sell, lease, license, transfer or otherwise dispose of any of our properties or assets to, or purchase any property or assets from, or enter into any contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an "Affiliate Transaction"), unless:

          (1) the Affiliate Transaction is on terms that are no less favorable to us or the relevant Restricted Subsidiary than those we or that Restricted Subsidiary would have obtained in a comparable arms' length transaction with an unrelated Person; and

          (2)  we deliver to the trustee:

               (a) with respect to any Affiliate Transaction involving aggregate payments in excess of $1.0 million, a resolution of the board provided in an Officers' Certificate certifying that the Affiliate Transaction complies with clause (1) above and that the Affiliate Transaction has been approved by a majority of the disinterested members, if any, of the board; and

               (b) with respect to any Affiliate Transaction involving aggregate payments in excess of $5.0 million, an opinion as to the fairness to us or our Restricted Subsidiary from a financial point of view issued by a nationally recognized independent financial advisor.

     The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

     o any reasonable fees and compensation provided to, and indemnity provided on behalf of, our officers, directors and employees and those of our Restricted Subsidiaries as determined in good faith by our board;

     o transactions we enter into with our Wholly Owned Subsidiaries that are Restricted Subsidiaries;


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


     o Restricted Payments permitted by the covenant entitled "Limitation on Restricted Payments"; and

     o loans in aggregate amount not to exceed $1.0 million at any time outstanding to our employees and those of our Restricted Subsidiaries in the ordinary course of business which are approved by our board.

     Limitation on Guarantees by Subsidiaries. We will not permit any Restricted Subsidiary, directly or indirectly, by way of the pledge of any intercompany note or otherwise, to assume, guarantee or in any other manner become liable with respect to any Indebtedness of any Person other than Indebtedness under our Credit Facility or Indebtedness incurred pursuant to Hedging Obligations incurred pursuant to the "Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock" covenant unless:

     o such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture to the indenture, providing a guarantee of payment of the Securities by the Restricted Subsidiary in the form required by the indenture (the "Guarantee"); and

     o (a) if any such assumption, guarantee or other liability of that Restricted Subsidiary is provided in respect of that Senior Indebtedness, the guarantee or other instrument provided by that Restricted Subsidiary in respect of that Senior Indebtedness may be superior to the Guarantee under subordination provisions no less favorable to the holders of the notes than those contained in the indenture, and (b) if the assumption, guarantee or other liability of the Subsidiary is provided in respect of Indebtedness that is expressly subordinated to the notes, the guarantee or other instrument provided by that Restricted Subsidiary in respect of the subordinated Indebtedness will be subordinated to the Guarantee pursuant to subordination provisions not less favorable to the holders of the notes than those contained in the indenture.

     Notwithstanding the foregoing, any Guarantee of the notes by a Restricted Subsidiary will provide by its terms that it will be automatically and unconditionally released and discharged, without any further action required on the part of the trustee or any holder, upon:

          (1) the unconditional release of the Restricted Subsidiary from its liability in respect of the Indebtedness in connection with which the Guarantee was executed and delivered pursuant to the preceding paragraph; or

          (2) any sale or other disposition, by merger or otherwise, to any Person that is not our Restricted Subsidiary, of all of our Capital Stock in, or all or substantially all of the assets of, that Restricted Subsidiary; provided that:

               (a) the sale of disposition of the Capital Stock or assets is otherwise in compliance with the terms of the indenture; and

               (b) the assumption, guarantee or other liability of the Subsidiary has been released by the holders of our other Indebtedness or our Restricted Subsidiaries so guaranteed.

     Limitation on Layering Debt. We are not permitted to incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is subordinate or junior in right of payment to any of our Senior Indebtedness and senior in any respect in right of payment to the notes.

     Limitation on Issuance and Sale of Stock of Restricted Subsidiaries. We are not permitted to, and will not permit any of our Restricted Subsidiaries, to:

     o transfer, convey, sell or otherwise dispose of any shares of Capital Stock of any of our Restricted Subsidiaries, other than to our company or a Wholly Owned Subsidiary that is our Restricted Subsidiary, except that we and our Restricted Subsidiaries may, in any single transaction, sell all, but

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

          not less than all, of the issued and outstanding Capital Stock of a Restricted Subsidiary to any Person, subject to complying with the provisions of the indenture described under the subheading "Repurchase at Option of Holders -- Asset Sales" above; and

     o issue shares of Capital Stock of a Restricted Subsidiary, other than directors' qualifying shares, or securities convertible into, or warrants, rights or options to subscribe for or purchase shares of, Capital Stock of any of our Restricted Subsidiaries to any Person other than to our company or a Wholly Owned Subsidiary that is our Restricted Subsidiary.

REPORTS

     Whether or not required by the rules and regulations of the SEC, so long as any notes are outstanding, we will furnish to the holders of notes:

     o all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if we were required to file those Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" that describes our financial condition and results of operations and that of our Subsidiaries and, with respect to the annual information only, a report thereon by our independent auditor; and

     o all reports that would be required to be filed with the SEC on Form 8-K if we were required to file those reports. All of these reports must be delivered to the holders and the trustee not more than 15 days after the date on which the related Form would be required to be filed with the SEC. In addition, whether or not required by the rules and regulations of the SEC, we will file a copy of all of this information with the SEC for public availability, unless the SEC will not accept this filing, and make this information available to investors or prospective investors who request it in writing.

PAYMENTS FOR CONSENT

     Neither we nor any of our Subsidiaries will be permitted to, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any holder of any notes for or as an inducement to any consent, waiver or amendment of any terms or provisions of the notes unless that consideration is offered to be paid or agreed to be paid to all holders of the notes that consent, waive or agree to amend in the time frame provided in solicitation documents relating to the consent, waiver or agreement.

EVENTS OF DEFAULT AND REMEDIES

     Each of the following will constitute an Event of Default under the indenture:

          (1) default for 30 days in the payment when due of interest on, or any Liquidated Damages with respect to, any of the notes, whether or not prohibited by the subordination provisions of the indenture;

          (2) default in payment when due, whether at maturity, upon redemption or repurchase, or otherwise, of the principal of or premium, if any, on any of the notes, whether or not prohibited by the subordination provisions of the indenture;

          (3) our failure to comply with the provisions described under the covenants "Change of Control," "Asset Sales" and "Merger, Consolidation or Sale of Assets;"

          (4) our failure or that of any of our Restricted Subsidiaries for 30 days after notice to comply with any of its covenants or agreements in the indenture or the notes other than those referred to in clauses (1), (2) and (3) above;

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


          (5) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by our company or any of our Restricted Subsidiaries, or the payment of which we or any of our Restricted Subsidiaries guaranteed, whether that Indebtedness or guarantee now exists, or is created after the date of the indenture, which default:

               (a) is caused by a failure to pay principal of that Indebtedness when due and before the expiration of the grace period provided in that Indebtedness (a "Payment Default"); or

               (b) results in the acceleration of that Indebtedness before its express maturity and, in each case described in clauses (a) and (b) of this subsection (5), the principal amount of any Indebtedness, together with the principal amount of any other Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $5.0 million or more;

          (6) our failure or that of any of our Restricted Subsidiaries to pay final judgments aggregating in excess of $5.0 million, which judgments are not paid, discharged or stayed for a period of 60 days after their entry; and

          (7) certain events of bankruptcy or insolvency with respect to our company or any of our Restricted Subsidiaries.


     If any Event of Default occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the then outstanding notes may declare all of the principal amount of the notes, accrued and unpaid interest on the notes and all other Obligations thereunder to be due and payable immediately; provided, however, that the declaration of acceleration may be rescinded under certain circumstances specified in the indenture. Notwithstanding the preceding sentence, in the case of an Event of Default arising from certain events of bankruptcy or insolvency with respect to our company or our Restricted Subsidiaries, all outstanding notes will become due and payable without further action or notice. Holders of the notes may not enforce the indenture or the notes except as provided in the indenture. Subject to certain limitations, holders of a majority in principal amount of the then outstanding notes may direct the trustee in its exercise of any trust or power. The trustee may withhold from holders of the notes notice of any continuing Default or Event of Default, except a Default or Event of Default relating to the payment of principal, premium, interest or any Liquidated Damages, if the trustee determines that withholding the notice is in their interest.

     In the case of any Event of Default occurring by reason of any willful action, or inaction, taken, or not taken, by or on behalf of our Company with the intention of avoiding payment of the premium that we would have had to pay if we then had elected to redeem the notes under the optional redemption provisions of the indenture, an equivalent premium shall also become and be immediately due and payable to the extent permitted by law upon the acceleration of the notes. If an Event of Default occurs before April 15, 2002, by reason of any willful action, or inaction, taken, or not taken, by or on our behalf with the intention of avoiding the prohibition on redemption of the notes before that date, then the premium specified in the indenture for a redemption on April 15, 2002 will also become immediately due and payable to the extent permitted by law upon the acceleration of the notes.

     The holders of a majority in aggregate principal amount of the notes then outstanding by notice to the trustee may on behalf of the holders of all of the notes waive any existing Default or Event of Default and its consequences under the indenture except a continuing Default or Event of Default in the payment of principal, premium, interest or any Liquidated Damages on the notes.

     We are required to deliver to the trustee annually a statement regarding compliance with the indenture, and we are required, upon our becoming aware of any Default or Event of Default, to deliver to the trustee a statement specifying any Default or Event of Default.


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


NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS

     None of our past, present or future directors, officers, employees, agents or stockholders, as such, shall have any liability for any of our obligations under the notes, the indenture or for any claim based on, in respect of, or by reason of, any obligations or their creation. By accepting a note, you waive and release all of this liability. The waiver and release are part of the consideration for the issuance of the notes. This waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

     We will be permitted to, at our option and at any time, elect to have all of our obligations discharged with respect to the outstanding notes ("Legal Defeasance") except for:

     o your rights to receive payments in respect of the principal of, premium, if any, interest and any Liquidated Damages on the notes when those payments are due;

     o our obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

     o the rights, powers, trusts, duties and immunities of the trustee, and our obligations in connection therewith; and

     o    the Legal Defeasance provisions of the indenture.

     In addition, we may elect to have our obligations released with respect to certain covenants that are described in the indenture ("Covenant Defeasance") and thereafter any omission to comply with those obligations will not constitute a Default or Event of Default with respect to the notes. If Covenant Defeasance occurs, certain events, not including nonpayment, bankruptcy, receivership, rehabilitation and insolvency events, described under the subheading "Events of Default" will no longer constitute an Event of Default with respect to the notes.

     In order to exercise either Legal Defeasance or Covenant Defeasance:

          (1) we will be required to irrevocably deposit with the trustee, in trust, for your benefit, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent certified public accountants, to pay the principal of, premium, if any, interest and any Liquidated Damages on the outstanding notes on the stated maturity or on the applicable redemption date, as the case may be;

          (2) in the case of Legal Defeasance, we will have delivered to the trustee an opinion of counsel from nationally recognized tax counsel reasonably acceptable to the trustee confirming that:

                    o we have received from, or there has been published by, the Internal Revenue Service a ruling; or

                    o since the date of the indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon, the opinion of counsel will confirm that, you will not recognize income, gain or loss for federal income tax purposes as a result of the Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the Legal Defeasance had not occurred;


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


          (3) in the case of Covenant Defeasance, we will have delivered to the trustee an opinion of counsel from nationally recognized tax counsel reasonably acceptable to the trustee confirming that you will not recognize income, gain or loss for federal income tax purposes as a result of the Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the Covenant Defeasance had not occurred;

          (4) no Default or Event of Default will have occurred and be continuing on the date of the deposit or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;

          (5) the Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument, other than the indenture, to which we or any of our Restricted Subsidiaries is a party or by which we or any of our Restricted Subsidiaries is bound;

          (6) we will have delivered to the Trustee an opinion of counsel to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally;

          (7) we will have delivered to the trustee an Officers' Certificate stating that we did not make the deposit with the intent of preferring the holders of notes over our other creditors with the intent of defeating, hindering, delaying or defrauding our creditors; and

          (8) we will have delivered to the trustee an Officers' Certificate and an opinion of counsel, each stating that we have complied with all conditions precedent provided for relating to the Legal Defeasance or the Covenant Defeasance.


TRANSFER AND EXCHANGE

     You will be permitted to transfer or exchange notes in accordance with the indenture. The registrar and the trustee will be permitted to require you, among other things, to furnish appropriate endorsements and transfer documents and we will be permitted to require you to pay any taxes and fees required by law or permitted by the indenture. We are not required to transfer or exchange any note selected for redemption. Also, we are not required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed. The registered holder of a note will be treated as its owner for all purposes.

AMENDMENT, SUPPLEMENT AND WAIVER

     Except as provided in the next two succeeding paragraphs and in the indenture, we will be permitted to amend or supplement the indenture or the notes with the consent of the holders of at least a majority in principal amount of the notes then outstanding, including consents obtained in connection with a tender offer or exchange offer for notes, and any existing default or compliance with any provision of the indenture or the notes may be waived with the consent of the holders of a majority in principal amount of the then outstanding notes, including consents obtained in connection with a tender offer or exchange offer for notes.

     With respect to any notes held by a non-consenting holder, without the consent of each holder affected, an amendment or waiver will not be permitted to:

     o reduce the principal amount of notes whose holders must consent to an amendment, supplement or waiver;

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


     o reduce the principal of or change the fixed maturity of any note or alter the provisions with respect to the redemption of the notes (other than provisions relating to the covenant described above under the subheading "Asset Sales") or reduce the prices at which we will offer to purchase the notes, pursuant to the covenants described under the subheading "Repurchase at the Option of Holders";

     o reduce the rate of or change the time for payment of interest on any note;

     o waive a Default or Event of Default in the payment of principal of or premium, if any, interest or any Liquidated Damages on the notes (except a rescission of acceleration of the notes by the holders of at least a majority in aggregate principal amount of the notes and a waiver of the payment default that resulted from the acceleration);

     o    make any note payable in money other than that stated in the notes;

     o make any change in the provisions of the indenture relating to waivers of past Defaults or your right to receive payments of principal of or premium, if any, interest or Liquidated Damages on the notes;

     o    waive a redemption payment with respect to any note;

     o make any change to the subordination provisions of the indenture that adversely affects you; or

     o    make any change in the foregoing amendment and waiver provisions.

     Notwithstanding the foregoing, we and the trustee may amend or supplement the indenture or the notes, without your consent, to:

     o    cure any ambiguity, defect or inconsistency;

     o provide for uncertificated notes in addition to or in place of certificated notes;

     o provide for the assumption of our obligations to you in the case of a merger or consolidation;

     o make any change that would provide any additional rights or benefits to you or that does not adversely affect your legal rights under the indenture; or

     o comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act.

THE TRUSTEE

     We have appointed the trustee under the indenture as registrar and paying agent with respect to the notes.

     The indenture contains certain limitations on the rights of the trustee, should it become our creditor, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

     The holders of a majority in principal amount of the then outstanding Series A notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture provides that if a Default or an Event of Default occurs, which will not be cured, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of his own affairs. Subject to those provisions, the trustee will be under no obligation to exercise any of its


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rights or powers under the indenture at the request of any holder of notes, unless that holder will have offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

CERTAIN DEFINITIONS

     Provided below are certain defined terms used in the indenture. Reference is made to the indenture for a full description of all these terms, as well as any other capitalized terms used in this "Description of the Series B Notes" for which no definition is provided.

     "Acquired Debt" means, with respect to any specified Person:

          (1) Indebtedness of any other Person existing at the time the other Person merged with or into or became a Restricted Subsidiary of the specified Person, including Indebtedness incurred in connection with, or in contemplation of, the other Person merging with or into or becoming a Restricted Subsidiary of the specified Person; and

          (2) Indebtedness secured by a Lien encumbering any asset acquired by the specified Person.

     "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with the specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, will mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of the Person, whether through the ownership of voting securities, by agreement or otherwise; provided, however, that beneficial ownership of 10% or more of the voting securities, or the equivalents, of a Person will be deemed to be control.

     "Asset Sale" means any sale, transfer or other disposition (including by merger, consolidation or sale-and-leaseback transaction) of:

          (1) shares of Capital Stock of any of our Subsidiaries, other than directors' qualifying shares; or

          (2) our property or assets or that of any of our Restricted Subsidiaries other than in the ordinary course of business.

     Notwithstanding the foregoing, none of the following will be deemed to be an Asset Sale:

          (1) any sale, transfer or other disposition of shares of Capital Stock, property or assets by any of our Restricted Subsidiaries to us or to any of our Restricted Subsidiaries that is our Wholly Owned Subsidiary;

          (2) any sale, transfer or other disposition of defaulted receivables for collection or any sale, transfer or other disposition of property of assets in the ordinary course of business;

          (3) any isolated sale, transfer or other disposition that does not involve aggregate consideration in excess of $500,000 individually;

          (4) the grant in the ordinary course of business of any non-exclusive license of patents, trademarks, registrations therefor and other similar intellectual property;

          (5) any Lien (or foreclosure thereon) securing Indebtedness to the extent that the Lien is granted in compliance with the covenant provided under the subheading "Limitation on Liens" above;


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          (6)  any Restricted Payment permitted by the covenant provided under the subheading "Limitation on Restricted Payments" above;

          (7) any disposition of assets or property in the ordinary course of business to the extent such assets are obsolete, worn-out or no longer useful in our or any Restricted Subsidiary's business;

          (8) the sale, lease, conveyance or other disposition of all or substantially all of our assets as permitted by the covenant provided under the subheading "Limitation on Merger, Consolidation or Sale of Assets" above; provided, however, that the assets not so sold, leased, conveyed, disposed of or otherwise transferred will be deemed an Asset Disposition; or

          (9)  any disposition that constitutes a Change of Control.

     "Borrowing Base Amount" means the sum of (a) 50% of our Finished Goods Inventory plus (b) 65% of our Raw Materials Inventory plus (c) 85% of our Receivables, determined on a consolidated basis in accordance with GAAP.

     "Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

     "Capital Stock" means:

          (1) any and all shares, interests, participations, rights or other equivalents, however designated, of corporate stock;

          (2) in the case of a partnership, partnership interests, whether general or limited; and

          (3) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

     "Cash Equivalents" means:

          (1)  United States dollars;

          (2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof having maturities of not more than six months from the date of acquisition;

          (3) certificates of deposit and Eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers' acceptances with maturities not exceeding six months and overnight bank deposits, in each case with any domestic commercial bank having capital and surplus in excess of $500 million;

          (4) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) entered into with any financial institution meeting the qualifications specified in clause (3) above;

          (5) commercial paper having the highest rating obtainable from Moody's Investors Service, Inc. or Standard & Poor's Corporation and in each case maturing within six months after the date of acquisition; and


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          (6)  shares of any money market mutual fund, or similar fund, in each case having assets in excess of $500 million, which invests solely in investments of the types described in clauses (1) through (5) above.

     "Change of Control" means the occurrence of any of the following (whether or not otherwise permitted by the indenture):

          (1) the sale, lease, transfer, conveyance or other disposition, in one transaction or a series of related transactions, directly or indirectly, of all or substantially all of our assets and those of our Restricted Subsidiaries to any Person or group, as that term is used in Sections 13(d) and 14(d) of the Securities Exchange Act or any successor provisions thereto (a "Group");

          (2) the adoption of a plan relating to our liquidation or dissolution;

          (3) any Person or Group, other than Permitted Holders, is or becomes the "beneficial owner," as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act or any successor provisions thereto, except that a Person will be deemed to have "beneficial ownership" of all shares that any such Person has the right to acquire, whether the right is exercisable immediately or only after the passage of time, directly or indirectly, of more than 50% of the total voting power of our Voting Stock (or of our successor in the event of a merger or consolidation); or

          (4) the first day on which a majority of the members of our board are not Continuing Directors.

     "Commodity Agreement" means any commodity futures contract, commodity option or other similar agreement or arrangement entered into by us or any of our Restricted Subsidiaries designed to protect us or any of our Restricted Subsidiaries against fluctuations in the price of commodities actually used in the ordinary course of our business or that of our Restricted Subsidiaries.

     "Consolidated Cash Flow" means, with respect to any Person for any period, the Consolidated Net Income of the Person for the period, plus:

          (1) an amount equal to any extraordinary, non-recurring or unusual loss plus any net loss realized in connection with an Asset Sale, to the extent those losses were deducted or otherwise excluded in computing Consolidated Net Income; plus

          (2) provision for taxes based on income or profits of the Person and its Restricted Subsidiaries for the period, to the extent the provision for taxes was deducted or otherwise excluded in computing Consolidated Net Income; plus

          (3) Consolidated Interest Expense of the Person less consolidated interest income for the period, to the extent that amount was deducted or otherwise excluded in computing Consolidated Net Income; plus

          (4) depreciation and amortization (including amortization of goodwill, amortization of deferred debt expense and other intangibles and amortization of deferred compensation in respect of non-cash compensation but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash charges of the Person and its Restricted Subsidiaries for the period, to the extent that depreciation and amortization were deducted or otherwise excluded in computing Consolidated Net Income; plus

          (5) an amount equal to all premiums on prepayments of debt, in each case, for the period without duplication on a consolidated basis and determined in accordance with GAAP.


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

     Notwithstanding the foregoing, the provision for taxes, and the depreciation and amortization and other non-cash charges of, a Restricted Subsidiary will be added to Consolidated Net Income to compute Consolidated Cash Flow only to the extent (and in the same proportion) the Net Income of such Restricted Subsidiary was included in calculating the Consolidated Net Income of the Person and only if a corresponding amount would be permitted at the date of determination to be distributed by dividend to the Person by a Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statues, rules and governmental regulations applicable to the Restricted Subsidiary or its stockholders.

     "Consolidated Interest Expense" means, with respect to any Person for any period, the aggregate consolidated interest, whether expensed or capitalized, paid, accrued or scheduled to be paid or accrued, of the Person and its Restricted Subsidiaries for the period, including:

          (1) amortization of original issue discount and deferred financing costs and non-cash interest payments and accruals;

          (2) the interest portion of all deferred payment obligations, calculated in accordance with the effective interest method; and

          (3) the interest component of any payments associated with Capital Lease Obligations and net payments (if any) pursuant to Hedging Obligations, in each case, to the extent attributable to the period, but excluding:

               (a) commissions, discounts and other fees and charges incurred with respect to letters of credit and bankers' acceptances financing; and

               (b) any interest expense on Indebtedness of another Person that is Guaranteed by the Person or secured by a Lien on assets of the Person determined in accordance with GAAP.

Consolidated Interest Expense of our company will not include any prepayment premiums or amortization of original issue discount or deferred financing costs, to the extent those amounts are incurred as a result of the prepayment on the date of the indenture of any of our Indebtedness with the proceeds of the notes.

     "Consolidated Net Income" means, with respect to any Person for any period, the aggregate of the Net Income of the Person and its Restricted Subsidiaries for the period on a consolidated basis, determined in accordance with GAAP, adjusted to exclude (only to the extent included and without duplication):

          (1) all gains which are extraordinary, unusual or are non-recurring, including any gain from the sale or other disposition of assets outside the ordinary course of business or from the issuance or sale of capital stock;

          (2)  all gains resulting from currency or hedging transactions;

          (3) the Net Income of any Person acquired in a pooling of interests transaction for any period before the date of such acquisition;

          (4) depreciation, amortization or other expenses recorded as a result of the application of purchase accounting in accordance with Accounting Principles Board Opinion Nos. 16 and 17; and

          (5) the cumulative effect of a change in accounting principles; provided, however, that:

               (a) the Net Income of any Person that is not a Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the


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                    amount of cash dividends or cash distributions actually paid to the referent Person or a Wholly Owned Subsidiary thereof that is a Restricted Subsidiary; and

               (b) the Net Income of any Person that is an Unrestricted Subsidiary will be included only to the extent of the amount of cash dividends or cash distributions paid to the referent Person or a Restricted Subsidiary thereof.

     "Continuing Director" means, as of any date of determination, any member of our board who:

          (1)  was a member of our board on the date of the indenture;

          (2) was nominated for election or elected to our board with the affirmative vote of a majority of the Continuing Directors who were members of the board at the time of the nomination or election; or

          (3) is a designee of Citicorp Venture Capital or its Related Persons or Affiliates.

     "Credit Facility" means the Amended and Restated Loan and Security Agreement, dated as of December 13, 1996, by and among our company, Fleet Capital Corporation, as a lender and collateral agent, and Transamerica Business Credit Corporation, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, modified, renewed, refunded, replaced or refinanced from time to time.

     "Currency Agreement" means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect us or any of our Restricted Subsidiaries in the ordinary course of business against fluctuation in the values of the currencies of the countries, other than the United States, in which we or our Restricted Subsidiaries conduct business.

     "Default" means any event or condition that is, or with the passage of time or the giving of notice, or both, would be, an Event of Default.

     "Designated Senior Indebtedness" means our Obligations with respect to our Credit Facility and any other of our Senior Indebtedness permitted under the indenture the principal amount of which at original issuance is $5.0 million or more, other than Senior Indebtedness that is comprised of Hedging Obligations owing to a Person that is not a party to our Credit Facility.

     "Disqualified Stock" means any Capital Stock which, by its terms, or by the terms of any security into which it is convertible or for which it is exchangeable, or upon the happening of any event, matures or is mandatorily redeemable, under a sinking fund obligation or otherwise, or is redeemable or is convertible or exchangeable for Indebtedness at the option of the holder thereof, in whole or in part, on or before April 15, 2007. Notwithstanding the preceding sentence, any Capital Stock that would not constitute Disqualified Stock because holders thereof have the right to require the Person to repurchase or redeem the Capital Stock upon the occurrence of an "asset sale" or "change of control" occurring before the stated maturity of the notes will not constitute Disqualified Stock if:

          (1) the "asset sale" or "change of control" provisions applicable to the Capital Stock are no more favorable to the holders of the Capital Stock than the provisions in favor of holders of notes provided under the "Asset Sale" and "Change of Control" covenants, as the case may be;

          (2) the Capital Stock specifically provides that the Person will not repurchase or redeem any stock pursuant to such provision before our repurchase of the notes as are required to be repurchased under the "Asset Sale" and "Change of Control" covenants; and


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          (3)  Capital Stock is redeemable within 90 days of the "asset sale" or
               "change of control" events applicable to the Capital Stock.

     "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock, but excluding any debt security that is convertible into, or exchangeable for, Capital Stock.

     "Exchange and Registration Rights Agreement" means the Exchange and Registration Rights Agreement we entered into with Bear Stearns on July 6, 2001.

     "Existing Indebtedness" means our Indebtedness and that of our Subsidiaries, other than our Credit Facility, in existence on the date of the indenture, until those amounts are repaid.

     "Fair Market Value" means, with respect to any asset, the price (after taking into account any liabilities relating to such assets) which could be negotiated in an arm's-length free market transaction, for cash, between a willing seller and a willing buyer, neither of which is under pressure or compulsion to complete the transaction; provided, however, that the Fair Market Value of any such asset or assets shall be determined by our board, acting in good faith and by unanimous resolution, and which determination shall be evidenced by an Officer's Certificate delivered to the Trustee.

     "Finished Goods Inventory" means, with respect to our company, our consolidated finished goods inventory, net of reserves, determined in accordance with GAAP.

     "Fixed Charge Coverage Ratio" means, with respect to any Person for any period, the ratio of the Consolidated Cash Flow of that Person for that period to the Fixed Charges of that Person for that period. If we or any of our Restricted Subsidiaries incurs, assumes, guarantees or redeems any Indebtedness, other than revolving credit borrowings, or if we issue or redeem any preferred stock, in each case after the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but before the date of the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Transaction Date"), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to the incurrence, assumption, guarantee or redemption of Indebtedness, or the issuance or redemption of preferred stock, as if the same had occurred at the beginning of the applicable reference period. For purposes of making the computation referred to above, acquisitions (including all mergers and consolidations), dispositions and discontinuances of operations that we or any of our Restricted Subsidiaries have made during the reference period or after the reference period and on or before the Transaction Date will be calculated on a pro forma basis assuming that all acquisitions, dispositions and discontinuances of operations had occurred on the first day of the reference period; provided, however, that Fixed Charges will be reduced by amounts attributable to operations that are disposed of or discontinued only to the extent that the obligations giving rise to the Fixed Charges would no longer be obligations contributing to our Fixed Charges after the Transaction Date. Calculations of pro forma amounts in accordance with this definition will be done in accordance with Article 11 of Regulation S-X under the Securities Act or any successor provision.

     "Fixed Charges" means, with respect to any Person for any period, the sum, without duplication, of

          (1)  Consolidated Interest Expense;

          (2) commissions, discounts and other fees and charges incurred with respect to letters of credit and bankers' acceptances financing;

          (3) any interest expense on Indebtedness of another Person that is Guaranteed by that Person or secured by a Lien on assets of that Person; and

          (4)  the product of

               (a) all cash or non-cash dividend payments on any series of preferred stock of any Restricted Subsidiary of that Person (other than preferred stock of that Person); times


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


               (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of that Person, expressed as a decimal, determined, in each case, on a consolidated basis and in accordance with GAAP.

     "GAAP" means generally accepted accounting principles provided in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in any other statements by any other entity as have been approved by a significant segment of the accounting profession, which are in effect in the U.S. on the date of the indenture.

     "Guarantee" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

     "Hedging Obligations" means, with respect to any Person, the obligations of the Person under Interest Rate Agreements, Currency Agreements and Commodity Agreements.

     "Holding" means Merchants Metals Holding Company, a Delaware corporation.

     "Indebtedness" means, with respect to any Person, any indebtedness of the Person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or bankers' acceptances or representing Capital Lease Obligations or the balance deferred and unpaid of the purchase price of any property or representing any Hedging Obligations, except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the Person prepared in accordance with GAAP, as well as all indebtedness of others secured by a Lien on any asset of the Person (whether or not such indebtedness is assumed by the Person) and, to the extent not otherwise included, the Guarantee of any Indebtedness of the Person or any other Person.

     "Interest Rate Agreement" means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement or arrangement entered into by our company or any of our Restricted Subsidiaries designed to protect our company or any of our Restricted Subsidiaries in the ordinary course of business against fluctuations in interest rates.

     "Investments" means, with respect to any Person, all investments by that Person in other Persons, including Affiliates, in the forms of direct or indirect loans, including Guarantees, advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities and all other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.

     "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of the asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

     "Liquidated Damages" means all liquidated damages then owing pursuant to the Exchange and Registration Rights Agreement.

     "Management Holders" means any current or past full-time members of our senior management who acquire our stock through management stock purchase or option plans.

     "Management Plans" means the MMHC 1988 Stock Option Plan, as that plan may be amended from time to time, or any other similar compensation plans which we or Holding may adopt.


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     "Net Income" means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

     (1) any gain (but not loss), together with any related provision for taxes on the gain (but not loss), realized in connection with any sale of assets (including dispositions pursuant to sale/leaseback transactions) or the disposition of any securities or the extinguishment of any Indebtedness of the Person or any of its Restricted Subsidiaries; and

     (2) any extraordinary gain (but not loss), together with any related provision for taxes on the extraordinary gain (but not loss).

     "Net Proceeds" means the aggregate amount of consideration we or any of our Restricted Subsidiaries received in respect of any Asset Sale in the form of cash or Cash Equivalents (including any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to the Asset Sale, including legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof, after taking into account any available tax credits or deductions and any tax sharing arrangements, and amounts required to be applied to the repayment of Indebtedness secured by a Lien on the asset or assets (including Equity Interests) the subject of the Asset Sale and any reserve for adjustment in respect of the sale price of the asset or assets.

     "Non-Recourse Debt" means Indebtedness:

          (1)  as to which neither we nor any of our Restricted Subsidiaries:

               (a) provides credit support of any kind, including any undertaking, agreement or instrument that would constitute Indebtedness;

               (b)  is directly or indirectly liable, as guarantor or otherwise;
                    or

               (c)  constitutes the lender;

          (2) no default with respect to which, including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary, would permit (upon notice, lapse of time or both) any holder of any of our other Indebtedness or that of any of our Restricted Subsidiaries to declare a default on the other Indebtedness or cause the payment thereof to be accelerated or payable before its stated maturity; and

          (3) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of our company or any of our Restricted Subsidiaries.

     "Obligations" means any principal, premium, interest (including post-petition interest), penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

     "Officers' Certificate" means, with respect to any Person, a certificate signed by the Chief Executive Officer or President and the Chief Financial Officer or chief accounting officer of that Person.

     "Permitted Asset Swap" means any one or more transactions in which our company or any of our Restricted Subsidiaries exchanges assets for consideration consisting of cash and/or assets used or useful in our business and conducted on the date of the indenture or reasonable extensions, developments or expansions thereof or activities ancillary thereto or other assets in an amount less than 15% of the fair market value of the transaction or transactions.

     "Permitted Holders" means Citicorp Venture Capital Ltd. and its Related Persons and Affiliates and the Management Holders and their Related Persons and Affiliates.


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



     "Permitted Investments" means:

          (1) any Investment in our company or in a Wholly Owned Subsidiary of our company that is a Restricted Subsidiary;

          (2)  any Investment in Cash Equivalents;

          (3) Investments by our company or any Restricted Subsidiary of our company in a Person, if as a result of that Investment

               (a) that Person becomes a Wholly Owned Subsidiary of our company that is a Restricted Subsidiary; or

               (b) that Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, our company or a Wholly Owned Subsidiary of our company that is a Restricted Subsidiary;

          (4) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made in compliance with the covenant provided under the subheading "Repurchase at the Option of Holders -- Asset Sales."

     "Permitted Liens" means:

          (1)  Liens in favor of our company;

          (2) Liens securing Senior Indebtedness of our company that was permitted to be incurred pursuant to the indenture;

          (3) Liens on property of a Person existing at the time the Person is merged into or consolidated with our company or any Restricted Subsidiary of our company, provided, however, that the Liens were not created in contemplation of the merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with our company or the Restricted Subsidiary;

          (4) Liens on property existing at the time of acquisition thereof by our company or any Restricted Subsidiary of our company; provided, however, that such Liens were not created in contemplation of the acquisition;

          (5) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

          (6)  Liens existing on the date of the indenture;

          (7) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided, however, that any reserve or other appropriate provision, if any, as shall be required in conformity with GAAP will have been made therefor;

          (8) Liens imposed by law, such as mechanics', carriers', warehousemen's, materialmen's and vendors' Liens, incurred in good faith in the ordinary course of business with respect to amounts not yet delinquent or being contested in good faith by appropriate proceedings if a reserve or other appropriate provisions, if any, will be required by GAAP will have been made therefor;


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          (9)  zoning restrictions, easements, licenses, covenants,
               reservations, restrictions on the use of real property or minor irregularities of title incident thereto that do not, in the aggregate, materially detract from the value of our property or our assets or impair the use of our property in the operation of our business;

          (10) judgment Liens to the extent that the judgments do not cause or constitute a Default or an Event of Default;

          (11) Liens to secure the payment of all or a part of the purchase price of property or assets acquired or constructed in the ordinary course of business on or after the date of the indenture, provided, however, that:

               (a) such property or assets are used in the same or a similar line of business as we were engaged in on the date of the indenture;

               (b) at the time of incurrence of any such Lien, the aggregate principal amount of the obligations secured by the Lien will not exceed the cost of the assets or property (or portions thereof) so acquired or constructed;

               (c) each such Lien will encumber only the assets or property (or portions thereof) so acquired or constructed and will attach to the property within 120 days of the purchase or construction thereof; and

               (d) any Indebtedness secured by the Lien will have been permitted to be incurred under the "Limitation on the Incurrence of Indebtedness and Issuance of Disqualified Stock" covenant;

          (12) precautionary filings of any financial statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction made in connection with Capital Lease Obligations permitted to be incurred under the "Limitation on the Incurrence of Indebtedness and Issuance of Disqualified Stock" covenant, provided, however, that the Lien does not violate clauses (a),
               (b) and (c) of clause (11) hereof; and

          (13) Liens incurred in the ordinary course of business securing assets having a fair market value not in excess of $500,000 in the aggregate.

     "Person" means an individual, limited or general partnership, corporation, limited liability company, association, unincorporated organization, trust, joint stock company or joint venture, or a government or any agency or political subdivision thereof.

     "Purchase Money Obligations" of any Person means any obligations of that Person or any of its Restricted Subsidiaries to any seller or any other Person incurred or assumed in connection with the purchase of real or personal property to be used in the business of that Person or any of its subsidiaries within 180 days of the incurrence or assumption.

     "Raw Materials Inventory" means our consolidated, raw materials and work-in-process inventory, net of reserves, determined in accordance with GAAP.

     "Receivables" means our consolidated trade receivables, net of the allowance for doubtful accounts, as determined in accordance with GAAP.

     "Related Person" of any Person means any other Person directly or indirectly owning 5% or more of the outstanding Common Stock of that Person or, in the case of a Person that is not a corporation, 5% or more of the equity interests in that Person or 5% or more of the combined voting power of the Voting Stock of that Person.


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     "Restricted Subsidiary" means:

          (1) any of our Subsidiaries (other than a Subsidiary that is also a Subsidiary of an Unrestricted Subsidiary) organized or acquired after the date of the indenture, unless the Subsidiary will have been designated as an Unrestricted Subsidiary by resolution of the Board of Directors as provided in and in compliance with the definition of "Unrestricted Subsidiary"; and

          (2) any Unrestricted Subsidiary which is designated as a Restricted Subsidiary by our board of directors; provided, however, that immediately after giving effect to the designation referred to in clause (2), no Default or Event of Default will have occurred and be continuing and we could incur at least $1.00 of additional Indebtedness under the first paragraph under the "Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock" covenant. We will evidence any designation to the trustee by promptly filing with the trustee an Officers' Certificate certifying that the designation has been made and stating that the designation complies with the requirements of the immediately preceding sentence.

     "Senior Indebtedness" means, with respect to our Company:

          (1)  our Obligations with respect to our Credit Facility; and

          (2) any other Indebtedness which we may incur under the terms of the indenture, unless the instrument under which the Indebtedness is incurred expressly provides that it is pari passu with or subordinated in right of payment to the notes. Notwithstanding anything to the contrary in the foregoing, Senior Indebtedness will not include:

               (a) any obligation of ours to, in respect of or imposed by any environmental, landfill, waste management or other regulatory governmental agency, statute, law or court order;

               (b) any liability for federal, state, local or other taxes owed or owing by our company;

               (c) any Indebtedness of our company to any of our Subsidiaries or other Affiliates;

               (d)  any trade payables;

               (e) any Indebtedness that is incurred in violation of the indenture on or after the date of the indenture; or

               (f)  our 11 1/4% senior subordinated notes due 2007.

     "Subsidiary" means, with respect to any Person:

          (1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled, without regard to the occurrence of any contingency, to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by the Person or one or more of the other Subsidiaries of that Person or a combination thereof; and

          (2) any partnership, the sole general partner or the managing general partner of which is that Person or a Subsidiary of that Person, or the only general partners of which are that Persons or one or more Subsidiaries of that Person or any combination thereof.

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     "Unrestricted Subsidiary" means, until such time as any of the following will be designated as our Restricted Subsidiary by our board as provided in and in compliance with the definition of "Restricted Subsidiary":

          (1) any Subsidiary of our company or of a Restricted Subsidiary of our company organized or acquired after the date of the indenture that is designated concurrently with its organization or acquisition as an Unrestricted Subsidiary by resolution of our board;

          (2)  any Subsidiary of any Unrestricted Subsidiary; and

          (3) any of our Restricted Subsidiaries that is designated as an Unrestricted Subsidiary by resolution of our board, provided that:

               (a) immediately after giving effect to the designation, no Default or Event of Default will have occurred and be continuing;

               (b) any such designation will be deemed, at our election at the time of the designation, to be either, but not both, the making of a Restricted Payment at the time of the designation in an amount equal to the Investment in the Subsidiary subject to the restrictions contained in the "Limitation on Restricted Payments" covenant or the making of an Asset Sale at the time of the designation in an amount equal to the Investment in such Subsidiary subject to the restrictions contained in the "Asset Sales" covenant; and

               (c) the Subsidiary or any of its Subsidiaries does not own any Capital Stock or Indebtedness of, or own or hold any Lien on any property of, our company or any other Subsidiary of our company that is not a Subsidiary of the Subsidiary to be so designated.

     A Person may be designated as an Unrestricted Subsidiary only if and for so long as that Person:

          (1)  has no Indebtedness other than Non-Recourse Debt;

          (2) is a Person with respect to which neither we nor any of our Restricted Subsidiaries has any direct or indirect obligation:

               (a)  to subscribe for additional Equity Interests; or

               (b) to make any payment to maintain or preserve that Person's financial condition or to cause that Person to achieve any specified levels of operating results; and

          (3) has not guaranteed or otherwise directly or indirectly provided credit support for any of our Indebtedness or that of any of our Restricted Subsidiaries.

We will evidence any designation pursuant to clause (1) or (3) of the preceding paragraph to the trustee by filing with the trustee within 45 days of the designation an Officers' Certificate certifying that the designation has been made and, in the case of clause (3) of the preceding paragraph, our related election in respect thereof.

     "Voting Stock" means any class or classes of Capital Stock pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers, general partners or trustees of any Person (irrespective of whether or not, at the time, Capital Stock of any other class or classes will have, or might have, voting power by reasons of the happening of any contingency) or, with respect to a partnership, whether general or limited, any general partner interest in such partnership.

     "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing:


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          (1)  the sum of the products obtained by multiplying:

               (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof by

               (b) the number of years (calculated to the nearest one-twelfth) that will elapse between that date and the making of the payment; by

          (2)  the then outstanding principal amount of the Indebtedness.

     "Wholly Owned Subsidiary" of any Person means a Subsidiary of the Person 100% of the outstanding Capital Stock or other ownership interests of which, other than directors' qualifying shares, will be at the time beneficially owned by the Person either directly or indirectly through Wholly Owned Subsidiaries.

BOOK-ENTRY, DELIVERY AND FORM

     Except as provided in the next paragraph, the Series B notes will initially be issued in the form of one or more global notes. The Series B global notes will be deposited on the date the exchange offer is completed with, or on behalf of, the depositary and registered in the name of Cede & Co., as nominee for the depositary.

     Series B Notes that are issued as described below under the subheading "Certificated Securities" will be issued in registered form. Upon the transfer of certificated securities, the certificated securities may, unless the global notes have previously been exchanged for certificated securities, be exchanged for an interest in a global note representing the principal amount of Series B notes being transferred.

     The depositary is a limited-purpose trust company which was created to hold securities for its participating organizations and to facilitate the clearance and settlement of transactions in the securities between participants through electronic book-entry changes in accounts of its participants. The depositary's participants include securities brokers and dealers, including the initial purchaser of the notes, banks and trust companies, clearing corporations and certain other organizations. Access to the depositary's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly. Persons who are not participants may beneficially own securities held by or on behalf of the depositary only through the depositary's participants or the depositary's indirect participants.

     We expect that pursuant to procedures established by the depositary:

     o upon deposit of the global notes, the depositary will credit the accounts of participants with portions of the principal amount of the global notes; and

     o ownership of the Series B notes evidenced by the global notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by the depositary (with respect to the interests of the depositary's participants), the depositary's participants and the depositary's indirect participants. Prospective purchasers are advised that the laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer Series B notes evidenced by the global notes will be limited to such extent.

     So long as Cede & Co. is the registered owner of any Series B notes, Cede & Co. will be considered the sole owner or holder of such Series B notes outstanding under the indenture. Beneficial owners of Series B notes evidenced by the global note will not be considered the owners or holders thereof under the indenture for any purpose, including with respect to the giving of any directions, instructions or approvals to the trustee thereunder. The ability of a person having a beneficial interest in Series B notes represented by a global note to pledge that interest to persons or entities that do not participate in the depositary's system or to otherwise take actions in respect of that interest, may be affected by the lack of a physical certificate evidencing that interest.


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


     Neither we nor the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of Series B notes by the depositary, or for maintaining, supervising or reviewing any records of the depositary relating to the Series B notes.

     Payments in respect of the principal of, premium, if any, interest and any liquidated damages on any Series B notes registered in the name of Cede & Co. on the applicable record date will be payable by the trustee to or at the direction of Cede & Co. in its capacity as the registered holder under the indenture. Under the terms of the indenture, we and the trustee may treat the Persons in whose names the Series B notes, including global notes, are registered as the owners thereof for the purpose of receiving the payments and for any and all other purposes whatsoever. Consequently, neither we nor the trustee has or will have any responsibility or liability for the payment of the amounts to beneficial owners of Series B notes (including principal, premium, if any, interest and any liquidated damages).

     We believe, however, that it is currently the policy of the depositary to immediately credit the accounts of the relevant participants with such payment, in amounts proportionate to their respective holdings in principal amount of beneficial interests in the relevant security as shown on the records of the depositary. Payments by the depositary's participants and the depositary's indirect participants to the beneficial owners of Series B notes will be governed by standing instructions and customary practice and will be the responsibility of the depositary's participants or the depositary's indirect participants.

CERTIFICATED SECURITIES

     Subject to certain conditions, any person having a beneficial interest in a global note may, upon request to us or to the trustee, exchange his beneficial interest for Series B notes in the form of definitive notes. Upon such an issuance, the trustee is required to register the notes in the name of, and cause the same to be delivered to, the person or persons. In addition, if:

     o we notify the trustee in writing that the depositary is no longer willing or able to act as a depositary and we are unable to appoint a qualified successor within 90 days; or

     o we, at our option, notify the trustee in writing that we elect to cause the issuance of Series B notes in the form of definitive Series B notes under the indenture, then, upon surrender by Cede & Co. of its global note, Series B notes in this form will be issued to each person that the depositary identifies as the beneficial owner of the related Series B notes.

     Neither we nor the trustee will be liable for any delay by the depositary in identifying the beneficial owners of the related Series B notes and each person may conclusively rely on, and will be protected in relying on, instructions from the depositary for all purposes (including with respect to the registration and delivery, and the respective principal amounts, of the Series B notes to be issued).

SAME-DAY SETTLEMENT AND PAYMENT

     The indenture requires that payments in respect of the notes (including principal, premium, if any, interest and any liquidated damages) be made by wire transfer of immediately available funds to the accounts specified by the global note holder. Secondary trading in long-term notes and debentures of corporate issuers is generally settled in clearing-house or next-day funds. In contrast, the notes are eligible to trade in the Portal(TM) Market and to trade in the depositary's Next-Day Funds Settlement System, and any permitted secondary market trading activity in the notes will therefore be required by the depositary to be settled in immediately available funds. We expect that secondary trading in the certificated notes also will be settled in immediately available funds.

EXCHANGE OPPORTUNITY


     Pursuant to the exchange and registration rights agreement, we have agreed to use our reasonable efforts to extend, pursuant to Section 3(a)(9) of the Securities Act and in accordance with applicable tender offer rules including Rule 14e-1(a) under the Exchange Act, to you, the opportunity to exchange all or a portion of your notes,


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

on a par-for-par basis, for newly issued 11 1/4% exchange notes, plus a cash payment. The cash payment will be equal to the present value of the difference between the remaining interest payments, excluding accrued but unpaid interest, on the notes, on the one hand, from the exchange date through their maturity and the remaining interest payments to be paid on the 11 1/4% exchange notes, on the other hand, from the exchange date through their maturity calculated using a discount rate of 13% per annum. The newly issued 11 1/4% exchange notes will be identical to our existing 11 1/4% senior subordinated notes. To the extent that the 11 1/4% exchange notes are issued in exchange for notes that are subject to transfer restrictions, such 11 1/4% exchange notes will be subject to the same transfer restrictions.

     The exchange and registration rights agreement also provides that, to the extent not prohibited by any applicable law or applicable interpretation of the staff of the SEC, we shall have commenced our 11 1/4% note exchange offer and shall use our reasonable efforts to cause the 11 1/4% note exchange offer to be consummated on or prior to March 3, 2002. If the SEC objects to the 11 1/4% note exchange offer, we will not be able to complete the 11 1/4% note exchange offer and you will not be able to exchange any of your notes for 11 1/4 % exchange notes.


     In the event that (1) the 11 1/4% note exchange offer is completed, (2) this exchange offer registration is not available to any holder or may not be consummated because, in either case, it would violate applicable securities laws or because the applicable interpretations of the staff of the SEC would not permit us to effect this exchange offer and (3) holders who did not participate in this exchange offer elect to exchange their notes for 11 1/4% exchange notes and a cash payment pursuant to our offer under Section 3(a)(9) of the Securities Act, we will cause to be filed with the SEC a shelf registration statement with respect to those 11 1/4% exchange notes issued to such holders. We will use our best efforts to cause to be filed the 11 1/4% note shelf registration statement on or prior to 60 days after completion of the 11 1/4% note exchange offer and use our best efforts to cause the 11 1/4% note shelf registration statement to be declared effective by the SEC, as promptly as possible but in any event, on or prior to 150 days following the completion of the 11 1/4% note exchange offer. We are not subject to any liquidated damages in the event that we are not able to consummate the 11 1/4% note exchange offer or in the event that the 11 1/4% note shelf registration statement is not declared effective within 150 days following completion of the 11 1/4% note exchange offer. We shall use our best efforts to keep such 11 1/4% note shelf registration statement continuously effective, supplemented and amended until July 6, 2003 or such shorter period that will terminate when all the securities covered by the 11 1/4% note shelf registration statement have been sold pursuant to the 11 1/4% note shelf registration statement. We further agree to use our best efforts to keep the 11 1/4% note shelf registration statement effective for so long as any of our affiliates are required to deliver a prospectus in connection with secondary transactions in the 11 1/4% exchange notes, provided that our counsel agrees that such requirement exists.

         The inclusion of the information pertaining to the 11 1/4% note exchange offer contained in this prospectus is not intended and should not be construed as an offer of the 11 1/4% exchange notes as part of this exchange offer.


ADDITIONAL INFORMATION

     Anyone who receives this prospectus may obtain a copy of the indenture without charge by writing to MMI Products, Inc., 515 West Greens Road, Suite 710, Houston, Texas 77067, Attn: Robert N. Tenczar.



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                           DESCRIPTION OF INDEBTEDNESS


CREDIT FACILITY

         The information relating to our credit facility is qualified in its entirety by reference to the complete text of the agreements and amendments governing our credit facility, as filed with the SEC. Borrowings under our credit facility are secured by first priority liens on substantially all our assets.

         Our credit facility provides for a revolving credit facility not to exceed $100.0 million. Borrowings under our credit facility revolving credit line are subject to various conditions precedent and a borrowing base equal to the sum of 50% of eligible finished goods inventory plus 65% of eligible raw materials inventory plus 85% of eligible receivables, but the amount borrowable against finished goods inventory and raw materials inventory is limited to $50 million.

         Borrowings under our credit facility bear interest, at our option, at either (i) the base rate (as announced from time to time by Fleet National Bank) plus 0.25% or (ii) the Eurodollar Base Rate (as defined therein) for the applicable Eurodollar Interest Period (as defined therein) plus an adjustable margin, which ranges from 1.25% to 2.50% (currently at 1.25%) based on our previous 12 month adjusted earnings from operations (as defined therein). We are required to pay certain fees in connection with our credit facility, including a commitment fee of 0.50% of the undrawn portion of the revolving credit facility commitment, a standby letter of credit fee equal to 2.00% per annum of the aggregate face amount of standby letters of credit outstanding from time to time, a documentary letter of credit fee equal to 1.00% per annum of the aggregate face amount of documentary letters of credit outstanding from time to time, and an administration fee in the amount of approximately $4,000 per month.

         Our credit facility contains customary representations, warranties and events of default and requires our compliance with certain covenants, including, among other things, limitations on incurrence of indebtedness, imposition of liens on our assets, capital expenditures, mergers and consolidations, disposition of assets, payment of dividends and other distributions, repayment or repurchase of subordinated indebtedness, including any of the notes, prior to maturity, and the maintenance of financial covenants with respect to a minimum level of earnings from operations and an interest coverage ratio.


         Our credit facility matures on December 12, 2001. Although there is no assurance that our efforts to do so will be successful, we are currently in discussions with our existing lenders regarding renewing and replacing our existing credit facility with a $75.0 million revolving credit facility to expire on December 12, 2006. We determined that a $75 million renewed credit facility would be sufficient to meet our liquidity needs. We anticipate that this renewed credit facility will be on substantially the same terms as the existing credit facility, except that (i) the adjustable margin added to the Eurodollar Base Rate to determine the interest rate for Eurodollar Loans will be between 1.25% and 2.75% based on a ratio of our total funded indebtedness to adjusted earnings from operations, (ii) in addition to the existing fees, we will pay a closing fee of $375,000 and an audit fee of $750 per diem while being audited by our lenders, and (iii) we will only have one financial covenant based on a ratio of adjusted earnings from operations to our scheduled payments of indebtedness principal and interest expense. In addition, we anticipate that our renewed credit facility will require us to maintain a ratio of adjusted earnings from operations minus unfinanced capital expenditures and cash payment of income taxes to fixed payments of principal on indebtedness other than the renewed credit facility and interest of 1.1. to 1.0 for the trailing 12-month period. In addition, we anticipate that the renewed credit facility will limit annual capital expenditures to $20 million.


11 1/4% SENIOR SUBORDINATED NOTES DUE 2007

         We have outstanding $150.0 million in aggregate principal amount
11 1/4% senior subordinated notes due 2007. Our existing 11 1/4% senior subordinated notes are issued under an Indenture dated April 16, 1997 between our company and U.S. Trust Company of Texas, N.A. Our existing 11 1/4% senior subordinated notes are limited to $200.0 million aggregate principal amount outstanding at any given time. Interest on our existing 11 1/4% senior subordinated notes accrues at an annual rate of 11 1/4% and is payable semi-annually on April 15 and October 15 of each year. These existing 11 1/4% senior subordinated notes are general unsecured obligations subordinated in right of payment to all of our existing and future senior indebtedness, including our credit facility. The indenture


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governing our existing 11 1/4% senior subordinated notes contains covenants identical to those that will govern the Series B notes, other than in respect of a noteholder's right to participate in an asset sale repurchase offer following an asset sale. See "Description of Series B Notes - Repurchase at the Option of Holders -- Asset Sales."



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                 MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS


     The following discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), applicable treasury regulations, judicial authority and current administrative rulings and practice, all of which are subject to change, possibly with retroactive effect. The following general discussion summarizes material U.S. federal income tax aspects of the notes. This discussion is a summary for general information only and does not consider all aspects of U.S. federal income taxation that may be relevant to you. This discussion is limited to the U.S. federal income tax consequences to persons who are beneficial owners of the notes and who will hold the notes as capital assets within the meaning of Section 1221 of the Code. This discussion does not purport to deal with all aspects of U.S. federal income taxation that might be relevant to you in light of your personal investment circumstances or status, nor does it discuss the U.S. federal income tax consequences to holders subject to special treatment under the U.S. federal income tax laws (for example, financial institutions, insurance companies, dealers in securities or foreign currency, tax-exempt organizations, banks, thrifts, insurance companies, taxpayers holding the notes through a partnership or similar pass-through entity or as part of a "straddle," "hedge" or "conversion transaction," or taxpayers that have a "functional currency" other than the U.S. dollar). In addition, this discussion is limited to the U.S. federal income tax consequences to holders who acquired the Series A notes at original issue for their issue price. We will treat the notes as indebtedness for U.S. federal income tax purposes, and the balance of the discussion is based on the assumption that such treatment will be respected.

     YOU ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE FEDERAL, STATE, LOCAL AND OTHER TAX CONSIDERATIONS OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF THE NOTES.

U.S. HOLDERS

     The following discussion is limited to the U.S. federal income tax consequences to a holder of a note that is:

     o a citizen or resident of the United States, including an alien resident who is a lawful permanent resident of the United States or meets the "substantial presence" test under Section 7701(b) of the Code;

     o a corporation created or organized under the laws of the United States, or any political subdivision thereof;

     o an estate whose income is subject to United States federal income taxation regardless of its source; and

     o a trust, if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust (each a "U.S. Holder").

     Stated Interest on the Notes

     The stated interest on the notes will be included in income by a U.S. Holder in accordance with such holder's usual method of accounting for U.S. income tax purposes.

     Liquidated Damages

     Any Liquidated Damages payable to a U.S. Holder of the notes in the event of a Registration Default should be includible in the gross income of such Holder at the time such payment is paid or accrued as ordinary income in accordance with such Holder's usual method of accounting for U.S. income tax purposes.

     Sale, Exchange, Redemption or Repayment

     Unless a nonrecognition provision applies and subject to the discussion below under the headings "Exchange Offer" and "Exchange of Series A Notes and Series B Notes for 11 1/4% Exchange Notes", the sale, exchange, redemption, repayment or other disposition of notes will be a taxable event for U.S. federal income tax purposes. In such event, a U.S. Holder will recognize gain or loss equal to the difference between (i) the amount of cash plus the fair market value of any property received (other than any portion attributable to accrued but unpaid

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interest) and (ii) the holder's adjusted tax basis therein. A U.S. Holder's adjusted tax basis in a note generally will equal the cost of the note (net of any accrued interest) to such holder.

     Such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the notes have been held for more than one year at the time of disposition. The deductibility of capital losses is subject to limitations.

     Exchange Offer

     The exchange of the Series A notes for publicly registered Series B notes pursuant to the exchange offer should not constitute a material modification of the terms of the Series A notes and therefore should not constitute a taxable event for U.S. federal income tax purposes. In that event, the exchange would have no U.S. federal income tax consequences to a U.S. Holder, so that the U.S. Holder's holding period and adjusted tax basis for a note would not be affected, and the U.S. Holder would continue to take into account income in respect of a note in the same manner as before the exchange.

     Exchange of Series A Notes and Series B Notes for 11 1/4% Exchange Notes

     Treatment of Exchange as a Recapitalization. The federal income tax consequences of the exchange of the Series B notes (or Series A notes) for newly issued 11 1/4% exchange notes plus a cash payment to U.S. Holders (as discussed above under the heading "Description of Series B Notes - Exchange Opportunity"), depends, in part, on whether both the 11 1/4% exchange notes and the notes exchanged therefor (either the Series A notes or the Series B notes) constitute securities for federal income tax purposes. The term "security" is not defined in the Code or in the treasury regulations promulgated thereunder and has not been clearly defined by judicial decisions. The determination of whether a particular debt constitutes a "security" depends upon an overall evaluation of the nature of the debt. One of the most significant factors considered in determining whether a particular debt is a security is its original term. In general, debt obligations issued with a weighted average maturity at issuance of five years or less do not constitute securities, whereas debt obligations with a weighted average maturity at issuance of 10 years or more constitute securities.

     We intend to take the position that the 11 1/4% exchange notes, the Series B notes, and the Series A notes constitute securities. If so treated, the exchange should constitute a recapitalization, in which case a U.S. Holder would recognize no loss and would recognize gain (computed as described in the next paragraph), if any, only to the extent of the sum of (i) the excess, if any, of the "principal amount" (within the meaning of Section 354 of the Code) of the 11 1/4% exchange notes over the "principal amount" of the Series B notes or the Series A notes, as applicable, and (ii) the cash received. Furthermore, a U.S. Holder's tax basis in its 11 1/4% exchange notes would equal such holder's tax basis in the Series B notes or the Series A notes, as applicable, exchanged therefor, increased by the amount of the gain, if any, recognized by such holder in the transaction and reduced by the amount of the cash received. Any such gain would be capital gain, and would be short-term capital gain if the exchange opportunity is consummated on or prior to one year after the date of issuance. A U.S. Holder's holding period for its 11 1/4% exchange notes would include the holding period for the Series B notes or the Series A notes, as applicable, exchanged therefor.

     If, however, either the 11 1/4% exchange notes or the notes exchanged therefor do not constitute securities, then upon the exchange of the Series B notes or Series A notes, as applicable, for 11 1/4% exchange notes plus cash, a U.S. Holder of the Series B notes or Series A notes, as applicable, would recognize gain or loss equal to the difference between the amount realized by such holder in the exchange (other than any portion treated as attributable to accrued but unpaid interest which would be taxable as ordinary income) and its adjusted tax basis in the Series B notes or Series A notes, as applicable. A U.S. Holder's amount realized would be equal to the sum of the (i) issue price of the 11 1/4% exchange notes at the time of the exchange and (ii) the cash received. Any gain or loss recognized would be capital gain or loss, and would be short-term capital gain or loss if the exchange opportunity is consummated on or prior to one year after the date of issuance. A U.S. Holder's tax basis in such holder's 11 1/4% exchange notes would equal their issue price and the holding period for such holder's 11 1/4% exchange notes would commence on the day after the issuance of such notes.


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


     The difference in tax treatment of a recapitalization as opposed to a fully taxable transaction is illustrated by the following two examples:

     EXAMPLE 1: Assume that a U.S. Holder of a Series B note with a stated principal amount of $1,000 exchanges the note for an 11 1/4% exchange note with a stated principal amount of $1,000. Assume further that the amount of cash that the U.S. Holder receives in the exchange is $70, and that the fair market value of the 11 1/4% exchange note on the date of the exchange is $1,080. Also, for purposes of this example assume that the holder's tax basis in the Series B note is $1,000.

     If neither the 11 1/4% exchange note nor the Series B notes are Publicly Traded (as defined below), the U.S. Holder would realize and recognize gain in the amount of $70 in connection with the exchange, and such holder's tax basis in the 11 1/4% exchange notes would equal $1,000.

     If, however, either the 11 1/4% exchange notes or the Series B notes are Publicly Traded, the federal income tax consequences would differ. If, for instance, the 11 1/4% exchange notes are Publicly Traded, a U.S. Holder would realize gain in the amount of $150 in connection with the exchange. If the exchange is treated as a fully taxable transaction, the U.S. holder would be required to recognize the full amount of the gain, and such holder's tax basis in the 11 1/4% exchange not would equal $1,080. However, if the exchange is treated as a recapitalization, the U.S. holder would only be required to recognize gain in the amount of $70, and such holder's tax basis in the 11 1/4% exchange note would equal $1,000.

     EXAMPLE 2: Assume that a U.S. Holder of a Series B note with a stated principal amount of $1,000 exchanges the note for an 11 1/4% exchange note with a stated principal amount of $1,000. Assume further that the amount of cash that the U.S. Holder receives in the exchange is $70, and that the fair market value of the 11 1/4% exchange note on the date of the exchange is $920. Also, for purposes of this example assume that the holder's tax basis in the Series B note is $1,000.

     If neither the 11 1/4% exchange notes nor the Series B notes are Publicly Traded, the U.S. Holder would realize and recognize gain in the amount of $70 in connection with the exchange, and such holder's tax basis in the 11 1/4% exchange note would equal $1,000. If, however, either the 11 1/4% exchange note or the Series B notes are Publicly Traded, the federal income tax consequences would differ. If, for instance, the 11 1/4% exchange notes are Publicly Traded, a U.S. Holder would realize loss in the amount of $10 in connection with the exchange. If the exchange is treated as a recapitalization, the U.S. Holder would not recognize the loss on the exchange, and such holder's tax basis in the 11 1/4% exchange notes would equal $930. If the exchange is treated as a fully taxable transaction, however, the U.S. Holder would recognize loss of $10, and such holder's tax basis in the 11 1/4% exchange notes would equal $920.


     Possible OID Treatment. If neither the 11 1/4% exchange notes or the notes exchanged therefor (either the Series B notes or the Series A notes) are "traded on an established market" (within the meaning of the applicable treasury regulations) during the 60-day period ending 30 days after the issue date of the 11 1/4% exchange notes ("Publicly Traded"), the issue price of the 11 1/4% exchange notes would be equal to their stated principal amount. The treasury regulations provide that property is treated as Publicly Traded if, among other things, it appears on a system of general circulation (including a computer listing disseminated to subscribing brokers, dealers, or traders) that provides a reasonable basis to determine fair market value by disseminating either recent price quotations of one or more identified brokers, dealers or traders, or actual prices of recent sales transactions. We believe that there is a reasonable position that none of the Series B notes, the Series A notes or the 11 1/4% exchange notes will be treated as appearing in a system of general circulation that disseminates either recent price quotations of one or more identified brokers, dealers or traders or actual prices of recent sales transactions. Accordingly, we intend to take the position that none of the Series B notes, the Series A notes or the 11 1/4% exchange notes are Publicly Traded. There is no assurance, however, that the Internal Revenue Service would agree with our position.

     If the Series B notes or the Series A notes, as applicable, are Publicly Traded, but the 11 1/4% exchange notes are not Publicly Traded, the issue price of the 11 1/4% exchange notes would be equal to the fair market value of the Series B notes or the Series A notes, as applicable, on the date that the 11 1/4% exchange notes are issued. If the

11 1/4% exchange notes are Publicly Traded, their issue price would be equal to their fair market value. In either such case, the 11 1/4% exchange notes could be issued with original issue discount ("OID") in an amount equal to the excess, if any, of the (i) stated redemption price at maturity over (ii) their issue price, and, alternatively, could be issued with bond premium (which may be amortizable to the extent provided in Section 171 of the Code) if the adjusted tax basis of the 11 1/4% exchange notes exceeds the amount payable at maturity. Any OID, subject to a statutory de minimis rule, would be required to be included in the income of the U.S. Holders of the 11 1/4% exchange notes on a constant yield basis over the term of the 11 1/4% exchange notes and in advance of cash payment attributable to such income. If the 11 1/4% exchange notes are treated as issued with OID (as discussed above), the 11 1/4% exchange notes would not be fungible with our existing 11 1/4% senior subordinated notes for U.S. federal income tax purposes and would not trade with such notes.

     Backup Withholding and Information Reporting


     Under the Code, U.S. Holders of notes may be subject to information reporting and "backup withholding" at a rate of up to 30.5% with respect to cash payments in respect of principal (and premium, if any), OID, interest, and the gross proceeds from dispositions thereof. Backup withholding applies only if the U.S. Holder (i) fails to furnish its social security or other taxpayer identification number ("TIN") within a reasonable time after a request therefor,
(ii) furnishes an incorrect TIN, (iii) fails to report properly interest or dividends, or (iv) fails, under certain circumstances, to provide a certified statement, signed under penalty of perjury, that the TIN provided is its correct number and that it is not subject to backup withholding. Any amount withheld from a payment to a U.S. Holder under the backup withholding rules is allowable as a credit (and may entitle such holder to a refund) against such U.S. Holder's U.S. federal income tax liability, provided that the required information is furnished to the Internal Revenue Service. Certain persons are exempt from backup withholding including corporations and financial institutions. U.S. Holders of notes should consult their tax advisors as to their qualification for exemption from backup withholding and the procedure for obtaining such exemption.


NON-U.S. HOLDERS

     The following discussion is limited to the U.S. federal income and estate tax consequences to a holder of a note that is a beneficial owner of a note and that is an individual, corporation, estate or trust other than a U.S. Holder (a "Non-U.S. Holder"). For purposes of the discussion below, interest (including OID, if any, on the 11 1/4% exchange notes and Liquidated Damages) and gain on the sale, exchange or other disposition of notes will be considered to be "U.S. trade or business income" if such income or gain is:

     o    effectively connected with the conduct of a U.S. trade or business or

     o in the case of a treaty resident, attributable to a U.S. permanent establishment (or, in the case of an individual, a fixed base) in the United States.

     Interest

     Generally, interest (including OID, if any, on the 11 1/4% exchange notes and Liquidated Damages) paid to a Non-U.S. Holder of notes will not be subject to United States federal income or withholding tax if such interest is not U.S. trade or business income and is "portfolio interest." Generally, interest on the notes will qualify as portfolio interest if the Non-U.S. Holder:

     o does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock;

     o is not a controlled foreign corporation with respect to which we are a "related person" within the meaning of the Code;

     o is not a bank receiving interest on the extension of credit made pursuant to a loan agreement made in the ordinary course of its trade or business; and

     o certifies, under penalties of perjury, that such holder is not a United States person and provides such holder's name and address.

     The gross amount of payments of interest that do not qualify for the portfolio interest exception and that are not U.S. trade or business income will be subject to U.S. withholding tax at a rate of 30% unless a treaty applies to reduce or eliminate withholding. U.S. trade or business income will be taxed at regular graduated U.S. rates rather than the 30% gross rate. In the case of a Non-U.S. Holder that is a corporation, such U.S. trade or business income also may be subject to the branch profits tax. To claim an exemption from withholding in the case of U.S. trade or business income, or to claim the benefits of a treaty, a Non-U.S. Holder must provide a properly executed Form W-8ECI (in the case of U.S. trade or business income) or Form W-8BEN (in the case of a treaty), or any successor form, as applicable, prior to the payment of interest. These forms must be periodically updated. A Non-U.S. Holder who is claiming the benefits of a treaty may be required, in certain instances, to obtain a U.S. taxpayer identification number and to provide certain documentary evidence issued by foreign governmental authorities to prove residence in the foreign country. Also, special procedures are provided under applicable regulations for payments through qualified intermediaries.

     Sale, Exchange or Redemption of Notes

     Except as described below and subject to the discussion concerning backup withholding, any gain realized by a Non-U.S. Holder on the sale, exchange or redemption of notes generally will not be subject to U.S. federal income tax, unless:

     o    such gain is U.S. trade or business income;

     o subject to certain exceptions, the Non-U.S. Holder is an individual who holds the notes as a capital asset and is present in the United States for 183 days or more in the taxable year of the disposition; or

     o the Non-U.S. Holder is subject to tax pursuant to the provisions of U.S. tax law applicable to certain U.S. expatriates.

     Federal Estate Tax

     Notes held (or treated as held) by an individual who is a Non-U.S. Holder at the time of his death will not be subject to U.S. federal estate tax, provided that the individual does not actually or constructively own 10% or more of the total voting power of our voting stock and income on the notes was not U.S. trade or business income.

     Information Reporting and Backup Withholding

     We must report annually to the Internal Revenue Service and to each Non-U.S. Holder any interest (including OID, if any, on the 11 1/4% exchange notes and Liquidated Damages) that is paid to the Non-U.S. Holder. Copies of these information returns also may be made available under the provisions of a specific treaty or other agreement to the tax authorities of the country in which the Non-U.S. Holder resides.

     Treasury regulations provide that the backup withholding tax and certain information reporting will not apply to such payments of interest with respect to which either the requisite certification, as described above, has been received or an exemption otherwise has been established.

     The payment of the proceeds from the disposition of the notes to or through the United States office of any broker, U.S. or foreign, will be subject to information reporting and possible backup withholding unless the owner certifies as to its non-U.S. status under penalties of perjury or otherwise establishes an exemption. The payment of the proceeds from the disposition of the notes to or through a non-U.S. office of a non-U.S. broker will not be subject to information reporting or backup withholding unless the non-U.S. broker has certain types of relationships with the United States (a "U.S. related person"). In the case of the payment of the proceeds from the disposition of the notes to or through a non-U.S. office of a broker that is either a U.S. person or a U.S. related person, the treasury regulations require information reporting (but not back-up withholding) on the payment unless the broker has documentary evidence in its files that the owner is a Non-U.S. Holder and the broker has no knowledge to the contrary.

     Backup withholding is not an additional tax. Any amounts withheld under the back withholding rules may be refunded or credited against the Non-U.S. Holder's United States federal income tax liability, provided that the required information is provided to the Internal Revenue Service.

     All certifications described above under the heading "--Non-U.S. Holders" are subject to special rules with respect to reliance standards, under which certifications provided by holders may not be relied on under certain circumstances (for example, if we, our paying agent or the broker had actual knowledge or reason to know that the certification is false).

     THE PRECEDING DISCUSSION OF THE MATERIAL FEDERAL INCOME TAX CONSEQUENCES IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. ACCORDINGLY, EACH INVESTOR SHOULD CONSULT HIS, HER OR ITS OWN TAX ADVISOR AS TO PARTICULAR TAX CONSEQUENCES TO IT OF PURCHASING, HOLDING AND DISPOSING OF NOTES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS, AND OF ANY PROPOSED CHANGES IN APPLICABLE LAW.

                              PLAN OF DISTRIBUTION

     Each broker-dealer that receives Series B notes for its own account in the exchange offer must acknowledge that it will deliver a prospectus with any resale of the Series B notes. This prospectus, as it may be amended and supplemented from time to time, may be used by a broker-dealer in connection with resales of Series B notes received in exchange for Series A notes where such Series A notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the exchange offer registration statement is declared effective, we will make this prospectus, as amended or supplemented, available to any broker-dealer for
use in connection with any such resale. In addition, until      ,     , all
dealers effecting transactions in the Series B notes may be required to deliver this prospectus.

     We will not receive any proceeds from any sale of Series B notes by broker dealers. Series B notes received by broker-dealers for their own account in the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Series B notes or a combination of these methods of resale, at market prices prevailing at the time of resale, at prices related to the prevailing market prices or negotiated prices. Any resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any of the Series B notes. Any broker-dealer that resells Series B notes that were received by it for its own account and any broker or dealer that participates in a distribution of Series B notes may be deemed to be an underwriter within the Securities Act, and any profit on any resale of Series B notes, commissions or concessions received by any of these persons may be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus meeting the requirements of the Securities Act, a broker-dealer will not be deemed to admit that it is an underwriter within the meaning of the Securities Act.

     We have agreed to pay all expenses incident to the exchange offer, other than commissions or concessions of any broker-dealers. We have agreed to indemnify holders of the notes, including any broker-dealers, against some liabilities, including some liabilities under the Securities Act.

                                  LEGAL MATTERS

     Weil, Gotshal & Manges LLP, Dallas, Texas and New York, New York will pass upon the legal matters on the validity of the Series B notes being offered hereby.

                                     EXPERTS

     Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and schedule at December 30, 2000, and January 1, 2000, and for each of the three fiscal years in the period ended December 30, 2000, as set forth in their report. We have included our financial statements and schedule in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                                 Page
                                                                                                 ----
Report of Independent Auditors.................................................................   F-1

AUDITED FINANCIAL STATEMENTS

Consolidated Balance Sheets at fiscal year end 2000 and 1999...................................   F-2

Consolidated Statements of Income for fiscal years 2000, 1999, and 1998........................   F-3

Consolidated Statements of Stockholder's Equity (Deficit) for fiscal years 2000,
1999, and 1998.................................................................................   F-4

Consolidated Statements of Cash Flows for fiscal years 2000, 1999, and 1998....................   F-5

Notes to Consolidated Financial Statements.....................................................   F-6

UNAUDITED FINANCIAL STATEMENTS

Consolidated Balance Sheets as of June 30, 2001 and December 30, 2000..........................  F-19

Consolidated Statements of Income for the Three and Six Months Ended June 30, 2001
and July 1, 2000...............................................................................  F-20

Consolidated Statements of Cash Flows for the Six Months Ended June 30, 2001
and July 1, 2000...............................................................................  F-21

Notes to Consolidated Financial Statements.....................................................  F-22

                         REPORT OF INDEPENDENT AUDITORS


To the Board of Directors and Stockholder
MMI Products, Inc.

We have audited the accompanying consolidated balance sheets of MMI Products, Inc. as of December 30, 2000 and January 1, 2000, and the related consolidated statements of income, stockholder's equity (deficit) and cash flows for each of the three fiscal years in the period ended December 30, 2000. Our audits also included the financial statement schedule listed in the Index at Item 21(b) of this Registration Statement. These financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of MMI Products, Inc. at December 30, 2000 and January 1, 2000, and the consolidated results of its operations and its cash flows for each of the three fiscal years in the period ended December 30, 2000, in conformity with accounting principles generally accepted in the United States. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.


                                       /s/ ERNST & YOUNG LLP


Houston, Texas
February 23, 2001, except for Note 14
as to which the date is March 1, 2001

                               MMI PRODUCTS, INC.
                           CONSOLIDATED BALANCE SHEETS
                    (IN THOUSANDS, EXCEPT SHARE INFORMATION)

                                                                       DECEMBER 30,    JANUARY 1,
                                  ASSETS                                   2000           2000
                                                                       ------------    ----------
Current assets:
  Cash and cash equivalents                                             $   3,015      $   2,430
  Accounts receivable, net of allowance for doubtful accounts of
  $1,164 and $2,667, respectively                                          61,906         62,309
  Inventories                                                              83,428         71,776
  Deferred income taxes                                                     2,232          2,384
  Prepaid expenses and other current assets                                 2,559          1,203
                                                                        ---------      ---------
              Total current assets                                        153,140        140,102
Property, plant and equipment:
  Land                                                                      5,911          5,509
Buildings and Improvements                                                 27,178         20,518
  Machinery and equipment                                                  97,123         77,595
                                                                        ---------      ---------
                                                                          130,212        103,622
  Less accumulated depreciation                                            45,969         37,857
                                                                        ---------      ---------
               Property, plant and equipment, net                          84,243         65,765
Intangible assets                                                          52,915         32,826
Deferred charges and other assets                                           5,390          4,790
                                                                        ---------      ---------
              Total assets                                              $ 295,688      $ 243,483
                                                                        =========      =========

          LIABILITIES AND STOCKHOLDER'S EQUITY (DEFICIT)
Current liabilities:
  Accounts payable                                                      $  44,830      $  38,549
  Accrued liabilities                                                      14,447         15,237
  Accrued interest                                                          4,087          3,718
  Income taxes payable                                                         --            696
  Due to MMHC                                                                  90            744
  Current maturities of long-term obligations                              67,397          1,976
                                                                        ---------      ---------
              Total current liabilities                                   130,851         60,920
Long-term obligations                                                     154,687        166,358
Deferred income taxes                                                      14,099          7,899

Stockholder's equity (deficit):
  Common stock, $1 par value; 500,000 shares authorized;
      252,000 shares issued and outstanding                                   252            252
  Additional paid-in capital                                               15,450         15,450
     Accumulated other comprehensive income, net of tax of $241 and
          $(34), respectively                                                (376)            51
  Retained deficit                                                        (19,275)        (7,447)
                                                                        ---------      ---------
              Total stockholder's equity (deficit)                         (3,949)         8,306
                                                                        ---------      ---------
              Total liabilities and stockholder's equity (deficit)      $ 295,688      $ 243,483
                                                                        =========      =========


               The accompanying notes are an integral part of the
                       consolidated financial statements.

                               MMI PRODUCTS, INC.
                        CONSOLIDATED STATEMENTS OF INCOME
                                 (IN THOUSANDS)

                                                                FISCAL YEARS ENDED
                                                      ---------------------------------------
                                                      DECEMBER 30,   JANUARY 1,    JANUARY 2,
                                                         2000          2000          1999
                                                      ------------   ----------    ----------
Net sales                                              $ 530,429     $ 480,605     $ 418,355
Cost of sales                                            429,636       386,329       350,171
                                                       ---------     ---------     ---------
     Gross profit                                        100,793        94,276        68,184
Selling, general and administrative expense               45,310        40,227        32,664
Nonrecurring expense - stock compensation (Note 2)            --         2,441            --
Other (income) expense, net                                  252           629           (74)
                                                       ---------     ---------     ---------
Income before interest and income taxes                   55,231        50,979        35,594
Interest expense                                          23,203        19,453        17,320
                                                       ---------     ---------     ---------
Income before income taxes                                32,028        31,526        18,274
Provision for income taxes                                12,856        12,926         7,344
                                                       ---------     ---------     ---------
              Net income                               $  19,172     $  18,600     $  10,930
                                                       =========     =========     =========


               The accompanying notes are an integral part of the
                       consolidated financial statements.

                               MMI PRODUCTS, INC.
            CONSOLIDATED STATEMENT OF STOCKHOLDER'S EQUITY (DEFICIT)
                                 (IN THOUSANDS)

                                                                                               TOTAL
                                                  ADDITIONAL    RETAINED       OTHER       STOCKHOLDER'S
                                      COMMON       PAID-IN      EARNINGS    COMPREHENSIVE     EQUITY
                                      STOCK        CAPITAL      (DEFICIT)      INCOME        (DEFICIT)
                                     --------     ----------    ---------   -------------  -------------
Balance at January 3, 1998           $    252      $ 14,711     $(35,685)     $   (151)     $(20,873)
 Net income                                --            --       10,930            --        10,930
 Additional minimum pension
    liability, net of tax                  --            --           --           (70)          (70)
                                     --------      --------     --------      --------      --------
 Comprehensive income                      --            --           --            --        10,860
                                     --------      --------     --------      --------      --------
 Adjustment to 1996 Contribution           --
    of capital (Note 1)                              (1,702)           --           --        (1,702)
 Dividend to MMHC (Note 1)                 --            --       (1,292)           --        (1,292)
                                     --------      --------     --------      --------      --------
Balance at January 2, 1999                252        13,009      (26,047)         (221)      (13,007)
 Net income                                --            --       18,600            --        18,600
 Additional minimum pension
    liability, net of tax                  --            --           --           272           272
                                     --------      --------     --------      --------      --------
 Comprehensive income                      --            --           --            --        18,872
                                     --------      --------     --------      --------      --------
 Contribution of capital
    - stock options (Note 2)               --         2,441           --            --         2,441
                                     --------      --------     --------      --------      --------
Balance at January 1, 2000                252        15,450       (7,447)           51         8,306
 Net income                                --            --       19,172            --        19,172
 Additional minimum pension
    liability, net of tax                  --            --           --          (427)         (427)
                                     --------      --------     --------      --------      --------
 Comprehensive income                      --            --           --            --        18,745
 Dividend to MMHC (Note 1)                 --            --      (31,000)           --       (31,000)
                                     --------      --------     --------      --------      --------
Balance at December 30, 2000         $    252      $ 15,450     $(19,275)     $   (376)     $ (3,949)
                                     ========      ========     ========      ========      ========

               The accompanying notes are an integral part of the
                       consolidated financial statements.

                               MMI PRODUCTS, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                          FISCAL YEARS ENDED
                                                               -----------------------------------------
                                                               DECEMBER 30,    JANUARY 1,     JANUARY 2,
                                                                   2000           2000           1999
                                                               ------------    ----------     ----------
OPERATING ACTIVITIES:
Net income                                                      $  19,172      $  18,600      $  10,930
Adjustments to reconcile net income to net cash by
        operating activities:
  Depreciation and amortization                                    13,176          9,033          7,187
  Amortization of bond premium                                       (265)          (234)            --
  Nonrecurring expenses - stock compensation                           --          2,441             --
  Provision for losses on accounts receivable                       1,293          1,471            234
  Deferred income taxes                                               647             92            340
  (Gain) loss on sale of equipment                                    275            225            (81)
Changes in operating assets and liabilities, net of effects
of acquired businesses:
  Accounts receivable                                               2,814           (633)       (12,914)
  Inventories                                                      (9,362)        (5,193)        (7,546)
  Prepaid expenses and other assets                                  (140)           526            333
  Accounts payable and accrued liabilities                          2,279         (8,428)        17,701
  Income taxes payable                                               (696)            24          2,629
  Due to MMHC                                                        (654)           823         (3,652)
                                                                ---------      ---------      ---------
Net cash provided by operating activities                          28,539         18,747         15,161
                                                                ---------      ---------      ---------
INVESTING ACTIVITIES:
  Capital expenditures                                             (6,933)        (6,631)       (10,226)
  Proceeds from sale of equipment                                     297             48             52
  Acquisitions, net of cash acquired                              (42,605)       (15,764)       (37,721)
  Other                                                               (28)            --              9
                                                                ---------      ---------      ---------
Net cash used in investing activities                             (49,269)       (22,347)       (47,886)
                                                                ---------      ---------      ---------
FINANCING ACTIVITIES:
  Proceeds from long-term obligations                             256,177        174,008        187,316
  Payments on long-term obligations                              (203,597)      (168,892)      (153,127)
  Adjustment to 1996 contribution of capital from
     MMHC                                                              --             --         (1,702)
  Dividend to MMHC                                                (31,000)            --         (1,292)
  Debt costs                                                         (265)        (1,065)            --
                                                                ---------      ---------      ---------
Net cash provided by financing activities                          21,315          4,051         31,195
                                                                ---------      ---------      ---------
        Net change in cash and cash equivalents                       585            451         (1,530)
Cash and cash equivalents, beginning of period                      2,430          1,979          3,509
                                                                ---------      ---------      ---------
Cash and cash equivalents, end of period                        $   3,015      $   2,430      $   1,979
                                                                =========      =========      =========

SUPPLEMENTAL CASH FLOW INFORMATION:
  Supplemental disclosure of non-cash investing activities
     Issuance of capital lease obligations for capital          $   1,435      $   2,790      $   1,385
        expenditures
     Cash paid for interest                                     $  22,364      $  18,625      $  16,721
     Cash paid for income taxes                                 $  13,940      $  13,075      $   4,371


               The accompanying notes are an integral part of the
                       consolidated financial statements.

                               MMI PRODUCTS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 30, 2000

1. DESCRIPTION OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

DESCRIPTION OF BUSINESS

         The consolidated financial statements include the accounts of MMI Products, Inc. and its wholly owned subsidiary, MMI Management, Inc., and their partnership interests in MMI Management Services L.P. (collectively, "MMI"). All significant intercompany balances and transaction have been eliminated. MMI Products, Inc. is a wholly owned subsidiary of Merchants Metals Holding Company ("MMHC"). MMI is a manufacturer and distributor of products used in the residential, commercial and infrastructure construction industries within the United States. The manufactured products in each of MMI's product lines are produced primarily from the same raw material, steel rod. MMI's customers include contractors, fence wholesalers, industrial manufacturers, highway construction contractors and fabricators of reinforcing bar.

         On October 2, 2000, MMI announced the engagement of UBS Warburg, LLC to consider strategic alternatives, including the possible sale of MMHC.

         On November 12, 1999, MMHC completed a recapitalization transaction (the "1999 Recapitalization") in which (i) MMHC entered into a $69.2 million subordinated credit facility due in 2007 (the "MMHC Credit Facility") with an investment fund managed by an affiliate of MMHC's majority economic owner, (ii) MMHC redeemed its existing equity interests, including stock options granted to certain employees and a director of MMI, and (iii) certain MMHC stockholders and new stockholders invested in new common and preferred stock of MMHC. Interest at a rate of 14% per annum on the MMHC Credit Facility is payable semi-annually in cash or in kind at the option of MMHC. In connection with any prepayment or repayment of the facility, MMHC will pay a premium on the principal such that the internal rate of return is equal to (i) 18% per annum if such prepayment or repayment occurs prior to November 11, 2002 or (ii) 20% per annum if such prepayment or repayment occurs on or after November 11, 2002. The MMHC preferred shares have a stated value of $64.8 million and accrue cumulative preferred dividends at a rate of 12% per annum. Cash payment of dividends on MMHC's common and preferred stock is not permitted while the MMHC Credit Facility is outstanding.

         Availability of cash at MMHC to pay the MMHC Credit Facility interest and cumulative preferred dividends is principally dependent upon MMI's cash flows. MMI's Revolving Credit Facility agreement and senior subordinated notes indenture require MMI to meet certain restricted payment tests before any dividends can be distributed to MMHC. In 2000, MMI paid dividends of $31 million to MMHC for payments applied to the MMHC credit facility.

         As a result of the 1999 Recapitalization, MMI recognized a non-cash stock compensation charge of $2.4 million ($1.4 million net of tax) related to the redemption of MMHC's stock options granted in previous years to certain employees of MMI.

         A former stockholder of MMHC exercised appraisal rights and filed a lawsuit against MMHC with respect to the value of the common and preferred stock redeemed in connection with a recapitalization transaction (the "1996 Recapitalization"). In January 1997, MMHC paid the stockholder $2.2 million with respect to the value of the preferred stock, the original value offered in the 1996 Recapitalization. In October 1998, MMHC paid $6.45 million, including accrued interest of $1.04 million, to settle the value of the common stock redeemed. The $1.7 million increase in the original value offered in the 1996 Recapitalization was charged to Additional Paid-in-Capital to reflect the finalization of the December 1996 change in capital contributions by MMHC. MMI declared a dividend of $1.3 million to MMHC during the fourth quarter of 1998 to settle the interest and legal expenses paid on MMHC's behalf by MMI. The $6.45 million settlement was funded by MMI's revolving credit facility and had no effect on the operating results of MMI.

FISCAL YEAR

         MMI follows a 52-53 week fiscal year ending on the Saturday closest to December 31. The 2000, 1999 and 1998 fiscal years refer to the fifty-two week periods ended December 30, 2000, January 1, 2000 and January 2, 1999, respectively.

REVENUE RECOGNITION

         MMI recognizes revenue when persuasive evidence of an arrangement exists, delivery has occurred, the sales price is fixed or determinable and collectibility is probable. These criteria are met generally at the time product is shipped but sometimes when the product reaches its destination.

USE OF ESTIMATES

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

         MMI considers all demand deposits and time deposits with original maturities of three months or less when purchased to be cash equivalents.

INVENTORIES

         Inventories are valued at the lower of average cost or market.

PROPERTY, PLANT AND EQUIPMENT

         Property, plant and equipment are stated at historical cost, except for assets acquired in business combinations which are recorded at fair value at the date of acquisition. Depreciation is computed using the straight-line method based on the estimated useful lives of the related assets. Estimated useful lives are as follows:

                 Building and improvements          10 to 31 years
                 Machinery and equipment             2 to 20 years

         Depreciation expense was $10,613,000, $7,834,000 and $6,423,000 for fiscal years 2000, 1999 and 1998, respectively.

         Major capital upgrades are capitalized. Maintenance, repairs and minor upgrades are expensed as incurred. Gains and losses from dispositions are included in the results of operations.

         MMI leases certain machinery and equipment under capital leases. Assets recorded under capital leases are amortized over the period of the respective leases with the related amortization included in depreciation expense. Assets under these obligations, totaling $4,732,000 and $4,994,000 (net of accumulated amortization of $4,890,000 and $4,685,000) at December 30, 2000 and January 1, 2000, respectively, are included in property, plant and equipment in the accompanying consolidated balance sheets.

GOODWILL

         Goodwill represents the excess cost of companies acquired over the fair value of their net identifiable assets. Goodwill is being amortized on a straight-line basis over periods ranging from 10 to 40 years. The carrying value of goodwill, as well as the related amortization periods, is periodically evaluated to determine whether adjustments to the carrying value or related lives are required. This evaluation is based on MMI's projection of undiscounted cash flows of the acquired operations over the remaining amortization period. To the extent such projections indicate that future undiscounted cash flows are not sufficient to recover the carrying amounts of the related goodwill, the underlying assets are written down by charges to expense so that the carrying amount is equal to fair value, primarily determined based on future discounted cash flows.

IMPAIRMENT OF LONG-LIVED ASSETS

         The carrying values of long-lived assets, principally identifiable intangibles, property, plant and equipment and any related goodwill, are reviewed for potential impairment when events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable, as determined based on the estimated future undiscounted cash flows.

         If such assets are considered to be impaired, the carrying value of the related assets would be reduced to their estimated fair value.

CONCENTRATION OF CREDIT RISK

         Financial instruments that could potentially subject MMI to concentrations of credit risk are accounts receivable. MMI continuously evaluates the creditworthiness of its customers and generally does not require collateral. No customer accounted for 10% or more of consolidated revenues for fiscal years 2000, 1999 and 1998.

FAIR VALUE OF FINANCIAL INSTRUMENTS

         MMI considers the recorded value of its monetary assets and liabilities, which consist primarily of cash and cash equivalents, accounts receivable, and accounts payable, to approximate their respective fair values at December 30, 2000 and January 1, 2000. The carrying value of MMI's senior subordinated debt is approximately $150.0 million versus its estimated fair value of approximately $146.3 million and $154.5 million at December 30, 2000 and January 1, 2000, respectively. The estimated fair values are based on the quoted market prices. The fair value of the revolving credit facility approximated its carrying value.

RECLASSIFICATIONS

         Certain reclassifications have been made to the 1998 and 1999 financial statements in order to conform to the 2000 presentation.

NEW ACCOUNTING STANDARDS

         Effective October 1, 2000, MMI adopted Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements", as amended ("SAB 101"), issued by the Securities and Exchange Commission in December 1999. The adoption of SAB 101 did not have a material effect on revenue and quarterly earnings during fiscal year 2000 or prior years.

         In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) 133, "Accounting for Derivative Instruments and Hedging Activities," which requires all derivative instruments to be recognized at fair value in the balance sheet. Changes in the fair value of a derivative instrument will be reported as earnings or other comprehensive income, depending upon the intended use of the derivative instrument. MMI plans to adopt SFAS 133 on January 1, 2001 and does not expect the adoption to have a material impact on the results of operations or financial position.

2. NONRECURRING EXPENSES - STOCK COMPENSATION

         Effective November 12, 1999 in connection with the 1999
Recapitalization, MMI incurred nonrecurring charges related to MMHC's stock options granted in previous years to certain employees of MMI. The aggregate effect of these expenses was $2.4 million for fiscal year 1999 ($1.4 million, net of tax).

3. ACQUISITIONS OF BUSINESSES

         On February 3, 2000, MMI purchased all of the issued and outstanding capital stock of Hallett Wire Products Company, a Minnesota corporation ("Hallett"). Hallett manufactured welded wire mesh at facilities located in St. Joseph, Missouri and Kingman, Arizona. Hallett had net sales of approximately $37 million for the year ended December 31, 1999. The excess purchase price over the fair value of the assets acquired of $21.3 million is being amortized over 20 years. The total acquisition price was $40 million in cash and was funded by the MMI's revolving credit facility. To facilitate the purchase, the revolving credit facility was increased from $48.5 million to $75 million on February 3, 2000. The acquisition was accounted for using the purchase method of accounting and the accompanying consolidated financial statements include the operating results of this acquisition from the date of the acquisition.

4. INVENTORIES

         Inventories consisted of the following:

(IN THOUSANDS)                      DECEMBER 30, 2000     JANUARY 1, 2000
                                    -----------------     ---------------
Raw materials                             $20,554             $17,089
Work-in-process                               343               1,480
Finished goods                             62,531              53,207
                                          -------             -------
                                          $83,428             $71,776
                                          =======             =======

5. INTANGIBLE ASSETS

         Intangible assets consisted of the following:

(IN THOUSANDS)                      DECEMBER 30, 2000   JANUARY 1, 2000    ESTIMATED LIVES
                                    -----------------   ---------------    ---------------
Goodwill                                 $55,980            $34,637         10 - 40 years
Customer lists and other                   4,022              2,713          3 - 20 years
                                         -------            -------
                                          60,002             37,350
Less accumulated amortization              7,087              4,524
                                         -------            -------
                                         $52,915            $32,826
                                         =======            =======

         Intangible assets are amortized on a straight-line basis over their respective estimated lives (the period when benefits are expected to be derived). Total amortization expense for fiscal years 2000, 1999 and 1998 was $2,563,000, $1,199,000 and $764,000, respectively.

6. ACCRUED LIABILITIES

         Accrued liabilities consisted of the following:

(IN THOUSANDS)                         DECEMBER 30, 2000    JANUARY 1, 2000
                                       -----------------    ---------------
Accrued Compensation                         $ 4,591           $ 5,654
Accrued insurance                              2,465             2,364
Accrued retirement benefits                    1,732             1,371
Other accrued liabilities                      5,659             5,848
                                             -------           -------
                                             $14,447           $15,237
                                             =======           =======

7. LONG-TERM OBLIGATIONS


         Long-term debt, including capital lease obligations, consisted of the following:

(IN THOUSANDS)                                        DECEMBER 30, 2000    JANUARY 1, 2000
                                                      -----------------    ---------------
Revolving Credit Facility                                 $ 65,173            $ 10,446
11.25% Senior subordinated notes, due 2007,
   interest payable semi-annually in arrears on
   April 15 and October 15 (including premium of
   $1,638 and $1,903, respectively)                        151,638             151,903
Capital lease obligations                                    4,937               5,318
Other notes payable                                            336                 667
                                                          --------            --------
                                                           222,084             168,334
Less current maturities                                     67,397               1,976
                                                          --------            --------
Long-term obligations                                     $154,687            $166,358
                                                          ========            ========

REVOLVING CREDIT FACILITY

         MMI's revolving credit facility provides for maximum borrowings of $100 million which was increased from $75 million effective March 1, 2001, see Note 14 to the consolidated financial statements. The classification of this facility has changed from long-term debt in 1999 to current maturities in 2000 as the maturity date is December 12, 2001. The lenders under the revolving credit facility have expressed their continuing interest in MMI as a credit. While there are no assurances that it will be able to do so, management believes that it will readily be able to extend or replace the revolving credit facility at or prior to its maturity. Because MMHC is investigating strategic alternatives, including the possible sale of the company, a commitment by MMI to a revolving credit facility with an extended term has not been made. Borrowings under our credit facility bear interest, at our option, at either (a) the base rate (as announced from time to time by Fleet National Bank) plus 0.25% or (b) the Eurodollar Base Rate (as defined therein) for the applicable Eurodollar Interest Period (as defined therein) plus an adjustable margin, which ranges from 1.25% to 2.50% (currently at 1.25%) based on our previous 12 months adjusted earnings from operations (as defined therein). Borrowings bearing interest at Eurodollar rates plus 1.5 percent are denominated in short-term obligations of LIBOR with 30 to 180 day maturities. On December 30, 2000 the portion of the outstanding borrowings under LIBOR was approximately $60 million of which $10 million matures on January 12, 2001, $30 million on February 5, 2001, and $20 million on March 6, 2001. As of December 30, 2000, the average interest rate for this facility was 8.22 percent. MMI is required to pay a commitment fee of 1/2 of 1.0 percent of the unused portion of the credit facility on a monthly basis. The revolving credit facility is secured by all the assets and stock of MMI and guaranteed by MMHC. Borrowing availability under the revolving credit facility at December 30, 2000, after taking into account borrowing base restrictions and outstanding borrowings and letters of credit, was approximately $7.8 million. The borrowing availability at year-end was based on a maximum borrowing limit of $75 million. MMI had outstanding letters of credit (which cannot exceed $20 million) totaling $2 million and $2.6 million at December 30, 2000 and January 1, 2000, respectively.

         The terms of the revolving credit facility contain, among other provisions, covenants that require MMI to maintain certain financial ratios, limit the amount of additional indebtedness, limit the creation or existence of liens and set certain restrictions on acquisitions, mergers and sales of assets. MMI's distribution of dividends to MMHC is only permitted under the revolving credit facility if certain tests as set forth in the loan agreement are met.

11.25% SENIOR SUBORDINATED NOTES

         On April 16, 1997, MMI issued $120 million of senior subordinated notes due 2007. The net proceeds of $116.0 million, after fees and expenses, were used to (i) distribute $57.1 million to MMHC for the redemption by MMHC of certain of its equity interests, (ii) repay the entire $10.0 million principal amount, plus accrued interest, on a senior subordinated secured note payable, (iii) repay MMI's remaining indebtedness under a term loan facility of $11.4 million and
(iv) reduce MMI's indebtedness under the revolving credit facility. The senior subordinated notes are general unsecured obligations of MMI and are subordinated to MMI's revolving credit facility.

         On February 12, 1999, MMI issued $30 million of 11.25% senior subordinated notes due 2007. The net proceeds of approximately $31.1 million, which include the original issuance premium, after fees and expenses, were used to reduce the borrowings under the revolving credit facility. The effective interest rate of these notes is 10.5%.

         The senior subordinated notes may be redeemable at the option of MMI, in whole or in part, at any time on or after April 15, 2002 at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and liquidated damages, if any, thereon to the applicable redemption date, if redeemed during the twelve-month period beginning on April 15 of the years indicated below:

                   YEAR                      PERCENTAGE
                   ----                      ----------
                   2002                       105.625%
                   2003                       103.750%
                   2004                       101.875%
                   2005 and thereafter        100.000%

         MMI's senior subordinated notes are subject to a "Change in Control" provision. This provision states that a change in control exists if either of the following occurs; a sale of substantially all of MMI' s assets, the liquidation or dissolution of MMI, a change in the beneficial ownership of more that 50% of the total voting power of the voting stock, or the majority of the members of the Board of Directors do not continue as directors. If a change in control exists, each holder will have the right to require MMI to repurchase all or any part of their notes at a repurchase price in cash at 101% of the aggregate principal plus accrued and unpaid interest and liquidating damages, if any.


         Scheduled maturities of long-term debt, including capital lease obligations, are as follows:

(IN THOUSANDS)                       LONG-TERM DEBT      CAPITAL LEASES
                                     --------------      --------------
2001                                     65,509               2,079
2002                                         --               1,880
2003                                         --               1,175
2004                                         --                 623
2005 and thereafter                     150,000                 100
                                       --------              ------
                                        215,509               5,857
Less amount representing interest            --                 916
                                       --------              ------
                                       $215,509              $4,937
                                       ========              ======

8. OPERATING LEASES

         MMI leases warehouse and office space and certain machinery and equipment under operating leases. Future minimum lease payments on non-cancelable operating leases with remaining terms of one or more years consisted of the following at December 30, 2000 (in thousands):

          2001                              $ 4,526
          2002                                2,770
          2003                                1,843
          2004                                1,077
          2005                                  455
          2006 and thereafter                 1,000
                                            -------
             Total                          $11,671
                                            =======

         Total rental expense for fiscal years 2000, 1999 and 1998 was $5,807,000, $5,846,000 and $5,103,000, respectively.

9. EMPLOYEE BENEFIT PLANS

DEFINED CONTRIBUTION PLANS

         401(k) Plan. MMI maintains the MMI Products, Inc. 401(k) Savings Plan (the "401(k) Plan"). All Company employees are eligible to participate in the 401(k) Plan after one year of employment. In some instances amendments are made to the 401(k) Plan for immediate eligibility of employees of an acquired company. Employees may elect to make pre-tax contributions up to the applicable statutory maximum limits to the 401(k) Plan. MMI makes matching contributions (subject to statutory limits) in an amount equal to 25% of the employee's contributions on the first 2% of the employee's compensation. In addition, MMI may make additional contributions in such amounts as it may elect. Company contributions vest over four years at a rate of 25% for each year of service completed.

         Pension Plan. MMI maintains the MMI Products, Inc. Pension Plan (the "Pension Plan"), which is a money purchase defined contribution plan. Employees of MMI (other than employees covered by a collective bargaining agreement) generally are eligible to participate in the Pension Plan after one year of employment.

         MMI makes annual contributions to the Pension Plan for each eligible employee in accordance with a formula that is based on the participant's age and level of compensation. The Pension Plan provides for 100% vesting after five years of service.

         MMI's contributions to the 401(k) Plan and the Pension Plan for fiscal years 2000, 1999 and 1998 were $1,566,000, $1,444,000 and $1,385,000, respectively.

DEFINED BENEFIT PLANS

         MMI maintains a retirement plan which covers certain employees under a collective bargaining agreement. Plan benefits are based primarily on years of service. It is the policy of MMI to fund this plan currently based upon actuarial determinations and applicable tax regulations.

(IN THOUSANDS)                                                FISCAL YEARS
                                                        -----------------------
                                                          2000            1999
                                                        -------         -------
RECONCILIATION OF BENEFIT OBLIGATION:
Obligation at beginning of year                         $ 2,257         $ 2,233
Service cost                                                 79              73
Interest cost                                               171             153
Plan amendments                                             120              --
Actuarial gain (loss)                                       312            (104)
Benefit payments                                           (242)            (98)
                                                        -------         -------
Obligation at end of year                               $ 2,697         $ 2,257
                                                        =======         =======

                                                              FISCAL YEARS
                                                          ---------------------
                                                           2000          1999
                                                          -------       -------
RECONCILIATION OF FAIR VALUE OF PLAN ASSETS:
Fair value of plan assets at beginning of year              2,292         1,692
Actual return on plan assets                                  207           160
Employer contributions                                        350           421
Actuarial gain (loss)                                        (172)          117
Benefit payments                                             (242)          (98)
                                                          -------       -------
Fair value of plan assets at end of year (1)              $ 2,435       $ 2,292
                                                          -------       -------

FUNDED STATUS:
Funded status at end of year                                 (262)           35
Unrecognized prior-service cost                               195            86
Unrecognized loss                                             617            85
Additional pension (liability) prepaid                       (812)           48
                                                          -------       -------
Net amount recognized                                     $  (262)      $   254
                                                          -------       -------

(1) Plan assets are comprised of various equity, debt and government securities.

         The following table provides the amounts recognized in the statement of financial position:

(IN THOUSANDS)                                        DECEMBER 30, 2000    JANUARY 1, 2000
                                                      -----------------    ---------------
Accrued benefit asset (liability)                           $(262)              $  35
Intangible asset                                              195                  86
Accumulated other comprehensive income                        617                  85
Additional pension (liability) prepaid                       (812)                 48
                                                            -----               -----
Net amount recognized                                       $(262)              $ 254
                                                            =====               =====

         The plan's accumulated benefit obligation was $2,697,000 and $2,257,000 for fiscal years 2000 and 1999, respectively.

(IN THOUSANDS)                                           FISCAL YEARS
                                                -------------------------------
                                                 2000         1999         1998
                                                -----        -----        -----
Service cost                                    $  79        $  73        $  65
Interest cost                                     171          153          157
Expected return on plan assets                   (207)        (160)        (137)
Amortization of prior-service cost                 11           11           11
Amortization of net (gain) loss                    --           15            5
                                                -----        -----        -----
Net periodic benefit cost                       $  54        $  92        $ 101
                                                =====        =====        =====

         The amount included within other comprehensive income arising from changes in the additional minimum pension liability was a charge of $427,000 in fiscal year 2000 and income of $272,000 for fiscal year 1999.

         The prior-service costs are amortized on a straight-line basis over the average remaining working lifetime of participants. Gains and losses in excess of 10% of the greater of benefit obligation and the market-related value of assets are amortized over the average remaining working lifetime of participants expected to receive benefits.

                                                                FISCAL YEARS
                                                            -------------------
                                                            2000           1999
                                                            ----           ----
Weighted average assumptions:
  Discount rate                                             7.75%          7.75%
  Expected long-term rate of return on assets               8.50%          8.50%

         MMI also contributes to certain multi-employer, defined benefit plans covering certain employees under other collective bargaining agreements. Total expenses for these plans were $447,000, $345,000 and $280,000 for fiscal years 2000, 1999 and 1998, respectively.

STOCK OPTIONS

         On November 12, 1999 options for 15,660 shares of MMHC Class A Common Stock were redeemed at a price of $1.00 per share in connection with the 1999 Recapitalization transaction. All outstanding stock options were redeemed in this transaction and subsequently the plan was terminated.

         Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation (SFAS 123) establishes alternative methods of accounting and disclosure for employee stock-based compensation arrangements. MMI uses the intrinsic value method of accounting as prescribed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, for MMHC's stock options granted to MMI's employees. This method generally does not result in the recognition of compensation expense when employee stock options are granted if the exercise price of the option equals or exceeds the fair market value of the stock at the date of grant. If the provisions of SFAS 123 had been used in fiscal years 2000 and 1999 earnings would not have been materially different than reported.

10. INCOME TAXES

         Significant components of the provision for income taxes which are not allocated to the business segments, are as follows:

(IN THOUSANDS)                                         FISCAL YEARS
                                           -------------------------------------
                                             2000          1999           1998
                                           -------        -------        -------
Current:
  Federal                                  $10,612        $10,482        $ 5,759
  State and local                            1,322          2,352          1,245
                                           -------        -------        -------
                                            11,934         12,834          7,004

Deferred:
  Federal                                      798             76            280
  State and local                              124             16             60
                                           -------        -------        -------
                                               922             92            340
                                           -------        -------        -------
Total current and deferred                 $12,856        $12,926        $ 7,344
                                           =======        =======        =======

         Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The net deferred tax liability increased by $5,705,000 related to the acquisition of Hallett. Significant components of MMI's deferred tax liabilities and assets are as follows:

(IN THOUSANDS)                                       DECEMBER 30, 2000    January 1, 2000
                                                     -----------------    ---------------
Deferred tax liabilities:
  Property, plant, and equipment                     $         13,593     $          7,124
  Trade receivables valuation                                     265                  558
  Other                                                           861                  841
                                                     ----------------     ----------------
Total deferred tax liabilities                                 14,719                8,523
Deferred tax assets:
  Inventory valuation                                             577                1,065
  Allowance for doubtful accounts                                 454                  732
  Self-insurance accruals                                         958                  684
  Other                                                           863                  527
                                                     ----------------     ----------------
Total deferred tax assets                                       2,852                3,008
                                                     ----------------     ----------------
     Net deferred tax liabilities                    $         11,867     $          5,515
                                                     ================     ================

         For the year ended December 30, 2000 MMI has recorded a deferred tax benefit of $275,000 arising from the changes in the additional minimum pension liability that is recorded as part of accumulated other comprehensive income.

         The reconciliation of income tax computed at the U.S. federal statutory tax rate to income tax expense is as follows for fiscal years 2000, 1999, and 1998:

(IN THOUSANDS)                                    FISCAL YEARS
                                         -------------------------------
                                          2000        1999        1998
                                         -------     -------     -------
Tax at U.S. statutory rate               $11,210     $11,034     $ 6,396
State and local income taxes, net of
    federal benefit                          924       1,587         844
Goodwill                                     466         127          62
Other, net
                                             256         178          42
                                         -------     -------     -------
Total                                    $12,856     $12,926     $ 7,344
                                         =======     =======     =======


11. CONTINGENCIES

         MMI is involved in a number of legal actions arising in the ordinary course of business. MMI believes that the various asserted claims and litigation in which it is involved will not materially affect its financial position or future operating results, although no assurance can be given with respect to the ultimate outcome of any such claim or litigation.

12. SEGMENT REPORTING

         MMI has five operating units that are aggregated into two reportable segments; Fence and Concrete Construction Products. The Fence segment has three operating units that offer similar products and services. The Concrete Construction Products segment has two operating units that offer complimentary products and services within the concrete construction industry.

FENCE SEGMENT

         The Fence segment manufactures chain link fence fabric, a full line of aluminum die cast and galvanized pressed steel fittings, ornamental iron products, PVC color coated wire and vinyl coated color pipe, tubing and fittings. In addition, the segment also distributes a variety of fence products including pipe, tubing, wood, vinyl, aluminum, and ornamental iron fence products, gates, hardware, and other related products. The fence products are used in a variety of residential and commercial applications.

CONCRETE CONSTRUCTION PRODUCTS SEGMENT

         The Concrete Construction Products segment manufactures wire mesh and a variety of concrete accessories. Concrete accessories include supports for steel reinforcing bars and wire mesh, form ties, basket assemblies, anchors and inserts. The concrete construction products are used in the construction of roads, bridges and other heavy construction projects including commercial buildings.

         The accounting policies of the reportable segments are the same as those described in Note 1. MMI evaluates the performance of its operating segments based upon income before interest expense, income taxes, depreciation, amortization and nonrecurring items.

         Summarized financial information concerning the reportable segments is shown in the following table. The Corporate column for earnings before interest and income taxes represents only amortization of intangibles and nonrecurring items. Corporate general and administrative expenses are allocated to the segments based upon proportional net sales.

(IN THOUSANDS)                                                             FISCAL YEAR 2000
                                              --------------------------------------------------------------------
                                                                  CONCRETE
                                                                CONSTRUCTION
                                                  FENCE           PRODUCTS          CORPORATE           TOTAL
                                              -------------     -------------     -------------      -------------
External sales                                $     276,185     $     254,244                --            530,429
Earnings before interest and income taxes            14,826            42,968            (2,563)            55,231
Interest expense                                         --                --            23,203             23,203
Income taxes                                             --                --            12,856             12,856
Net income                                           14,826            42,968           (38,622)            19,172
Depreciation and amortization                         4,203             6,410             2,563             13,176
EBITDA (2)                                           19,029            49,378                --             68,407
Segment assets (3)                                  105,331           123,821            66,536            295,688
Capital expenditures                                  3,010             3,772               151              6,933


                                                                           FISCAL YEAR 1999
                                              --------------------------------------------------------------------
                                                                  CONCRETE
                                                                CONSTRUCTION
                                                  FENCE           PRODUCTS          CORPORATE           TOTAL
                                              -------------     -------------     -------------      -------------
External sales                                $     270,714     $     209,891                --            480,605
Nonrecurring expenses (1)                                --                --             2,441              2,441
Earnings before interest and income taxes            18,473            36,148            (3,642)            50,979
Interest expense                                         --                --            19,453             19,453
Income taxes                                             --                --            12,926             12,926
Net income                                           18,473            36,148           (36,021)            18,600
Depreciation and amortization                         3,647             4,187             1,199              9,033
EBITDA (2)                                           22,120            40,333            (2,441)            60,012
Segment assets (3)                                  107,219            94,791            41,473            243,483
Capital expenditures                                  2,153             4,385                93              6,631


(IN THOUSANDS)                                                             FISCAL YEAR 1998
                                              --------------------------------------------------------------------
                                                                  CONCRETE
                                                                CONSTRUCTION
                                                  FENCE           PRODUCTS          CORPORATE           TOTAL
                                              -------------     -------------     -------------      -------------
External sales                                $     208,117     $     210,238     $          --      $     418,355
Earnings before interest and income taxes            14,043            22,315              (764)            35,594
Interest expense                                         --                --            17,320             17,320
Income taxes                                             --                --             7,344              7,344
Net income                                           14,043            22,315           (25,428)            10,930
Depreciation and amortization                         2,919             3,504               764              7,187
EBITDA (2)                                           16,962            25,819                --             42,781
Segment assets (3)                                   89,304            92,700            38,222            220,226
Capital expenditures                                  1,606             8,325               295             10,226

     (1) Nonrecurring stock compensation expense resulting from the exercise of stock options as part of the 1999 Recapitalization of MMHC.


     (2) EBITDA is defined as the sum of income before interest expense, income taxes, depreciation and amortization. EBITDA is presented because it is a widely accepted financial indicator of a company's ability to service and incur debt. EBITDA should not be considered in isolation from or as a substitute for net income or cash flow measures prepared in accordance with generally accepted accounting principles or as a measure of a company's profitability or liquidity.


     (3) Segment assets include accounts receivable, inventory and property, plant and equipment. Corporate assets include all other components of total consolidated assets.

13. QUARTERLY FINANCIAL DATA (UNAUDITED)

(IN THOUSANDS)                                                         2000 (BY FISCAL QUARTER)
                                                     --------------------------------------------------------------
                                                        1                 2                3                 4
                                                     ---------         ---------        ---------         ---------
Net sales                                            $ 119,791         $ 149,888        $ 144,739         $ 116,011
Gross profit                                            23,130            30,507           27,510            19,646
Net income                                               3,691             7,509            5,791             2,181


                                                                       1999 (BY FISCAL QUARTER)
                                                     --------------------------------------------------------------
                                                        1                 2                3                 4
                                                     ---------         ---------        ---------         ---------
Net sales                                            $ 102,942         $ 136,198        $ 131,158         $ 110,307
Gross profit                                            18,302            27,860           25,660            22,454
Net income                                               2,367             7,902            6,245             2,086

14. SUBSEQUENT EVENTS

         On February 1, 2001, MMI purchased certain assets of Page Two, Inc. and Kewe 3, Inc. for cash of approximately $2 million, which was funded by the revolving credit facility. The assets primarily consist of a production line located in Bartonville, Illinois which applies an aluminum coating on strand wire. The acquisition was accounted for as a purchase. The excess purchase price over the preliminary estimate of the fair value of the assets acquired of $0.6 million will be amortized over 10 years.

         On March 1, 2001, MMI's revolving credit facility was increased from $75 million to $100 million to provide additional working capital for expected seasonal needs and business acquisitions.

                               MMI PRODUCTS, INC.
                           CONSOLIDATED BALANCE SHEETS
                    (IN THOUSANDS, EXCEPT SHARE INFORMATION)

                                                                      June 30,      December 30,
                                                                       2001            2000
                                                                    (Unaudited)       (Note 1)
                                                                     ---------      --------------
                                ASSETS
Current assets:
  Cash and cash equivalents                                          $   3,411      $        3,015
  Accounts receivable, net of allowance for doubtful accounts of
    $1,708 and $1,164, respectively                                     74,717              61,906
  Inventories                                                           77,748              83,428
  Deferred income taxes                                                  2,682               2,232
  Prepaid expenses                                                       1,504               2,559
                                                                     ---------      --------------
          Total current assets                                         160,062             153,140
Property, plant and equipment
  Land                                                                   5,911               5,911
  Buildings and improvements                                            29,093              28,555
  Machinery and equipment                                               93,722              90,792
  Rental equipment                                                       5,191               4,954
                                                                     ---------      --------------
                                                                       133,917             130,212
  Less accumulated depreciation                                         51,043              45,969
                                                                     ---------      --------------
          Property, plant and equipment, net                            82,874              84,243
Intangible assets                                                       52,413              52,915
Deferred charges and other assets                                        5,082               5,390
                                                                     ---------      --------------
          Total assets                                               $ 300,431      $      295,688
                                                                     =========      ==============

            LIABILITIES AND STOCKHOLDER'S EQUITY (DEFICIT)
Current liabilities:
  Accounts payable                                                   $  46,478      $       44,830
  Accrued interest                                                       4,040               4,087
  Accrued liabilities                                                   14,638              14,537
  Income taxes payable                                                     834                  --
  Current maturities of long-term obligations                           64,881              67,397
                                                                     ---------      --------------
            Total current liabilities                                  130,871             130,851
Long-term obligations                                                  154,736             154,687
Deferred income taxes                                                   14,163              14,099

Stockholder's equity (deficit):
  Common stock, $1 par value; 500,000 shares authorized;
    252,000 shares issued and outstanding                                  252                 252
  Additional paid-in capital                                            15,450              15,450
  Accumulated other comprehensive income, net of tax of $241              (376)               (376)
  Retained deficit                                                     (14,665)            (19,275)
                                                                     ---------      --------------
          Total stockholder's equity (deficit)                             661              (3,949)
                                                                     ---------      --------------
          Total liabilities and stockholder's equity (deficit)       $ 300,431      $      295,688
                                                                     =========      ==============

         The accompanying notes are an integral part of the consolidated financial statements.

                               MMI PRODUCTS, INC.
                        CONSOLIDATED STATEMENTS OF INCOME
                                 (IN THOUSANDS)
                                   (UNAUDITED)

                                                          Three Months Ended                    Six Months Ended
                                                     ----------------------------          ----------------------------
                                                       June 30,          July 1,             June 30,          July 1,
                                                        2001             2000                 2001             2000
                                                     -----------      -----------          -----------      -----------
Net sales                                            $   137,758      $   149,888          $   243,780      $   269,679
Cost of sales                                            111,621          119,381              200,990          216,042
                                                      ----------       ----------            ---------       ----------
    Gross profit                                          26,137           30,507               42,790           53,637
Selling, general and administrative expenses              11,191           11,406               23,125           22,862
Other expense, net                                           258              233                  335              177
                                                      ----------       ----------            ---------       ----------
Income before interest and income taxes                   14,688           18,868               19,330           30,598
Interest expense                                           5,846            5,889               11,773           11,238
                                                      ----------       ----------            ---------       ----------
Income before income taxes                                 8,842           12,979                7,557           19,360
Provision for income taxes                                 3,448            5,470                2,947            8,160
                                                      ----------       ----------            ---------       ----------
           Net income                                 $    5,394       $    7,509            $   4,610       $   11,200
                                                      ==========       ==========            =========       ==========

         The accompanying notes are an integral part of the consolidated financial statements.

                               MMI PRODUCTS, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)
                                   (UNAUDITED)

                                                                        Six Months Ended
                                                                      ----------------------
                                                                      June 30,      July 1,
                                                                        2001          2000
                                                                      --------      --------
Net income                                                            $  4,610      $ 11,200
Adjustments to reconcile net income to net cash used in operating activities:
  Depreciation and amortization                                          6,969         6,373
  Deferred income taxes                                                   (386)          137
  Other                                                                    526          (288)
Changes in operating assets and liabilities:
  Increase in operating assets, net of liabilities                      (3,787)      (14,068)
  Other                                                                    215          (187)
                                                                      --------      --------
Net cash provided by operating activities                                8,147         3,167

Investing activities:
  Capital expenditures                                                  (2,482)       (3,059)
  Acquisitions                                                          (2,050)      (42,480)
  Other                                                                     50            66
                                                                      --------      --------
Net cash used in investing activities                                   (4,482)      (45,473)

Financing activities:
  Proceeds from (payment of) revolving credit facility, net             (1,923)       46,369
  Debt costs                                                               (71)         (265)
  Payment of capital leases                                               (942)         (967)
  Payment of other long-term debt                                         (333)         (332)
                                                                      --------      --------
Net cash provided by (used in) financing activities                     (3,269)       44,805

Net change in cash and cash equivalents                                    396         2,499
Cash and cash equivalents, beginning of period                           3,015         2,430
                                                                      --------      --------
Cash and cash equivalents, end of period                              $  3,411      $  4,929
                                                                      ========      ========

         The accompanying notes are an integral part of the consolidated financial statements.

                               MMI PRODUCTS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)

1.       BASIS OF PRESENTATION

         MMI Products, Inc. ("MMI") is a wholly owned subsidiary of Merchants Metals Holding Company ("MMHC"). MMI is a manufacturer and distributor of products used in the residential, commercial and infrastructure construction industries within the United States. The manufactured products in each of MMI's product lines are produced primarily from the same raw material, steel rod. MMI's customers include contractors, fence wholesalers, industrial manufacturers, highway construction contractors and fabricators of reinforcing bar. The accompanying unaudited financial statements have been prepared in accordance with accounting principles generally accepted in the United States for interim financial information and pursuant to the rules and regulations of the Securities and Exchange Commission. Accordingly, certain information and footnote disclosures normally included in annual financial statements prepared in accordance with accounting principles generally accepted in the United States have been omitted. These financial statements should be read in conjunction with MMI's annual financial statements for the fiscal year ended December 30, 2000 included in the Form 10-K filed with the Securities and Exchange Commission on March 5, 2001.

         In the opinion of management, the financial statements contain all adjustments, consisting only of normal recurring adjustments, considered necessary to present fairly the financial position of MMI as of June 30, 2001 and the results of its operations and its cash flows for the respective periods ended June 30, 2001 and July 1, 2000. Interim results for the six months ended June 30, 2001 are not necessarily indicative of results that may be expected for the fiscal year ending December 29, 2001.

2.       NEW ACCOUNTING STANDARDS

         In June 2001, The Financial Accounting Standards Board issued Statements of Financial Accounting Standards No. 141, Business Combinations, and No. 142, Goodwill and Other Intangible Assets, effective for fiscal years beginning after December 15, 2001. Under the new rules, goodwill and intangible assets deemed to have indefinite lives will no longer be amortized but will be subject to annual impairment tests in accordance with the Statements. Other intangibles assets will continue to be amortized over their useful lives.

         MMI will apply the new rules on accounting for goodwill and other intangible assets in the first quarter of 2002 beginning December 30, 2001. The impact of applying the provisions of the Statement has not yet been determined. The maximum possible increase to income before income taxes on an annual basis as a result of the nonamortization provision is approximately $2.3 million.

                               MMI PRODUCTS, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)
                                   (UNAUDITED)

3.       ACQUISITIONS

         On February 1, 2001, MMI purchased certain assets of Page Two, Inc. and Kewe 3, Inc. for cash of approximately $2 million, which was funded by the revolving credit facility. The assets primarily consist of a production line located in Bartonville, Illinois which applies an aluminum coating on strand wire. The acquisition was accounted for as a purchase. The excess purchase price over the preliminary estimate of the fair value of the assets acquired of $0.9 million is currently being amortized over 20 years.

4.       REVOLVING CREDIT FACILITY

         The classification of the revolving credit facility changed from long-term debt to current maturities in December 2000 as the maturity date is December 12, 2001. MMI is currently in negotiations with lenders to refinance or restructure the revolving credit facility into a long term debt instrument. While there is no assurance that it will be able to do so, management believes that it will be able to extend or replace the revolving facility at or prior to its maturity.

5.       INVENTORIES

         Inventories consisted of the following:


(In Thousands)                     JUNE 30, 2001
                                   (UNAUDITED)      DECEMBER 30, 2000
                                 ----------------   -----------------


Raw materials                    $         18,477   $         20,554
Work-in-process                               525                343
Finished goods                             58,746             62,531
                                 ----------------   ----------------
                                 $         77,748   $         83,428
                                 ================   ================

6.       SEGMENT REPORTING

         MMI has four operating units that are aggregated into two reportable segments: Fence Products and Concrete Construction Products. The fence products segment has two operating units that offer similar products and services. The concrete construction products segment has two operating units that offer complimentary products and services within the concrete construction industry: wire mesh products and concrete accessories.

         Summarized financial information concerning the reportable segments is shown in the following table. The corporate column for earnings before interest and income taxes represents amortization of intangibles and nonrecurring items. Corporate general and administrative expenses are allocated to the segments based upon proportional net sales.

                               MMI PRODUCTS, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)
                                   (UNAUDITED)

6.       SEGMENT REPORTING (CONTINUED)
         (In Thousands)


                                                                Three months ended June 30, 2001
                                                 ----------------------------------------------------------
                                                                  Concrete
                                                    Fence       Construction
                                                   Products       Products      Corporate         Total
                                                 ------------   ------------   ------------    ------------
External sales                                   $     73,515   $     64,243   $         --    $    137,758
Earnings before interest and income taxes               6,802          8,566           (680)         14,688
Interest expense                                           --             --          5,846           5,846
Income taxes                                               --             --          3,448           3,448
Net income                                              6,802          8,566         (9,974)          5,394
Depreciation and amortization                           1,141          1,648            680           3,469
EBITDA (1)                                              7,943         10,214             --          18,157



                                                         Three months ended July 1, 2000
                                                 ----------------------------------------------------------
                                                                  Concrete
                                                    Fence       Construction
                                                   Products       Products      Corporate         Total
                                                 ------------   ------------   ------------    ------------

External sales                                   $     79,911   $     69,977   $         --    $    149,888
Earnings before interest and income taxes               6,453         13,048           (633)         18,868
Interest expense                                           --             --          5,889           5,889
Income taxes                                               --             --          5,470           5,470
Net income                                              6,453         13,048        (11,992)          7,509
Depreciation and amortization                           1,058          1,747            633           3,438
EBITDA (1)                                              7,511         14,795             --          22,306



                                                                Six months ended June 30, 2001
                                                 ----------------------------------------------------------
                                                                  Concrete
                                                    Fence       Construction
                                                   Products       Products      Corporate         Total
                                                 ------------   ------------   ------------    ------------

External sales                                   $    125,702   $    118,078   $         --    $    243,780
Earnings before interest and income taxes               5,920         14,769         (1,359)         19,330
Interest expense                                           --             --         11,773          11,773
Income taxes                                               --             --          2,947           2,947
Net income                                              5,920         14,769        (16,079)          4,610
Depreciation and amortization                           2,245          3,365          1,359           6,969
EBITDA (1)                                              8,165         18,134             --          26,299
Segment Assets (2)                                    107,335        128,446         64,650         300,431

                               MMI PRODUCTS, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)
                                   (UNAUDITED)


6.       SEGMENT REPORTING (CONTINUED)

         (In Thousands)


                                                             Six months ended July 1, 2000
                                                 ----------------------------------------------------------
                                                                  Concrete
                                                     Fence      Construction
                                                   Products       Products      Corporate         Total
                                                 ------------   ------------   ------------    ------------

External sales                                   $    142,572   $    127,107   $         --    $    269,679
Earnings before interest and income taxes               9,312         22,414         (1,128)         30,598
Interest expense                                           --             --         11,238          11,238
Income taxes                                               --             --          8,160           8,160
Net income                                              9,312         22,414        (20,526)         11,200
Depreciation and amortization                           2,105          3,140          1,128           6,373
EBITDA (1)                                             11,417         25,554             --          36,971
Segment Assets (2)                                    123,056        128,583         63,335         314,974


(1) EBITDA is defined as the sum of income before interest expense, income taxes, depreciation, and amortization. EBITDA should not be considered in isolation from or as a substitute for net income or cash flow measures prepared in accordance with accounting principles generally accepted in the United States or as a measure of a Company's profitability or liquidity.

(2) Segment assets include accounts receivable, inventory and property, plant and equipment. Corporate assets include all other components of total consolidated assets.

7.       COMMITMENTS AND CONTINGENCIES

         MMI is involved in a number of legal actions arising in the ordinary course of business. MMI believes that the various asserted claims and litigation in which it is involved will not materially affect its financial position or future operating results, although no assurance can be given with respect to the ultimate outcome of any such claim or litigation.

8.       SUBSEQUENT EVENT

         On July 6, 2001, MMI issued $50 million of 13% senior subordinated notes due 2007 in a private offering. The net proceeds of approximately $48.5 million, after fees and expenses, were used to reduce its borrowings under the revolving credit facility. These notes are subject to an exchange and registration rights agreement that enables holders to exchange the notes for publicly registered 13% notes with substantially the same terms. Following the 13% note exchange offer, to the extent not prohibited by any applicable law or applicable interpretation of the staff of the United States Securities and Exchange Commission, MMI will use its reasonable efforts to extend to holders of 13% notes the opportunity to exchange on or before March 3, 2002 all or a portion of such notes, on a par-for-par basis, for newly issued 11.25% senior subordinated notes due 2007 plus a cash payment. The aggregate cash payment, if such exchange is consummated, is not expected to exceed $3.5 million.

================================================================================

No dealer, salesperson or other individual has been authorized to give any information or to make any representations not contained in this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any security other than the securities to which it relates, or any offer to sell or a solicitation of an offer to buy the securities in any jurisdiction where, or to any person to whom, it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has not been any change in the facts set forth in this Prospectus or in the affairs of the Company since the date hereof.


                                 ---------------

                                TABLE OF CONTENTS



                                                                            PAGE
                                                                            ----
Prospectus Summary....................................................        1
Risk Factors..........................................................       11
Forward-Looking Statements............................................       18
SEC Review............................................................       19
Where You Can Find More Information...................................       19
Market and Industry Data Sources......................................       19
Use of Proceeds.......................................................       20
Capitalization........................................................       20
Selected Financial Data...............................................       21
Management's Discussion and Analysis of
  Financial Condition and Results of Operations.......................       23
Business..............................................................       30
Management............................................................       43
Security Ownership of 5% Beneficial
  Owners and Management...............................................       47
Related Party Relationships and Transactions..........................       49
The Exchange Offer....................................................       50
Description of the Series B Notes.....................................       57
Description of Indebtedness...........................................       89
Material U.S. Federal Income Tax Considerations.......................       91
Plan of Distribution..................................................       97
Legal Matters.........................................................       97
Experts...............................................................       97


                                 ---------------


Until        , all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                                 ---------------

                                   [MMI LOGO]

                               MMI Products, Inc.

                             Offer to Exchange All
                                  Outstanding

                                  13% Series A
                               Senior Subordinated
                                 Notes due 2007

                                       for

                                  13% Series B
                               Senior Subordinated
                                 Notes due 2007






                                 ---------------


                                   PROSPECTUS


                                 ---------------








                                     , 2001

================================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The Company is incorporated under the laws of the State of Delaware.
Section 145 of the Delaware General Corporation Law permits a corporation to indemnify any of its directors or officers who was or is a party, or is threatened to be made a party, to any third party proceeding by reason of the fact that such person is or was a director or officer of the corporation, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reason to believe that such person's conduct was unlawful. In a derivative action, i.e., one by or in the right of a corporation, the corporation is permitted to indemnify directors and officers against expenses (including attorneys' fees) actually and reasonably incurred by them in connection with the defense or settlement of an action or suit if they acted in good faith and in a manner that they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant directors or officers are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

         Expenses, including attorneys' fees, incurred by any such person in defending any such action, suit or proceeding may be paid or reimbursed by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt by it of an undertaking of such person to repay such expenses if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation.

         Delaware law does not permit a corporation to indemnify persons against judgments in actions brought by or in the right of the corporation unless the Delaware Court of Chancery approves the indemnification.

         Article VIII of the Company's Restated Certificate of Incorporation (the "Restated Certificate") provides for the indemnification of directors, officers, employees and agents of the Company to the fullest extent permitted by the DGCL, as it currently exists or may hereafter be amended. In addition, the Restated Certificate provides that to the fullest extent permitted by the DGCL, as it currently exists or may hereafter be amended, no director of the Company will be liable to the Company or its stockholders for monetary damages arising from a breach of fiduciary duty owed to the Company.

         The foregoing statements are subject to the detailed provisions of
Section 145 of the DGCL and the Restated Certificate.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

         (a)      Exhibits:

         EXHIBIT NO.       DESCRIPTION

                  3.1 Restated Certificate of Incorporation of MMI Products, Inc. (1)

                  3.2      Amended and Restated By-laws of MMI Products, Inc.
                           (1)

                  4.1 Indenture dated as of April 16, 1997 between MMI Products, Inc. and U.S. Trust Company of Texas, N.A.
                           (1)

                  4.2 Indenture dated as of July 6, 2001 between MMI Products, Inc. and U.S. Trust Company of Texas, N.A.
                           (9)

                  5 Opinion of Weil, Gotshal & Manges LLP regarding legality of notes. (10)

                  10.1 Registration Rights Agreement dated as of April 16, 1997 between MMI Products, Inc. and Bear, Stearns & Co. Inc. (1)

                  10.2 Registration Rights Agreement dated as of February 12, 1999 between MMI Products, Inc. and Bear, Stearns & Co. Inc. (2)

                  10.3 Exchange and Registration Rights Agreement dated as of July 6, 2001 between MMI Products, Inc. and Bear, Stearns & Co. Inc. (9)

                  10.4 Loan and Security Agreement dated as of December 13, 1996 among MMI Products, Inc., Fleet Capital Corporation ("Fleet"), as a lender and collateral agent, and Transamerica Business Credit Corporation ("Transamerica"), as amended on April 15, 1997 and June 11, 1997. (1)

                  10.5 Third Amendment to the Amended and Restated Loan and Security Agreement dated as of February 18, 1998 among MMI Products, Inc., Fleet and Transamerica. (3)

                  10.6 Fourth Amendment to the Amended and Restated Loan and Security Agreement dated as of April 14, 1998 among MMI Products, Inc., Fleet and Transamerica. (3)

                  10.7 Fifth Amendment to the Amended and Restated Loan and Security Agreement dated as of October 6, 1998 among MMI Products, Inc., Fleet and Transamerica. (3)

                  10.8 Sixth Amendment to the Amended and Restated Loan and Security Agreement dated as of November 12, 1999 among MMI Products, Inc., Fleet and Transamerica. (3)

                  10.9 Seventh Amendment to the Amended and Restated Loan and Security Agreement dated as of February 3, 2000 among MMI Products, Inc., Fleet and Transamerica. (6)

                  10.10 Eighth Amendment to the Amended and Restated Loan and Security Agreement dated as of August 31, 2000 among MMI Products, Inc., Fleet and Transamerica. (3)

                  10.11 Ninth Amendment to the Amended and Restated Loan and Security Agreement dated March 1, 2001 among MMI Products, Inc., Fleet and Transamerica. (9)

                  10.12 Tenth Amendment to the Amended and Restated Loan and Security Agreement dated June 28, 2001 among MMI Products, Inc., MMI Management Services L.P. and Julius S. Burns. (9)

                  10.13 Employment Agreement dated as of January 1, 2001, by and among MMI Products Inc., MMI Management Services L.P. and Julius S. Burns. (3)

                  10.14 Employment Agreement dated as of October 16, 2000, by and among MMI Products Inc., MMI Management Services L.P. and Ronald R. Ross. (3)

                  10.15    Amendment to the MMI Products, Inc. Pension Plan. (7)

                  10.16 Amendment No. 4 to the MMI Products, Inc. Pension Plan. (5)

                  10.17 The MMI Products, Inc. 401(k) Savings Plan, as amended. (1)

                  10.18 Amended and Restated Indemnification Agreement dated as of March 31, 2001 among MMI Products, Inc., Merchants Metals Holding Company and Julius S. Burns.
                           (8)

                  10.19 Amended and Restated Indemnification Agreement dated as of March 31, 2001 among MMI Products, Inc., Merchants Metals Holding Company and Carl L. Blonkvist. (8)

                  10.20 Amended and Restated Indemnification Agreement dated as of March 31, 2001 among MMI Products, Inc., Merchants Metals Holding Company and Thomas F. McWilliams. (8)

                  10.21 Amended and Restated Indemnification Agreement dated as of March 31, 2001 among MMI Products, Inc., Merchants Metals Holding Company and James M. McCall.
                           (8)

                  10.22 Amended and Restated Indemnification Agreement dated as of March 31, 2001 among MMI Products, Inc., Merchants Metals Holding Company and Davy J. Wilkes.
                           (8)

                  10.23 Amended and Restated Indemnification Agreement dated as of March 31, 2001 among MMI Products, Inc., Merchants Metals Holding Company and Robert N. Tenczar. (8)

                  10.24 Indemnification Agreement dated as of March 31, 2001 among MMI Products, Inc., Merchants Metals Holding Company, and Stuyvesant Comfort. (8)

                  10.25 Indemnification Agreement dated as of March 31, 2001 among MMI Products, Inc., Merchants Metals Holding Company, and Gary A. Konke. (8)

                  10.26 Indemnification Agreement dated as of March 31, 2001 among MMI Products, Inc., Merchants Metals Holding Company, and Ronald R. Ross. (8)

                  10.27 Purchase Agreement dated as of April 11, 1997 between MMI Products, Inc. and Bear, Stearns & Co. Inc. (1)

                  10.28 Purchase Agreement dated as of June 28, 2001 between MMI Products, Inc. and Bear, Stearns & Co. Inc. (9)

                  10.29 Stock Repurchase Agreement dated as of November 12, 1999 between Merchants Metals Holding Company and Julius S. Burns. (7)

                  10.30 Amendment No. 1 to Stock Repurchase Agreement (November 12, 1999) dated as of January 1, 2001 between Merchants Metals Holding Company and Julius
                           S. Burns. (3)

                  10.31 Stock Repurchase Agreement dated as of November 12, 1999 between Merchants Metals Holding Company and Robert N. Tenczar. (7)

                  10.32 Stock Repurchase Agreement dated as of November 12, 1999 between Merchants Metals Holding Company and James M. McCall. (7)

                  10.33 Stock Repurchase Agreement dated as of November 12, 1999 between Merchants Metals Holding Company and Davy J. Wilkes. (7)

                  10.34 Stock Repurchase Agreement dated as of November 12, 1999 between Merchants Metals Holding Company and Carl Blonkvist. (7)

                  10.35 Stock Repurchase Agreement dated as of April 28, 2000 between Merchants Metals Holding Company and Julius
                           S. Burns. (3)

                  10.36 Amendment No. 1 to Stock Repurchase Agreement (April 28, 2000) dated as of January 1, 2001 between Merchants Metals Holding Company and Julius S. Burns.
                           (3)

                  10.37 Stock Repurchase Agreement dated as of April 28, 2000 between Merchants Metals Holding Company and James M. McCall. (3)

                  10.38 Stock Repurchase Agreement dated as of April 28, 2000 between Merchants Metals Holding Company and Robert
                           N. Tenczar. (3)

                  10.39 Asset Purchase Agreement by and between MMI Products, Inc. and Atlantic Steel Industries, Inc., dated as of June 10, 1996. (4)

                  10.40 Asset Purchase Agreement by and between MMI Products, Inc. and The Burke Group, L.L.C., dated as of December 12, 1997. (4)

                  10.41 Stock Purchase Agreement by and among Security Fence Supply Co., Inc., Henry F. Long, Jr. and Henry F. Long, III, dated as of October 6, 1998. (3)

                  10.42 Asset Purchase Agreement by and between MMI Products, Inc. and National Wholesale Fence, dated as of June 7, 1999. (7)

                  10.43 Stock Purchase Agreement among MMI Products, Inc., Hallett Wire Products Co., J. Wells McGiffert and other sellers signatory thereto. (6)

                  10.44 Purchase Agreement dated as of February 9, 1999 among MMI Products, Inc. and Bear, Stearns & Co. Inc. (5)

                  10.45 Separation Agreement dated as of April 16, 2001 between Ronald R. Ross and MMI Products, Inc. (10)

                  12 Statement regarding computation of earnings to fixed charges ratio. (10)

                  21       List of Subsidiaries. (10)

                  23.1     Consent of Weil, Gotshal & Manges LLP (Included in
                           Exhibit 5). (10)

                  23.2     Consent of Ernst & Young LLP. (11)

                  24       Power of Attorney. (10)


                  25       Statement of Eligibility of Trustee. (11)

                  99.1     Form of Letter of Transmittal. (10)

                  99.2     Form of Notice of Guaranteed Delivery. (10)

                  99.3     Form of Tender Instructions. (10)

         ---------------------

                           (1) Incorporated by reference to the Exhibits filed with MMI Products, Inc.'s Registration Statement on Form S-4 (Registration No. 333-29141)

                           (2) Incorporated by reference to the Exhibits filed with MMI Products, Inc.'s Registration Statement on Form S-4 (Registration No. 333-76971)

                           (3) Incorporated by reference to the Exhibits filed with MMI Products, Inc.'s From 10-K for 2000.

                           (4) Incorporated by reference to the Exhibits filed with MMI Products, Inc.'s Form 10-K for 1997.

                           (5) Incorporated by reference to the Exhibits filed with MMI Products, Inc.'s Form 10-K for 1998.

                           (6) Incorporated by reference to the Exhibits filed with MMI Products, Inc.'s Form 10-Q for the quarter ended April 1, 2000.

                           (7) Incorporated by reference to the Exhibits filed with MMI Products, Inc.'s Form 10-K for 1999.

                           (8) Incorporated by reference to the Exhibits filed with MMI Products, Inc.'s Form 10-Q/A for the quarter ended March 31, 2001.

                           (9) Incorporated by reference to the Exhibits filed with MMI Products, Inc.'s Form 10-Q for the quarter ended June 30, 2001.


                           (10) Incorporated by reference to the Exhibits filed with MMI Products, Inc.'s Registration Statement on Form S-4 (Registration No. 333-68254).

                           (11)     Filed herewith.


(b)      Financial Statement Schedule:

                 Schedule II - Valuation and Qualifying Accounts

                      Other schedules are omitted because of the absence of conditions under which they are required or because the required information is given in the financial statements or notes thereto.

ITEM 22. UNDERTAKINGS.

         The undersigned registrant hereby undertakes:


         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                  (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant, pursuant to the provisions described in Item 20, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that the claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         (5) To respond to requests for information that is incorporated by reference into the Prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed after the effective date of this Registration Statement through the date of responding to the request.

         (6) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this Registration Statement when it became effective.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all requirements for filing on Form S-4 and has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on October 23, 2001.


                                  MMI PRODUCTS, INC.

                                  By: /s/ Robert N. Tenczar
                                      ------------------------------------------
                                      Robert N. Tenczar
                                      Vice President and Chief Financial Officer






         PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.



       Signature                                         Title                                      Date
       ---------                                         -----                                      ----

*                                                President, Chief Executive Officer and
------------------------------------             Director (principal executive officer)       October 23, 2001
Julius S. Burns

/s/ Robert N. Tenczar                            Vice President and Chief Financial
------------------------------------             Officer (principal financial and
Robert N. Tenczar                                accounting officer)                          October 23, 2001

*
------------------------------------
Thomas F. McWilliams                             Director                                     October 23, 2001



------------------------------------
Carl L. Blonkvist                                Director                                     October 23, 2001

*
------------------------------------
Stuyvesant Comfort                               Director                                     October 23, 2001

*   /s/ Robert N. Tenczar                                                                     October 23, 2001
------------------------------------
        Robert N. Tenczar,
        as Attorney-in-Fact

                                                                     SCHEDULE II

                               MMI PRODUCTS, INC.
                        VALUATION AND QUALIFYING ACCOUNTS
                                 (IN THOUSANDS)



                                          Balance at   Charged to
                                         Beginning of   Costs and                       Balance at
                                           Period       Expenses        Deductions    End of Period
                                         ------------  ----------       ----------    -------------

Fiscal Year Ended December 30, 2000:
    Allowance for Doubtful Accounts       $    2,667   $    1,293       $    2,796(a)   $    1,164
    Reserve for damaged and slow-moving
    inventory                                    789         (394)(c)           --             395

Fiscal Year Ended January 1, 2000:
    Allowance for Doubtful Accounts       $    1,926   $    1,471       $      730(a)   $    2,667
    Reserve for damaged and slow-moving
    inventory                                    634          270              115(b)          789

Fiscal Year Ended January 2, 1999:
    Allowance for Doubtful Accounts       $    1,876   $      234       $      184(a)   $    1,926
    Reserve for damaged and slow-moving
    inventory                                    946          103              415(b)          634

(a)  Uncollectible accounts written off, net of recoveries.

(b)  Write off of inventory.

(c)  Reversal of reserves due to changes in estimates.

                                  EXHIBIT INDEX



        EXHIBIT
        NUMBER    DESCRIPTION
        -------   -----------

         3.1      Restated Certificate of Incorporation of MMI Products, Inc.
                  (1)

         3.2      Amended and Restated By-laws of MMI Products, Inc. (1)

         4.1      Indenture dated as of April 16, 1997 between MMI Products,
                  Inc. and U.S. Trust Company of Texas, N.A. (1)

         4.2      Indenture dated as of July 6, 2001 between MMI Products, Inc.
                  and U.S. Trust Company of Texas, N.A. (9)

         5 Opinion of Weil, Gotshal & Manges LLP regarding legality of notes. (10)

         10.1     Registration Rights Agreement dated as of April 16, 1997
                  between MMI Products, Inc. and Bear, Stearns & Co. Inc. (1)

         10.2     Registration Rights Agreement dated as of February 12, 1999 between MMI Products, Inc. and Bear, Stearns & Co. Inc. (2)

         10.3     Exchange and Registration Rights Agreement dated as of July 6,
                  2001 between MMI Products, Inc. and Bear, Stearns & Co. Inc.
                  (9)

         10.4 Loan and Security Agreement dated as of December 13, 1996 among MMI Products, Inc., Fleet Capital Corporation ("Fleet"), as a lender and collateral agent, and Transamerica Business
                  Credit Corporation ("Transamerica"), as amended on April 15,
                  1997 and June 11, 1997. (1)

         10.5     Third Amendment to the Amended and Restated Loan and Security
                  Agreement dated as of February 18, 1998 among MMI Products,
                  Inc., Fleet and Transamerica. (3)

         10.6     Fourth Amendment to the Amended and Restated Loan and Security
                  Agreement dated as of April 14, 1998 among MMI Products, Inc.,
                  Fleet and Transamerica. (3)

         10.7     Fifth Amendment to the Amended and Restated Loan and Security
                  Agreement dated as of October 6, 1998 among MMI Products,
                  Inc., Fleet and Transamerica. (3)

         10.8     Sixth Amendment to the Amended and Restated Loan and Security
                  Agreement dated as of November 12, 1999 among MMI Products,
                  Inc., Fleet and Transamerica. (3)

         10.9     Seventh Amendment to the Amended and Restated Loan and
                  Security Agreement dated as of February 3, 2000 among MMI
                  Products, Inc., Fleet and Transamerica. (6)

         10.10    Eighth Amendment to the Amended and Restated Loan and Security
                  Agreement dated as of August 31, 2000 among MMI Products,
                  Inc., Fleet and Transamerica. (3)

         10.11    Ninth Amendment to the Amended and Restated Loan and Security
                  Agreement dated March 1, 2001 among MMI Products, Inc., Fleet and Transamerica. (9)

         10.12    Tenth Amendment to the Amended and Restated Loan and Security
                  Agreement dated June 28, 2001 among MMI Products, Inc., MMI
                  Management Services L.P. and Julius S. Burns. (9)




         10.13 Employment Agreement dated as of January 1, 2001, by and among MMI Products Inc., MMI Management Services L.P. and Julius S.
                  Burns. (3)

         10.14 Employment Agreement dated as of October 16, 2000, by and among MMI Products Inc., MMI Management Services L.P. and
                  Ronald R. Ross. (3)

         10.15    Amendment to the MMI Products, Inc. Pension Plan. (7)

         10.16    Amendment No. 4 to the MMI Products, Inc. Pension Plan. (5)

         10.17    The MMI Products, Inc. 401(k) Savings Plan, as amended. (1)

         10.18    Amended and Restated Indemnification Agreement dated as of
                  March 31, 2001 among MMI Products, Inc., Merchants Metals
                  Holding Company and Julius S. Burns. (8)

         10.19    Amended and Restated Indemnification Agreement dated as of
                  March 31, 2001 among MMI Products, Inc., Merchants Metals
                  Holding Company and Carl L. Blonkvist. (8)

         10.20    Amended and Restated Indemnification Agreement dated as of
                  March 31, 2001 among MMI Products, Inc., Merchants Metals
                  Holding Company and Thomas F. McWilliams. (8)

         10.21    Amended and Restated Indemnification Agreement dated as of
                  March 31, 2001 among MMI Products, Inc., Merchants Metals
                  Holding Company and James M. McCall. (8)

         10.22    Amended and Restated Indemnification Agreement dated as of
                  March 31, 2001 among MMI Products, Inc., Merchants Metals
                  Holding Company and Davy J. Wilkes. (8)

         10.23    Amended and Restated Indemnification Agreement dated as of
                  March 31, 2001 among MMI Products, Inc., Merchants Metals
                  Holding Company and Robert N. Tenczar. (8)

         10.24    Indemnification Agreement dated as of March 31, 2001 among MMI
                  Products, Inc., Merchants Metals Holding Company, and
                  Stuyvesant Comfort. (8)

         10.25    Indemnification Agreement dated as of March 31, 2001 among MMI
                  Products, Inc., Merchants Metals Holding Company, and Gary A.
                  Konke. (8)

         10.26    Indemnification Agreement dated as of March 31, 2001 among MMI
                  Products, Inc., Merchants Metals Holding Company, and Ronald
                  R. Ross. (8)

         10.27    Purchase Agreement dated as of April 11, 1997 between MMI
                  Products, Inc. and Bear, Stearns & Co. Inc. (1)

         10.28    Purchase Agreement dated as of June 28, 2001 between MMI
                  Products, Inc. and Bear, Stearns & Co. Inc. (9)

         10.29    Stock Repurchase Agreement dated as of November 12, 1999
                  between Merchants Metals Holding Company and Julius S. Burns.
                  (7)

         10.30    Amendment No. 1 to Stock Repurchase Agreement (November 12,
                  1999) dated as of January 1, 2001 between Merchants Metals
                  Holding Company and Julius S. Burns. (3)

         10.31 Stock Repurchase Agreement dated as of November 12, 1999 between Merchants Metals Holding Company and Robert N.
                  Tenczar. (7)



         10.32    Stock Repurchase Agreement dated as of November 12, 1999
                  between Merchants Metals Holding Company and James M. McCall.
                  (7)

         10.33    Stock Repurchase Agreement dated as of November 12, 1999
                  between Merchants Metals Holding Company and Davy J. Wilkes.
                  (7)

         10.34    Stock Repurchase Agreement dated as of November 12, 1999
                  between Merchants Metals Holding Company and Carl Blonkvist.
                  (7)

         10.35    Stock Repurchase Agreement dated as of April 28, 2000 between
                  Merchants Metals Holding Company and Julius S. Burns. (3)

         10.36 Amendment No. 1 to Stock Repurchase Agreement (April 28, 2000) dated as of January 1, 2001 between Merchants Metals Holding
                  Company and Julius S. Burns. (3)

         10.37    Stock Repurchase Agreement dated as of April 28, 2000 between
                  Merchants Metals Holding Company and James M. McCall. (3)

         10.38    Stock Repurchase Agreement dated as of April 28, 2000 between
                  Merchants Metals Holding Company and Robert N. Tenczar. (3)

         10.39    Asset Purchase Agreement by and between MMI Products, Inc. and
                  Atlantic Steel Industries, Inc., dated as of June 10, 1996.
                  (4)

         10.40    Asset Purchase Agreement by and between MMI Products, Inc. and
                  The Burke Group, L.L.C., dated as of December 12, 1997. (4)

         10.41    Stock Purchase Agreement by and among Security Fence Supply
                  Co., Inc., Henry F. Long, Jr. and Henry F. Long, III, dated as of October 6, 1998. (3)

         10.42    Asset Purchase Agreement by and between MMI Products, Inc. and
                  National Wholesale Fence, dated as of June 7, 1999. (7)

         10.43    Stock Purchase Agreement among MMI Products, Inc., Hallett
                  Wire Products Co., J. Wells McGiffert and other sellers signatory thereto. (6)

         10.44    Purchase Agreement dated as of February 9, 1999 among MMI
                  Products, Inc. and Bear, Stearns & Co. Inc. (5)

         10.45    Separation Agreement dated as of April 16, 2001 between Ronald
                  R. Ross and MMI Products, Inc. (10)

         12 Statement regarding computation of earnings to fixed charges ratio. (10)

         21       List of Subsidiaries. (10)

         23.1     Consent of Weil, Gotshal & Manges LLP (Included in Exhibit 5).
                  (10)


         23.2     Consent of Ernst & Young LLP. (11)

         24       Power of Attorney. (10)


         25       Statement of Eligibility of Trustee. (11)

         99.1     Form of Letter of Transmittal. (10)

         99.2     Form of Notice of Guaranteed Delivery. (10)

         99.3     Form of Tender Instructions. (10)

         -----------------

                  (1) Incorporated by reference to the Exhibits filed with MMI Products, Inc.'s Registration Statement on Form S-4 (Registration No. 333-29141)

                  (2) Incorporated by reference to the Exhibits filed with MMI Products, Inc.'s Registration Statement on Form S-4 (Registration No. 333-76971)

                  (3) Incorporated by reference to the Exhibits filed with MMI Products, Inc.'s From 10-K for 2000.

                  (4) Incorporated by reference to the Exhibits filed with MMI Products, Inc.'s Form 10-K for 1997.

                  (5) Incorporated by reference to the Exhibits filed with MMI Products, Inc.'s Form 10-K for 1998.

                  (6) Incorporated by reference to the Exhibits filed with MMI Products, Inc.'s Form 10-Q for the quarter ended April 1, 2000.

                  (7) Incorporated by reference to the Exhibits filed with MMI Products, Inc.'s Form 10-K for 1999.

                  (8) Incorporated by reference to the Exhibits filed with MMI Products, Inc.'s Form 10-Q/A for the quarter ended March 31, 2001.

                  (9) Incorporated by reference to the Exhibits filed with MMI Products, Inc.'s Form 10-Q for the quarter ended June 30, 2001.


                  (10) Incorporated by reference to the Exhibits filed with MMI Products, Inc.'s Registration Statement on Form S-4 (Registration No. 333-68254).

                  (11)     Filed herewith.